Exhibit 10.2

CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

FIRST AMENDMENT TO FUNDING AGREEMENT

This FIRST AMENDMENT TO FUNDING AGREEMENT (this “Amendment”), dated as of June 27, 2025 is made and entered into by and among (i) HEDGEWIG FUNDING I LP, a Cayman Islands exempted limited partnership formed under the laws of the Cayman Islands (as successor to LSI Financing Fund, LP, a Cayman exempted limited partnership formed under the laws of the Cayman Islands (as successor to LSI Financing 1 Designated Activity Company, a designated activity company limited by shares duly incorporated under the laws of Ireland)), and CPPIB CREDIT EUROPE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and organized under the Laws of the Grand Duchy of Luxembourg, as purchasers (each in such capacity, together with its permitted successors and assigns in such capacity, a “Purchaser” and collectively, the “Purchasers”), (ii) BRIDGEBIO PHARMA, INC., a Delaware corporation (“BridgeBio”) (iii) EIDOS THERAPEUTICS, INC., a Delaware corporation (“Eidos”), (iv) BRIDGEBIO EUROPE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with office address at Weerdestijn 97, 1083 GG Amsterdam, the Netherlands, registered with the Commercial Register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82337527 (“BridgeBio Netherlands”), (v) BRIDGEBIO INTERNATIONAL GMBH, a Swiss limited liability company (“BridgeBio Swiss”), (vi) any Specified Seller Affiliate (as defined in the Funding Agreement) that becomes a Guarantor (as defined in the Funding Agreement) under the Funding Agreement, (vii) each other Specified Seller Affiliate (as defined in the Funding Agreement) that becomes a party to the Funding Agreement on or after the date thereof (each such Specified Seller Affiliate, together with BridgeBio, Eidos, BridgeBio Netherlands, BridgeBio Swiss and any Guarantors, each a “Seller Party” and collectively, the “Seller Parties”), and (viii) ALTER DOMUS (US) LLC, in its capacity as collateral agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

WHEREAS, the Purchasers, the Seller Parties and the Collateral Agent have heretofore entered into that certain Funding Agreement, dated as of January 17, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from to time to time prior to the date hereof, the “Funding Agreement”; and the Funding Agreement as amended by this Amendment, the “Amended Funding Agreement”);

WHEREAS, the parties hereto wish to make certain amendments to the Funding Agreement as set forth herein; and

WHEREAS, the Collateral Agent (acting at the direction of the Purchasers) and the Purchasers are willing, on the terms and subject to the conditions set forth below, to consent to the amendments to the Funding Agreement set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Funding Agreement, the parties hereto agree as follows:

Section 1.
Definitions. All capitalized terms used but not otherwise defined herein (including, without limitation, in the preamble and recitals hereto) are used as defined in the Amended Funding Agreement.

Section 2.
Amendments to the Funding Agreement. As of the First Amendment Effective Date (as defined below):
2.1.
the Funding Agreement (but not Exhibit A thereto or the Disclosure Schedule) is hereby amended to delete or move the stricken text (indicated textually in the same manner as the following examples: ~~stricken text~~ or ~~moved text~~), as applicable, and to add or move the double underlined text (indicated textually in the same manner as the following examples: added text or moved text), as applicable, as set forth in the pages of the Funding Agreement attached as Exhibit A hereto; and
2.2.
the Funding Agreement is hereby amended to add a new Exhibit B (Acceptable Intercreditor Agreement) thereto in the form attached as Exhibit B hereto.
Section 3.
Conditions Precedent. The effectiveness of this Amendment shall be subject to the prior or concurrent satisfaction or waiver of each of the following conditions precedent (the date on which such conditions are satisfied or waived, the “First Amendment Effective Date”):
3.1.
The Purchasers, the Seller Parties and the Collateral Agent shall have duly executed and delivered counterparts of this Amendment to each of the parties hereto.
3.2.
The Seller Parties shall have delivered to the Purchasers and the Collateral Agent:
3.2.1
a duly executed copy of the First Amendment Fee Letter, which shall be in full force and effect and in form and substance satisfactory to the Purchasers in their sole discretion;
3.2.2
a duly executed copy of the European Royalty Monetization Intercreditor Agreement, which shall be in full force and effect and in form and substance satisfactory to the Purchasers in their sole discretion;
3.2.3
duly executed copies of the European Royalty Monetization Agreement and each other Transaction Document (as defined in the European Royalty Monetization Agreement) executed in connection therewith, which shall be in form and substance satisfactory to the Purchasers in their sole discretion;
3.2.4
a legal opinion from Latham and Watkins LLP, as counsel to the Seller Parties, in form and substance satisfactory to the Purchasers in their sole discretion;
3.2.5
copies of all Material Licenses and all amendments, supplements and other modifications of such Material Licenses as of and through the First Amendment Effective Date to the extent not previously delivered in accordance with the terms of the Funding Agreement; and
3.2.6
a duly executed certificate of any officer of the Lead Seller certifying as to satisfaction of the conditions set forth in Section 3.3 through Section 3.6 below.
3.3.
Each of the representations and warranties of the Seller Parties contained in Section 4 hereof shall be true and correct in all respects on and as of the First Amendment Effective Date.
3.4.
No event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect or a Put Option Event.

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3.5.
There shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by the Transaction Documents.
3.6.
There shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by the Transaction Documents or (ii) seeking to obtain material damages in connection with the transactions contemplated by the Transaction Documents.
3.7.
All fees and payments due and payable by the Seller Parties under the Transaction Documents as of the First Amendment Effective Date shall have been paid, including (i) all Reimbursable Expenses incurred through the First Amendment Effective Date to the extent invoiced within one (1) Business Day thereof shall have been paid and (ii) all fees and payments set forth in the First Amendment Fee Letter that are due and payable on the First Amendment Effective Date shall have been paid.
Section 4.
Representations and Warranties. Each Seller Party hereby represents and warrants to the Purchasers and the Collateral Agent as follows:
4.1.
This Amendment has been duly executed and delivered by each Seller Party and constitutes the valid and legally binding obligation of such Seller Party, enforceable in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).
4.2.
The representations and warranties contained in the Amended Funding Agreement and in each other Transaction Document, certificate or other writing delivered to the Collateral Agent or any Purchaser pursuant thereto on or prior to the date hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties are true and correct in all respects subject to such qualification) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties are true and correct in all respects subject to such qualification) on and as of such earlier date.
4.3.
No event or events have occurred, or are reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect or a Put Option Event.
Section 5.
Miscellaneous.
5.1.
Transaction Document. This Amendment is a Transaction Document and all references to a “Transaction Document” in the Funding Agreement and the other Transaction Documents shall be deemed to include this Amendment.
5.2.
References to the Funding Agreement. Upon the effectiveness of this Amendment, each reference in the Funding Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Amended Funding Agreement, and each reference in the other Transaction Documents or in any other document, instrument or agreement executed and/or delivered in

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connection with the Funding Agreement to “Funding Agreement”, “thereunder”, “thereof” or words of like import referring to the Funding Agreement shall mean and be a reference to the Amended Funding Agreement.
5.3.
Reaffirmation of Obligations. Each Seller Party hereby (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) reaffirms all of its obligations under the Transaction Documents to which it is a party and acknowledges and agrees that all of its obligations under the Transaction Documents to which it is a party remain in full force and effect on a continuous basis, and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any of such Seller Party’s obligations under the Transaction Documents to which it is a party and do not constitute a novation of such obligations.
5.4.
Reaffirmation of Security Interests. Each Seller Party hereby (a) affirms that each of the Liens granted, and each of the guaranties made, in or pursuant to the Transaction Documents are valid and subsisting, (b) acknowledges and agrees that the grants of security interests by and the guaranties of the Guarantors contained in the Funding Agreement and the other Transaction Documents are, and shall remain, in full force and effect after giving effect to this Amendment, and (c) acknowledges and agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens or security interests granted, or any of the guaranties made, in or pursuant to the Transaction Documents.
5.5.
No Other Changes. Except as specifically amended by this Amendment, the Funding Agreement, the other Transaction Documents and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
5.6.
No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Purchaser under the Funding Agreement, any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.
5.7.
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
5.8.
Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed. For the purposes of this Section 5.8, “electronic signature” shall be construed so as to include the electronic signature of each witness, if any, of an electronic signature used to execute this Amendment. The words “execution”, “execute”, “signed”, “signature” and words of like import in this Amendment or in or related to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Required Purchasers, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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5.9.
Collateral Agent Direction. The Purchasers party hereto, which constitute all current Purchasers under the Funding Agreement, hereby direct the Collateral Agent to execute this Amendment and any other documents or agreements to be executed in connection herewith (including, without limitation, the documents as set forth in Sections 3 of this Amendment and Section 7.16 in the Amended Funding Agreement).

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BRIDGEBIO PHARMA, INC., as a Seller Party

By:	/s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

EIDOS THERAPEUTICS, INC., as a Seller Party

By:	/s/ Neil Kumar
Name: Neil Kumar
Title: Chief Executive Officer

BRIDGEBIO INTERNATIONAL GMBH, as a Seller Party

By:	/s/ Sebastian Waldmeier
Name: Sebastian Waldmeier
Title: President of the Management

BRIDGEBIO EUROPE B.V., as a Seller Party

By:	/s/ Sebastian Waldmeier
Name: Sebastian Waldmeier
Title: Managing Director

[First Amendment to Funding Agreement]

HEDGEWIG FUNDING I LP,
as a Purchaser By: HEDGEWIG FUNDING I GP LTD, its General Partner
By:	/s/ Robert O’Dolan
Name: Robert O’Dolan
Title: Director

CPPIB CREDIT EUROPE S.À R.L.
as a Purchaser

By:	/s/ Robert-Jan Bertina
Name: Robert-Jan Bertina
Title: Manager

By:	/s/ Simon Maire
Name: Simon Maire
Title: Manager

[First Amendment to Funding Agreement]

ALTER DOMUS (US) LLC
as Collateral Agent
By:	/s/ Pinju Chiu
Name: Pinju Chiu
Title: Associate Counsel

[First Amendment to Funding Agreement]

EXHIBIT A

(see attached)

Exhibit A to Exhibit 10.2

CONFORMED FUNDING AGREEMENT

FUNDING AGREEMENT

This FUNDING AGREEMENT (this “Agreement”), dated as of January 17, 2024 (the “Effective Date”), is made and entered into by and among (i) HEDGEWIG FUNDING I LP, a Cayman Islands exempted limited partnership formed under the laws of the Cayman Islands (as successor to LSI FINANCING FUND, LP, a Cayman exempted limited partnership formed under the laws of the Cayman Islands (as successor to LSI FINANCING 1 DESIGNATED ACTIVITY COMPANY, a designated activity company limited by shares duly incorporated under the laws of Ireland)) (“LSI”) and CPPIB CREDIT EUROPE S.À R.L., a private limited liability company (société à responsabilité limitée) incorporated and organized under the Laws of the Grand Duchy of Luxembourg (“CPPIB”), as purchasers (each in such capacity, together with its permitted successors and assigns in such capacity, a “Purchaser” and collectively, the “Purchasers”), (ii) BRIDGEBIO PHARMA, INC., a Delaware corporation (“BridgeBio”) (iii) EIDOS THERAPEUTICS, INC., a Delaware corporation ( “Eidos”), (iv) BRIDGEBIO EUROPE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its corporate seat (statutaire zetel) in Amsterdam, the Netherlands, with office address at Weerdestijn 97, 1083 GG Amsterdam, the Netherlands, registered with the Commercial Register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82337527 (“BridgeBio Netherlands”), (v) BRIDGEBIO INTERNATIONAL GMBH, a Swiss limited liability company (“BridgeBio Swiss”), (vi) any Specified Seller Affiliate (as defined below) that becomes a Guarantor hereunder, (vii) each other Specified Seller Affiliate (as defined below) that becomes a party hereto on or after the date hereof (each such Specified Seller Affiliate, together with BridgeBio, Eidos, BridgeBio Netherlands, BridgeBio Swiss and any Guarantors, each a “Seller Party” and collectively, the “Seller Parties”), and (viii) ALTER DOMUS (US) LLC, in its capacity as collateral agent for the Purchasers (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Seller Parties are in the business of, among other things, developing and commercializing certain therapeutic products, including the Product (as defined below);

WHEREAS, the Seller Parties are owners or licensees in respect of, or are or will otherwise be involved in the Commercialization of, the Product Assets (as defined below); and

WHEREAS, the Purchasers desire to purchase the Purchased Royalty Interest (as defined below) and receive the Royalty Interest Payments (as defined below) from the Seller Parties, and the Seller Parties desire to sell the Purchased Royalty Interest and make the Royalty Interest Payments to the Purchasers, in each case on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller Parties and the Purchasers hereby agree as follows:

Article I.
DEFINITIONS

Section 1.01 Definitions. The following terms, as used herein, shall have the following meanings:

“10 Non-Bank Rule” means the rule that the aggregate number of Purchasers under this Agreement which are not Qualifying Banks must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“20 Non-Bank Rule” means the rule that the aggregate number of creditors (including the Purchasers), other than Qualifying Banks, of a Swiss Seller Party under all its outstanding debts relevant for classification as debenture (Kassenobligation) must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“2025 Milestone” means the achievement of Annual Net Sales in the Territory for the Calendar Year 2025 greater than [***].

“2026 Milestone” means the achievement of Annual Net Sales in the Territory for the Calendar Year 2026 greater than [***].

“2027 Notes” means the 2.50% Convertible Senior Notes due 2027 issued by BridgeBio under the 2027 Notes Indenture.

“2027 Notes Indenture” means that certain Indenture, dated as of March 9, 2020, by and between the BridgeBio and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified and in effect on the Effective Date and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“2029 Notes” means the 2.25% Convertible Senior Notes due 2029 issued by BridgeBio under the 2029 Notes Indenture.

“2029 Notes Indenture” means that certain Indenture, dated as of January 28, 2021, by and between BridgeBio and U.S. Bank National Association, as trustee, as amended, restated, supplemented or otherwise modified and in effect on the Effective Date and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Account Charge” means, with respect to any cash and cash equivalents of a Seller Party maintained in a jurisdiction other than the United States and constituting proceeds of Net Sales or Product Assets received by any Seller Party, an agreement, in form and substance reasonably satisfactory to Collateral Agent (or the Intercreditor Agent (Swiss), as applicable) and the

Required Purchasers, executed and delivered by the applicable Seller Party and Collateral Agent (or the Intercreditor Agent (Swiss), as applicable) that creates in favor of the Collateral Agent (or the Intercreditor Agent (Swiss), as applicable) for the benefit of the Secured Parties, a valid, perfected first priority security interest (subject to any exceptions permitted in the Security Documents) in such cash and cash equivalents; provided that any Account Charge with respect to cash and cash equivalents of any Seller Party that is not a Seller Party on the Effective Date but that becomes a Seller Party (and satisfies the New Seller Party Requirements) shall not be subject to any Corporate Benefit Limitations.

“Accelerated Payment Amount” means, with respect to each applicable Calendar Quarter, a fixed amount of [***].

“Accelerated Payment Trigger Date” means the first date, following a [***] Entry, upon which reported annualized Net Sales (as defined in the Bayer License Agreement as in effect on the First Amendment Effective Date) of the Licensed Products (as defined in the Bayer License Agreement as in effect on the First Amendment Effective Date) in the Licensed Territory (as defined in the Bayer License Agreement as in effect on the First Amendment Effective Date) in a Calendar Year are less than [***], as determined in the manner set forth in Section 8.4(c) of the Bayer License Agreement as in effect on the First Amendment Effective Date.

“Acceptable Intercreditor Agreement” means an intercreditor agreement (i) in the form attached hereto as Exhibit B or (ii) otherwise satisfactory to the Collateral Agent and the Required Purchasers in their sole discretion.

“Affiliate” means with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) [***] or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof; or (b) the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise. For purposes hereof, any Person shall be deemed to control a partnership, limited liability company, association or other business entity if such Person, directly or indirectly through one or more intermediaries, shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity. For all purposes in this Agreement and any other Transaction Document (i) all references to “Affiliate” herein shall mean an Affiliate of any Seller Party unless otherwise specified, (ii) any reference to an Affiliate of LSI shall include any Person that is controlled or managed by Blue Owl Credit or where Blue Owl Credit has a direct or indirect majority economic interest therein and (iii) any reference to an Affiliate of CPPIB shall include any Person that is controlled or managed by Canada Pension Plan Investment Board or where Canada Pension Plan Investment Board has a direct or indirect majority economic interest therein. Notwithstanding anything herein to the contrary, in no event shall the Collateral Agent or any Purchaser or any of their Affiliates be considered an “Affiliate” of the Seller Parties.

“Affiliated Assignee” means any Purchaser, any Affiliate of any Purchaser and any Related Fund.

“Agent Indemnified Parties” has the meaning set forth in Section 8.01.

“Agreement” has the meaning set forth in the preamble.

“Alexion” means Alexion Pharma International Operations Unlimited Company.

“Alexion License” means that certain License Agreement, dated as of September 9, 2019, between Alexion and Eidos, as amended from time to time (solely to the extent such amendment or modification is made in accordance with Section 7.06(a)).

“ANDA” means an abbreviated new drug application pursuant to 21 U.S.C. § 355(j) and all amendments and supplements thereof, and other equivalents of any other jurisdictions outside of the United States.

“Annual Net Sales” means, as of any date of determination, Net Sales for the most recently ended Calendar Year.

“Anti-Terrorism Laws” means any laws and regulations relating to money laundering or terrorist financing enacted in the United States or any other jurisdictions in which the Seller Parties operate, including, without limitation, (a) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (b) the Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311 – 5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951 – 1959) and (c) the USA PATRIOT Act.

“Applicable Percentage” means, as of any date of determination with respect to any Royalty Interest Payment, a percentage equal to:

(a) prior to the Funding Date: Zero Percent (0%); and

(b) on and after the Funding Date: Five Percent (5%), subject to the below adjustments, if any:

(i) Failure to Achieve One or More Milestones:

A. If the Seller Parties fail to achieve the 2025 Milestone, then for Calendar Year 2026 and, except as specified in subclause C. below, during the remaining Royalty Interest Payment Term, the Applicable Percentage will be adjusted to [***].

B. If the Seller Parties achieve the 2025 Milestone, but fails to achieve the 2026 Milestone, then for Calendar Year 2027 and during the remaining Royalty Interest Payment Term, the Applicable Percentage will be adjusted to [***].

C. If the Seller Parties fail to achieve the 2025 Milestone and subsequently fails to achieve the 2026 Milestone, then for Calendar Year 2027 and during the remaining Royalty Interest Payment Term, the Applicable Percentage will be adjusted to Ten Percent (10%).

(ii) For Clarity Only: [***]

(iii) If Section 7.03(c) applies in respect of Swiss Withholding Tax: the Applicable Percentage will be adjusted to the rate as calculated pursuant to Section 7.03(c).

“Audited Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

“Automatic Put Option Trigger” has the meaning set forth in Section 7.13(a).

“Automatic Put Payment” has the meaning set forth in Section 7.13(b).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Laws” means collectively, bankruptcy, examinership, insolvency, reorganization, receivership, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws of the United States, including the Bankruptcy Code, or other applicable jurisdictions from time to time in effect affecting the enforcement of creditors’ rights generally.

“Bayer License Agreement” means that certain Exclusive License Agreement, entered into as of March 1, 2024, between Eidos, BridgeBio Swiss, and BridgeBio Netherlands and Bayer Consumer Care AG (“Bayer”), as in effect on the First Amendment Effective Date and as amended from time to time (solely to the extent such amendment or modification is made in accordance with Section 7.06(a)).

“Beneficiary” means the Collateral Agent, each Purchaser and each Indemnified Party.

“Blocked Person” means any Person (a) that is identified on the Specially Designated Nationals and Blocked Persons List or Foreign Sanctions Evaders List maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); (b) that resides in, is organized under the laws of, or has a place of business in a Sanctioned Country; (c) that is 50% or more owned or otherwise controlled by, or that is acting for or on behalf of, Persons described in clause (a) or (b) above; and (d) with whom a U.S. person is prohibited from any transactions or dealings pursuant to Sanctions.

“Blue Owl Credit” means Blue Owl Credit Advisors LLC, together with its affiliated advisors on behalf of its and their managed funds and accounts.

“Boxed Warning” means labeling requirements, as may be required by the FDA as set forth in 21 C.F.R. § 201.57(c)(1).

“BridgeBio” has the meaning set forth in the preamble.

“BridgeBio Netherlands” has the meaning set forth in the preamble.

“BridgeBio Subsidiary” means a Subsidiary (without giving effect to the second sentence of the definition of “Subsidiary”) of BridgeBio.

“BridgeBio Swiss” has the meaning set forth in the preamble.

“Business Day” means any day other than (a) a Saturday or Sunday; or (b) a day on which banking institutions located in New York, Ireland or Luxembourg are permitted or required by applicable law or regulation to remain closed.

“Buy-Out Notice” has the meaning set forth in Section 7.12.

“Buy-Out Payment” means, as of any date of determination, a payment in an amount equal to (x) the Cap Amount minus (y) the aggregate amount of all Royalty Interest Payments and any Accelerated Payment Amounts previously irrevocably paid to Purchasers at such time.

“Calendar Quarter” means a period of three (3) consecutive months ending at midnight, New York time on the last day of March, June, September, or December, respectively.

“Calendar Year” means a period of twelve (12) consecutive months commencing on January 1 and ending on December 31 of the applicable year.

“Cap Amount” means the maximum amount of Royalty Interest Payments, together with any Accelerated Payment Amounts, that the Purchasers may, in the aggregate, receive hereunder, which amount shall be equal to Nine Hundred Fifty Million Dollars ($950,000,000) (i.e., One Hundred and Ninety Percent (190%) of the Investment Amount); provided that, [***].

“Change of Control” means any of the following occurrences:

(a) a transaction or series of related transactions pursuant to which, or as a result of which, any Person or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of more than [***]% on a fully diluted basis of the voting and/or economic interest in the securities or capital stock of BridgeBio or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of BridgeBio;

(b) (i) any sale, out-licensing or other transfer of all or substantially all of the business, assets or rights in and to the Product ~~or~~, (ii) any other form of divestment of all or substantially all of the rights in and to the Product~~;~~ or (iii) any out-licensing to the extent such arrangement provides any Third Party a license (or a covenant not to sue or similar grant of rights) to Exploit the Product within the United States (other than such licenses described in clauses (y)(vii)(B), (C) and (D) of the definition of “Permitted License” herein);

(c) any “change of control” or “fundamental change” or similar event shall occur under, and as defined in or set forth in, the documents evidencing or governing the capital stock of any Seller Party or any of its Subsidiaries or any Material Indebtedness of any Seller Party or any of its Subsidiaries, in each case, to the extent any repayment or payment obligation could result from the occurrence of such event; or

(d) BridgeBio ceases to be the direct or indirect beneficial owner of [***]% of the issued and outstanding voting securities or capital stock of any other Seller Party.

“Clinical Trial” means a clinical trial intended to support a Regulatory Approval or Commercialization of the Product.

“Clinical Updates” means (a) a summary of any material updates with respect to any Clinical Trials, (b) written plans to start new Clinical Trials, and (c) investigator brochures for a Product.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” has the meaning set forth in the preamble.

“Collateral Agent Fee Letter” means that certain fee letter by and among the Collateral Agent and the Seller Parties, dated as of the Effective Date, as amended from time to time.

“Collateral Documents (Dutch)” means a Dutch law governed security agreement over present or future Intellectual Property Rights, movable assets and any receivables, and all other instruments, documents and agreements governed by the laws of the Netherlands and delivered by any Seller Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to the Collateral Agent, for the benefit of Secured Parties, a Lien on any Collateral of such Seller Party as security for the Obligations, in each case, as such Collateral Documents (Dutch) may be amended or otherwise modified from time to time.

“Collateral Documents (Swiss)” means (i) the quota pledge agreement by and among BridgeBio Europe B.V., the Intercreditor Agent (Swiss) and the other secured parties, (ii) the bank account pledge agreement by and among BridgeBio Swiss, Intercreditor Agent (Swiss) and the other secured parties (and any related Control Agreement) (iii) the intellectual property rights pledge agreement by and among BridgeBio Swiss, Intercreditor Agent (Swiss) and the other secured parties, (iv) the receivables security assignment agreement by and among BridgeBio Swiss and Intercreditor Agent (Swiss) (acting also for the benefit of the secured parties) and (v) all other instruments, documents and agreements governed by the laws of Switzerland and delivered by any

Seller Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to Intercreditor Agent (Swiss) (or the Collateral Agent, as applicable), for the benefit of Secured Parties (and/or, if so required by Swiss law, to the Secured Parties directly) a Lien on any real, personal or mixed property, other than movable assets (Fahrnis), of such Seller Party as security for the Obligations, in each case, as such Collateral Documents (Swiss) may be amended or otherwise modified from time to time.

“Commercial Updates” means a written summary of material updates with respect to each Seller Party’s, its Affiliates’ and any Licensee’s sales and marketing activities with respect to the Product (including, without limitation, details on units of Product sold and net price per unit in each jurisdiction, details as to the number of units of Product held as inventory available for sale in each jurisdiction, and the achievement of any development, sales, regulatory or other milestone event set forth in each Material Out-License) and, if material, commercial manufacturing matters with respect to the Product.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, use, selling and securing of reimbursement of a product (including using, importing, selling and offering for sale of such product), and shall include post-Regulatory Approval studies, post-launch marketing, promoting, detailing, marketing research, distributing, customer service, or transporting a product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. For clarity, “Commercialization” excludes Development and Manufacturing activities.

“Commercially Reasonable Efforts” means with respect to the efforts to be expended by the Seller Parties and their Affiliates with respect to any objective, such reasonable and diligent efforts to accomplish such objective as a commercial stage biopharmaceutical enterprise of similar size and resources to BridgeBio, would normally use to accomplish a similar objective under similar circumstances. It is understood and agreed that with respect to the Exploitation of the Product in the Territory, by the Seller Parties and their Affiliates, upon Regulatory Approval of such Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by a commercial stage biopharmaceutical enterprise of similar size and resources to BridgeBio, for such company’s primary and top priority products. “Commercially Reasonable Efforts” shall be determined without regard to any payments owed by the Seller Parties to the Purchasers under this Agreement.

“Competing Product” means, with respect to the Product, any other pharmaceutical product (in any form, presentation, dose or formulation, whether used as a single agent or in combination with other therapeutically active agents) that BridgeBio or any BridgeBio Subsidiary or Affiliates has rights to (other than the Product) that is approved for one or more indications or intended uses that is the same as, or overlaps in any substantial respect with, one or more indications or intended uses of the Product.

“Confidential Information” has the meaning set forth in Section 9.01.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Collateral Agent (or the Intercreditor Agent (Swiss), as applicable) and the Required Purchasers, executed and delivered by the applicable Seller Party, Collateral Agent (or the Intercreditor Agent (Swiss), as applicable), and the applicable securities intermediary (with respect to a Securities Account as defined under the UCC) or bank (with respect to a Deposit Account as defined under the UCC).

“Corporate Benefit Limitations” means, with respect to any obligations of any Foreign Subsidiary that becomes a Seller Party after the Effective Date, or the grant or perfection of any Lien by any Foreign Subsidiary that becomes a Seller Party after the Effective Date, any limitations on such obligations or such grant or perfection imposed pursuant to requirements of law as reasonably determined by the Required Purchasers (other than limitations that do not impair the rights and remedies of the Beneficiaries more than analogous restrictions imposed under the laws of the United States as reasonably determined by the Required Purchasers).

“CPPIB” has the meaning set forth in the preamble.

“Credit Facility Agent” means Blue Owl Capital Corporation, in its capacities as administrative agent and collateral agent under the Senior Credit Facility, together with its successors and assigns in such capacities, including for the avoidance of doubt, the administrative agent and collateral agent under any other Senior Credit Facility.

“Data Protection Laws” means applicable requirements of law concerning the protection, privacy or security of Personal Information (including any applicable laws of jurisdictions where the Personal Information was collected or otherwise processed) and other applicable consumer protection laws, and all regulations promulgated thereunder, including but not limited to, and to the extent applicable, HIPAA, the European Union and United Kingdom General Data Protection Regulation (and all laws implementing or supplementing it, including the United Kingdom’s Data Protection Act of 2018), Switzerland’s revised Federal Data Protection Act, the California Consumer Privacy Act (as amended), and Section 5 of the Federal Trade Commission Act.

“Data Protection Terms” has the meaning set forth in Section 4.20.

“Designated Account” means any deposit or securities account of a Seller Party that is (a) designated in writing to the Collateral Agent and (b) within [***] of formation or acquisition thereof, subject to a “shifting control” or “springing control” Control Agreement or Account Charge and no funds or cash has been transferred or deposited into such account prior to the delivery of such Control Agreement or Account Charge.

“Development” means all activities relating to discovery, research, development, creation and prosecution of Intellectual Property Rights, pre-clinical and clinical testing, toxicology, pharmacology test method development and stability testing, process development, formulation development, quality assurance and quality control development, statistical analysis, conducting clinical trials, regulatory affairs, and obtaining and maintaining Regulatory Approval. When used as a verb, “Develop” shall mean to engage in Development. For clarity, “Development” excludes Commercialization and Manufacturing activities.

“Disclosing Party” has the meaning set forth in Section 9.01.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the Effective Date, delivered to the Purchasers by the Seller Parties concurrently with the execution of this Agreement.

“Disqualified Person” means (a) any of those Persons who are bona fide competitors of any Seller Party that are identified by the Lead Seller in writing to the Purchasers prior to the Effective Date, which list of bona fide competitors of the Seller Parties may be updated by the Lead Seller on a quarterly basis by sending such updated list to the Collateral Agent and the Purchasers; provided that any such updates shall not take effect until [***] after the updated Disqualified Person list is received by the Collateral Agent and the Purchasers, or (b) any of those banks, financial institutions and other Persons separately identified by the Lead Seller in writing to the Purchasers prior to the Effective Date (and, in each case, such specified entities’ Affiliates that are reasonably identifiable as Affiliates solely on the basis of their name; provided that the Collateral Agent and Purchasers shall have no obligation to carry out due diligence in order to identify such Affiliates). A list of the Disqualified Persons shall be provided by the Lead Seller to a Purchaser upon its request, including in connection with an assignment or participation hereunder; provided that, any Person that is a Purchaser and subsequently becomes a Disqualified Person (but was not a Disqualified Person at the time it became a Purchaser) will be deemed to not be a Disqualified Person hereunder.

“Distributor” means any Third Party that purchases Product in finished form from any Seller Party, any Affiliate or any Licensee and distributes such Product directly to customers, but does not develop or manufacture such Product and does not make any royalty, profit-share, or other payment to any Seller Party, any Affiliate or any Licensee, other than payment for the purchase of Product for resale.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary organized under the law of the United States of America, any state thereof or the District of Columbia.

“Effective Date” has the meaning set forth in the preamble.

“Enforcement Event” means an action under applicable law taken by the Credit Facility Agent or any lender under any Senior Credit Facility to:

(a) foreclose, execute, levy, or collect on, take possession or control of (other than for purposes of perfection), sell or otherwise realize upon (judicially or nonjudicially), or lease, license, or otherwise dispose of (whether publicly or privately), Collateral, or otherwise exercise or enforce remedial rights with respect to Collateral under any Senior Credit Facility (including by way of setoff, recoupment, notification of a public or private sale or other disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(b) solicit bids from third Persons to conduct the liquidation or disposition of Collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling Collateral,

(c) to receive a transfer of Collateral in satisfaction of Indebtedness or any other obligation secured thereby,

(d) to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the Collateral at law, in equity, or pursuant to any Senior Credit Facility (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising Collateral), or

(e) to effect the disposition of Collateral by any obligor in respect of any Senior Credit Facility after the occurrence and during the continuation of an event of default under any Senior Credit Facility;

provided that, “Enforcement Event” shall not include (i) any waiver, consent, amendment or other modification of any Senior Credit Facility (or any other Loan Document (as defined in any Senior Credit Facility) so long as such Loan Document does not involve or otherwise relate to the Collateral) or (ii) the payment of any fee or consideration in connection with such waiver, consent, amendment or modification.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.

“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Erroneous Payment” has the meaning set forth in Section 11.09(a).

“European Royalty Monetization Agreement” means that certain Royalty Interest Purchase and Sale Agreement, dated as of June 27, 2025, by and among Eidos, BridgeBio, Acoramidis Royalty SPV, LP and LSI Financing Fund, LP, as the Purchasers, and Acoramidis Royalty SPV, LP, as the Purchaser Representative, as in effect on the First Amendment Effective Date and as amended from time to time in accordance with the terms thereof and the terms of the European Royalty Monetization Intercreditor Agreement.

“European Royalty Monetization Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of June 27, 2025, by and among Alter Domus (US) LLC, as the Senior Intercreditor Agent and Acoramidis Royalty SPV, LP, as the European Royalty Agent, and acknowledged and agreed by the Seller Parties, as in effect on the First Amendment Effective Date and as amended from time to time in accordance with the terms thereof and the terms hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Purchaser or required to be withheld or deducted from a payment to a Purchaser, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Purchaser being organized under the laws of or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser pursuant to a law in effect on the date on which such Purchaser becomes a Purchaser under this Agreement or such Purchaser changes its funding office, except in each case to the extent that, pursuant to Section 7.03(b), amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its funding office, (c) Taxes attributable to such Purchaser’s failure to comply with Section 3.01(c), Section 7.03(f) or Section 12.03, and (d) any withholding Taxes imposed under FATCA. Notwithstanding anything to the contrary in this Agreement, Excluded Taxes with respect to a Purchaser shall not include any Taxes required to be withheld from a payment by the Seller Parties to such Purchaser pursuant to this Agreement resulting from any action taken solely by the Seller Parties after the date of this Agreement.

“Existing Patents” has the meaning set forth in Section 4.09(b).

“Exploitation” means Development, Manufacture and/or Commercialization. When used as a verb, “Exploit” shall mean to engage in Exploitation.

“FATCA” means Sections 1471 through 1474 of the US Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the US Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Entities and implementing such Sections of the US Code.

“FCPA” has the meaning set forth in Section 4.14.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDA Laws” means all applicable statutes, rules, regulations, and orders and requirements of law administered, implemented, enforced or issued by FDA or any comparable Governmental Entity.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Collateral Agent by three major banks of recognized standing (as selected by the Collateral Agent) on such day on such transactions as determined by the Collateral Agent.

“Federal Healthcare Programs” means the Medicare, Medicaid and TRICARE programs and any other state or federal health care program, as defined in 42 U.S.C. § 1320a-7b(f).

“Fee Letter” means that certain Fee Letter Agreement by and among the Purchasers and the Seller Parties, dated as of the Effective Date, as amended from time to time.

“Financial Statements” means, collectively:

(i) (a) as of the Effective Date, the audited consolidated balance sheets of BridgeBio as of December 31, 2022 and 2021 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows for the years then ended, and (b) as of the Funding Date, the financial statements referred to in clause (a) and each audited consolidated balance sheet of BridgeBio, and each related consolidated statement of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows, for each year ended after December 31, 2022 and at least ninety (90) days prior to the Funding Date (clauses (a) and (b), collectively, the “Audited Financial Statements”); and

(ii) (x) as of the Effective Date, the unaudited consolidated balance sheets of BridgeBio as of March 31, 2023, June 30, 2023 and September 30, 2023 and the related consolidated statements of operations, comprehensive loss, and stockholders’ equity (deficit) and cash flows for the three (3) month periods then ended, and (y) as of the Funding Date, the financial statements referred to in clause (x) and each unaudited consolidated balance sheet of BridgeBio, and each related consolidated statement of operations, comprehensive loss, and stockholders’ equity (deficit) and cash flows, for each three (3) month period ended after September 30, 2023 and at least forty five (45) days prior to the Funding Date (clauses (x) and (y), collectively, the “Interim Financial Statements”).

“First Amendment Agreement” means that certain First Amendment to Funding Agreement, by and among the Collateral Agent, the Purchasers and the Seller Parties, dated as of June 27, 2025.

“First Amendment Fee Letter” means that certain First Amendment Fee Letter by and among the Purchasers and the Seller Parties, dated as of June 27, 2025, as amended from time to time in accordance with its terms.

“First Amendment Effective Date” has the meaning provided for in the First Amendment Agreement.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” has the meaning set forth in Section 3.02(a).

“Funding Trigger Date” means the date on which the FDA approves a first NDA for the Product; provided (i) that the approved labeling for the Product does not include a Boxed Warning and (ii) the FDA has not required a REMS for such Product in the United States.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied.

“[***] Entry” means the sale of a [***] in any country of [***].

“Generic Equivalent” means any pharmaceutical product that receives approval for Commercialization pursuant to an ANDA.

“Governmental Entity” means any (a) nation, principality, republic, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or other entity and any court, arbitrator or other tribunal); (d) multi-national organization or body; or (e) individual, body or other entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Guarantors” means each Person which guarantees, pursuant to Article XIII or otherwise, all or any part of the Obligations.

“Guaranty” means, with respect to any Guarantor, either (a) the guaranty set forth in Article XIII hereof, or (b) each other guaranty in form and substance satisfactory to the Collateral Agent and each Purchaser in their sole discretion.

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of September 22, 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren

Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner vom April 1999), circular letter No. 34 of July 26, 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011), circular letter No. 15 of October 3, 2017 (1-015-DVS-2017) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss stamp taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 3. Oktober 2017), circular letter No. 46 of July 24, 2019 (1-046-VS-2019) in relation to syndicated credit facilities (Kreisschreiben Nr. 46 betreffend steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom 24. Juli 2019) and circular letter No. 47 of July 25, 2019 (1-047-V-2019) in relation to bonds (Kreisschreiben Nr. 47 betreffend Obligationen vom 25. Juli 2019), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.

“Health Care Program Laws” means collectively, (a) federal Medicare or federal or state Medicaid statutes, (b) Sections 1128, 1128A, 1128B, and 1128G, of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, and 1320a-7h), (c) the federal TRICARE statute (10 U.S.C. § 1071 et seq.), (d) the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), (e) criminal false claims statutes (e.g., 18 U.S.C. §§ 286, 287 and 1001), (f) the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), (g) criminal fraud provisions under HIPAA, (h) any other requirements of law that directly or indirectly govern Federal Healthcare Programs; and (i) each as amended and the regulations promulgated thereunder.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and all regulations promulgated thereunder.

“IND” means an investigational new drug application, Clinical Trial application, Clinical Trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to initiate human clinical testing of a pharmaceutical product in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. § 312, as well as all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Indebtedness” means, with respect to any Person, (a) any indebtedness of such Person for borrowed money, (b) any obligation of such Person evidenced by a note, bond, debenture or similar instrument, (c) any guarantee by such Person of any of the foregoing, and (d) any indebtedness of others (including, without limitation, the indebtedness and obligations of the type listed in the foregoing clause (a) through (b)) that is guaranteed by, or secured by assets of, such Person.

“Indemnified Liabilities” means, collectively, any and all Losses suffered by any Indemnified Party, without duplication of any of the foregoing or any other indemnified liabilities suffered by any Indemnified Party under any Senior Credit Facility or otherwise:

(A) to the extent arising out of, in connection with or resulting from (i) the execution or delivery of this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Seller Party, or any Environmental Liability related in any way to any Seller Party; (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Seller Party, and regardless of whether any Indemnified Party is a party thereto; (iv) any breach of any of the representations or warranties (in each case, when made) of the Seller Parties in this Agreement and the other Transaction Documents, (v) any breach of any of the covenants or agreements of the Seller Parties in this Agreement and the other Transaction Documents or (vi) any fraud, gross negligence or willful misconduct by the Seller Parties or their Affiliates in connection with this Agreement and the other Transaction Documents; or

(B) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (including any Seller Party), whether or not any Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses incurred by any of the Indemnified Parties in enforcing the indemnity provided in Article VIII, whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted in writing against any Indemnified Party, in any manner relating to or arising out of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including (i) the Purchasers’ agreement to purchase the Purchased Royalty Interest and pay the Investment Amount, (ii) the use or intended use of the proceeds of the Investment Amount, or (iii) any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Guaranty)).

“Indemnified Parties” has the meaning set forth in Section 8.01.

“Indemnified Tax” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any Royalty Interest Payment made by the Seller Parties and (b) to the extent not otherwise described in clause (a), Other Taxes. For the avoidance of doubt, any Tax required to be withheld from a payment by the Seller Parties to Purchaser pursuant to this Agreement resulting from any action taken solely by the Seller Parties after the date of this Agreement shall be an Indemnified Tax.

“Insolvency Event” means:

(1) (A) (i) a court of competent jurisdiction shall enter a decree or order for relief in respect of any Seller Party or any Subsidiary in an involuntary case under any Bankruptcy Law, which decree or order is not stayed, withdrawn or discharged; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Seller Party or any Subsidiary under any Bankruptcy Law; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, manager, administrator, liquidator, sequestrator, trustee, custodian or other officer or like Person having similar powers over any Seller Party or any Subsidiary, or over all or a substantial part of any Seller Party’s or any Subsidiary’s property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, manager, administrator, trustee or other custodian of any Seller Party or any Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Seller Party or any Subsidiary, and any such event described in this clause (ii) shall continue for [***] without having been stayed, withdrawn, dismissed or discharged; or (B) (i) any Seller Party or any Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under any Bankruptcy Law, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, manager, administrator, trustee or other custodian for all or a substantial part of its property; or any Seller Party or any Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Seller Party or any Subsidiary shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or (C) any Seller Party or any Subsidiary shall be insolvent as defined in any Bankruptcy Law, including in the fraudulent conveyance or fraudulent transfer statutes of the State of Delaware or other applicable jurisdiction of organization; (D) any Seller Party or any Subsidiary makes or commences a general assignment for the benefit of creditors; or (E) the board of directors (or similar governing body) of any Seller Party or any Subsidiary shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this definition; or

(2) any “insolvency event” or “bankruptcy event” or similar event shall occur under, and as defined in or set forth in, the documents evidencing or governing any Material Indebtedness of any Seller Party or any Subsidiary, in each case, to the extent any repayment or payment obligation could result from the occurrence of such event.

“Intellectual Property Rights” means any and all of the following as they exist at any time (a) Patents; (b) registered and unregistered trademarks, service marks, trade names, trade dress,

logos, packaging design, slogans and Internet domain names, and registrations and applications for registration of any of the foregoing; (c) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; (d) Know-How; and (e) any and all other intellectual property rights and/or proprietary rights, whether or not patentable, specifically relating to any of the foregoing.

“Intellectual Property Updates” means an updated list of the Patents, registered trademarks, Internet domain names, and any other registrations and applications for registration constituting Product IP, which identifies any new Patents, registered trademarks, Internet domain names, and any other registrations and applications for registration constituting Product IP issued or filed, amended or supplemented, or any abandonments or other termination of prosecution and any other material information or developments with respect to the Product IP.

“Intercompany License” means any intercompany license with respect to or related to the Product, Product IP or any other Product Asset by and among any Seller Party, any Subsidiary of the Seller Party and any Affiliates of any Seller Party. For the avoidance of doubt, (i) the Swiss Intercompany License is an Intercompany License and (ii) in the event that a Subsidiary or Affiliate of a Seller Party (which Subsidiary or Affiliate is not already itself a Seller Party) is to become a party to any Intercompany License, the provisions of Section 7.11(i) shall apply.

“Intercreditor Agent (Swiss)” has the meaning set forth in the Intercreditor Agreement.

“Intercreditor Agreement” means ~~(a) that certain~~any Acceptable Intercreditor Agreement~~, dated as of the Effective Date, by and between the Collateral Agent and the~~ entered into in connection with a Senior Credit Facility ~~Agent, and acknowledged and agreed to by the Seller Parties and the other grantors referred to therein~~, as amended~~, restated, amended and restated, supplemented or otherwise modified~~  from time to time in accordance with its terms ~~and/or (b) any other intercreditor agreement entered into pursuant to clause (ii) of the definition “Senior Credit Facility.”~~.

“Interim Financial Statements” has the meaning set forth in the definition of “Financial Statements”.

“Investment Amount” means an amount equal to Five Hundred Million Dollars ($500,000,000).

“Joinder Deadline” means, with respect to any Affiliate that becomes a Specified Seller Affiliate after the Effective Date, (a) for any Affiliate that is organized under the law of the United States of America, any state thereof or the District of Columbia, [***] after the date that such Affiliate becomes a Specified Seller Affiliate and (b) for any other Affiliate, [***] after the date that such Affiliate becomes a Specified Seller Affiliate, in each case, as such dates may be extended by the Required Purchasers in their sole discretion.

“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

“Know-How” means any and all non-public, proprietary or confidential information, know-how and trade secrets, including processes, formulae, methods, models and techniques, rights in research in progress, algorithms, data, databases, data collections, and the results of experimentation and testing, including relating to chemical and biological materials (any compounds, DNA, RNA, clones, vectors, cells and any expression product, progeny, derivatives or improvements thereto), and samples.

“Knowledge” or “knowledge of the Seller Parties” means the actual knowledge, after due inquiry, of the individuals listed on Schedule 1.01(a) of the Disclosure Schedule (and any replacement of such individual in identical position or having substantially similar responsibility).

“Late Fee” has the meaning specified in Section 7.03(a).

“Lead Seller” means BridgeBio Swiss.

“Licensee” means a Third Party (other than a Distributor in its capacity as a Distributor) to whom any Related Party (including, for clarity, another Licensee) has granted a license or sublicense to Develop or Commercialize the Product in the Territory.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien, license or sublicense or charge of any kind (including any agreement to give any of the foregoing), whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature thereof and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loss” means any and all damages, losses, claims, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of counsel.

“Manufacturing” means manufacturing, production, formulating, processing, filling, finishing, quality control, quality assurance, stability testing, packaging, labeling, shipping, importing, storage and similar activities with respect to a product (and components thereof or therefor), and regulatory compliance with respect to the foregoing. “Manufacture” shall mean to engage in Manufacturing. For clarity, “Manufacturing” excludes Commercialization and Development activities.

“Market Capitalization” means, as of any date of determination, an amount equal to (a) the average of the daily volume weighted average price of BridgeBio’s common stock as reported for each of the five (5) trading days preceding such date of determination (it being understood that a “trading day” shall mean a day on which shares of BridgeBio’s common stock trade on the NASDAQ (or, if the primary listing of such common stock is on the New York Stock Exchange, on the New York Stock Exchange) in an ordinary trading session) multiplied by (b) the total number of issued and outstanding shares of BridgeBio’s common stock that are issued and outstanding on the date of the determination and listed on the NASDAQ (or the New York Stock Exchange, as applicable), subject to appropriate adjustment for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

“Material Adverse Effect” means a material adverse effect on (i) the Purchased Royalty Interest (including the value thereof and the timing, amount and duration of Royalty Interest Payments), (ii) the Development or Commercialization of the Product, (iii) any of the Product IP or any Regulatory Approvals for the Product in the United States, the United Kingdom, France, Germany, Spain and Italy (including the timing of any Regulatory Approval of the Product within those territories), (iv) the legality, validity, binding effect, or enforceability against the Seller Parties of the Transaction Documents, (v) the ability of the Seller Parties (taken as a whole) to fully and timely perform their obligations under the Transaction Documents, (vi) the rights or remedies of the Purchasers under the Transaction Documents, or (vii) the business operations, properties, assets, condition (financial or otherwise), or liabilities of the Seller Parties and the Subsidiaries taken as a whole. For the avoidance of doubt, any developments with respect to [***] shall not be considered for the determination of “Material Adverse Effect”.

“Material Indebtedness” means Indebtedness or obligations in an aggregate principal amount (or in the case of any Royalty Monetization Transaction, the investment amount, the put or call price or other amount that would become due and payable upon acceleration or exercise of put option or other similar events) exceeding $[***]. For the avoidance of doubt, “Material Indebtedness” includes the Senior Credit Facility.

“Material In-License” means, any (a) exclusive in-license agreement or (b) non-exclusive in-license agreement, settlement agreement or other agreement or arrangement, pursuant to which a Seller Party or any of its Affiliates obtains an in-license or a covenant not to sue or similar grant of rights under any Intellectual Property Rights owned or controlled by a Third Party that are necessary or material for the Exploitation of the Product, in each case of clauses (a) and (b), between a Seller Party (or its Affiliate), on the one hand, and any Third Party, on the other hand. For the avoidance of doubt, (i) the Stanford License is a Material In-License and (ii) in the event that an Affiliate of a Seller Party (which Affiliate is not already itself a Seller Party) is to become a party to any Material In-License, the provisions of Section 7.11(i) shall apply.

“Material License” means any Intercompany License, Material In-License or Material Out-License.

“Material Out-License” means, any (a) exclusive out-license agreement or (b) non-exclusive out-license agreement, settlement agreement or other agreement or arrangement, pursuant to which a Seller Party or any of their respective Affiliates grants an out-license or a covenant not to sue or similar grant of rights under any Product IP (except any non-exclusive agreement or arrangement that grants only non-exclusive rights solely for the purpose of enabling a subcontractor or a service provider to Develop, Manufacture or Commercialize any product for or on behalf of a Seller Party or its Affiliate), in each case of clauses (a) and (b), between a Seller Party (or its Affiliate), on the one hand, and any Third Party, on the other hand. For the avoidance of doubt, (i) the Alexion License is a Material Out-License ~~and~~, (ii) the Bayer License Agreement is a Material Out-License and (iii) in the event that an Affiliate of a Seller Party (which Affiliate is not already itself a Seller Party) is to become a party to any Material Out-License, the provisions of Section 7.11(i) shall apply.

“Material Regulatory Liabilities” means (i) any liabilities arising from the violation of FDA Laws, Public Health Laws, Health Care Program Laws, and other applicable comparable requirements of law, or the terms, conditions of or requirements applicable to any Registrations (including costs of actions required under applicable requirements of law, including FDA Laws and Health Care Program Laws, or necessary to remedy any violation of any terms or conditions applicable to any Registrations), including, but not limited to, withdrawal of approval, recall, revocation, suspension, import detention and seizure of any Product, and (ii) any loss of recurring annual revenues as a result of any loss, suspension or limitation of any Registrations, which, in each case of the foregoing clauses (i) and (ii), (a) exceed $[***] individually or in the aggregate, or (b) results in a Material Adverse Effect.

“MFN Put Option Event” means any acceleration event, put option event or similar event in any [***] entered into by BridgeBio and/or any BridgeBio Subsidiary that occurs, or is triggered upon, [***] of BridgeBio and/or any BridgeBio Subsidiary (without regard to any required notice or lapse of time), and that (A) is more favorable to [***] or (B) is an additional acceleration event, put option event or similar event for which there is no corresponding Put Option Event in this Agreement.

“NDA” means new drug application submitted pursuant to the requirements of the FDA pursuant to 21 C.F.R. Part 314 to obtain Regulatory Approval for a product in the United States.

“Net Sales” means, for any period of determination, the amount billed, invoiced or otherwise recorded for sales of the Product or a Competing Product by the Seller Parties, their respective Affiliates or any Licensee (or its Affiliates) (each, a “Product Selling Party”) from the sale of the Product or a Competing Product to Persons that are unaffiliated with such Product Selling Party in the Territory in that period, reduced by the following, in each case, without duplication and solely to the extent actually incurred or accrued in accordance with GAAP consistently applied, and not reimbursed by any such Person: [***]

provided, however, that in no event shall the foregoing reductions result in Net Sales of a Product or Competing Product, as applicable, being less than reported GAAP revenue of such Product or Competing Product, as applicable.

[***].

All of the foregoing elements of Net Sales calculations will be determined on an accrual basis in accordance with GAAP consistently applied in accordance with the accounting practices of the applicable Product Selling Party.

With respect to sales of a Product or a Competing Product invoiced in Dollars, Net Sales shall be determined in Dollars. With respect to sales of a Product or a Competing Product invoiced in a currency other than Dollars, Net Sales shall be determined by converting the currencies at which the sales are made into Dollars, at rates of exchange determined in a manner consistent with the Product Selling Party’s method for calculating rates of exchange in the preparation of its annual financial statements in accordance with GAAP consistently applied.

If a Product Selling Party effects a sale, disposition, or transfer of a Product or a Competing Product to a Person other than on customary commercial terms or for non-monetary consideration, the Net Sales of such Product or a Competing Product to such Person shall be deemed to be “the fair market value” of such Product or Competing Product. For purposes of the foregoing, “fair market value” means the value that would have been derived had such Product or Competing Product been sold as a separate product to another customer on customary commercial terms. Net Sales will not include (i) any arms’ length sale among Related Parties unless the Related Party is the end user of the Product or Competing Product, (ii) any sale for use of the Product or Competing Product in clinical or non-clinical Development activities, or (iii) disposal or transfer of the Product or Competing Product for a bona fide charitable purpose, compassionate use or samples.

If the Product or Competing Product is sold or provided as part of a Combination Product, Net Sales of such Combination Product for the purpose of determining the payments due to the Purchasers pursuant to this Agreement will be the greater of: (x) [***], and (y) an amount equal to (i) the actual Net Sales of such Combination Product as determined in the first paragraph of the definition of “Net Sales”, multiplied by the fraction A/(A+B) where A is the gross selling price of the Product or Competing Product, as applicable, when supplied or priced separately in such jurisdiction, and B is the gross selling price of the Additional Active Ingredient when supplied or priced separately in such jurisdiction, in each case, during the relevant period, or (ii) if the gross selling price of the Product or Competing Product, as applicable, when supplied or priced separately in such jurisdiction in finished form (i.e., without the Additional Active Ingredient) can be determined but the gross selling price of the Additional Active Ingredient in the applicable jurisdiction cannot be determined, the actual Net Sales of the Combination Product in the applicable jurisdiction multiplied by the fraction A / C where A is the gross selling price of the Product or Competing Product, as applicable, when supplied or priced separately in such jurisdiction during the relevant period and C is the gross selling price of the Combination Product in the applicable jurisdiction, or (iii) if such separate sales are not made in the applicable jurisdiction, the actual Net Sales of the Combination Product in such country multiplied by a fraction fairly and reasonably reflecting the relative value contributed by the Product or Competing Product, as applicable (without the Additional Active Ingredient), to the total value of the Combination Product as determined by the parties in good faith. As used in this section, (i) [***] and (ii) “Combination Product” means a product comprising: (i) the Product or Competing Product, as applicable; and (ii) at least one other active ingredient which, if administered or used independently of the Product or Competing Product, as applicable, would have a therapeutic effect (“Additional Active Ingredient”); provided, however, that no Generic Equivalent to the Product or Competing Product, as applicable, shall be considered an Additional Active Ingredient. For clarity, the calculations above shall be made without regard to the pharmaceutical dosage of the Product or Competing Product, as applicable, in the Combination Product and pharmaceutical dosage form vehicles, delivery devices, adjuvants and excipients shall be deemed not to be “active ingredients”.

“Obligations” means all obligations and liabilities of every nature of the Seller Parties now or hereafter existing under or arising out of or in connection with this Agreement and any other

Transaction Document, whether for damages, principal, interest, reimbursement of fees, expenses (including all Reimbursable Expenses), indemnities or otherwise (including without limitation interest, fees and other amounts that, but for the filing of a petition under Bankruptcy Laws with respect to any Seller Party, would accrue on such obligations, whether or not a claim is allowed against such Seller Party for such interest, fees and other amounts in the related proceeding under Bankruptcy Laws), whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from the Purchasers as a preference, fraudulent transfer or otherwise.

“Other Connection Taxes” means, with respect to any Purchaser, Taxes imposed as a result of a present or former connection between such Purchaser and the jurisdiction imposing such Tax (other than connections arising from such Purchaser having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in this Agreement).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment and without duplication of any such Taxes that are included in “Reimbursable Expenses”.

“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

“Perfection Certificate” means (a) that certain Perfection Certificate dated as of the Effective Date and/or (b) a certificate in form reasonably satisfactory to the Required Purchasers that provides information with respect to the assets of the Seller Parties and their Subsidiaries.

“Permitted Acquisition” means (a) to the extent any Senior Credit Facility is then-existing, has the meaning set forth therein and (b) if no Senior Credit Facility is then-existing, means any acquisition.

“Permitted Convertible Indebtedness” means (x) Indebtedness of BridgeBio in respect of the 2027 Notes and 2029 Notes and (y) other Indebtedness of BridgeBio that is convertible based on a fixed conversion rate (subject to customary anti-dilution adjustments, “make-whole”

increases and other customary changes thereto) into shares of common stock of BridgeBio or other securities or property following a merger event or other change of the common stock of BridgeBio, cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such common stock or such other securities); provided that (a) at the time such Indebtedness is incurred, no Put Option Event or event that given the passage of time or notice would result in a Put Option Event has occurred and is continuing or would occur as a result of such incurrence, (b) all necessary corporate, company, shareholder or similar actions shall be taken and consents obtained in connection with the issuance of such Indebtedness, (c) the issuance of such Indebtedness shall be consummated in compliance with all applicable requirements of law, and (d) the documentation evidencing such Indebtedness shall have been delivered to Purchasers and shall be subject to customary terms for similar convertible transactions in the public markets (as determined by BridgeBio in good faith), including all of the following terms: (i) it shall be (and shall remain at all times) unsecured, (ii) it shall not have any negative covenants (other than customary covenants limiting disposition, mergers and consolidations), (iii) it shall have no restrictions on BridgeBio’s ability to grant liens securing the Obligations, (iv) it shall not prohibit the incurrence of the Obligations, (v) it is not guaranteed by any Seller Party or any of its Subsidiaries, and (vi) any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of BridgeBio (or any BridgeBio Subsidiary) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least [***] (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least [***]% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision.

“Permitted Indebtedness” means:

(a) the Obligations;

(b) Indebtedness under one or more Senior Credit Facilities in an aggregate amount outstanding (for all Senior Credit Facilities taken together) not to exceed the Senior Debt Cap;

(c) Indebtedness of any Seller Party or BridgeBio Subsidiaries owing to another Seller Party or BridgeBio Subsidiary; provided that such Indebtedness is unsecured and in the case of any such Indebtedness of a Seller Party, the parties thereto are party to a subordination agreement pursuant to which such Indebtedness is subordinated to the Obligations owed to the Beneficiaries hereunder in form and substance reasonably acceptable to the Required Purchasers in their sole discretion;

(d) Indebtedness incurred by the Seller Parties or any Subsidiary arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Seller Parties or such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or asset disposition, in each case, by such Seller Parties or such Subsidiary; provided that in the case of any disposition of Product Assets, such disposition is permitted by Section 7.11(a)(iv);

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within [***] of incurrence;

(h) Indebtedness outstanding on the Effective Date and described on Schedule 4.11 of the Disclosure Schedule, and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(i) Indebtedness with respect to purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition) in an aggregate amount outstanding not to exceed $[***] at any time, and together with the aggregate outstanding amount of Indebtedness described in clause (k) below, $[***]; provided that any such Indebtedness shall be secured only by the assets subject to such purchase money Indebtedness or by the asset acquired in connection with the incurrence of such Indebtedness;

(j) guaranties with respect to Indebtedness of any Seller Party or any of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness; provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such guaranty shall be subordinated to the Obligations on terms at least as favorable to the Secured Parties as those contained in the subordination of such Indebtedness;

(k) Indebtedness of a Person whose assets or capital stock are acquired by a Seller Party or any Subsidiary in a Permitted Acquisition in an aggregate amount outstanding not to exceed, together with the aggregate outstanding amount of Indebtedness described in clause (i) above, $[***]; provided that such Indebtedness (i) is purchase money Indebtedness or a mortgage financing with respect to a facility, (ii) was in existence prior to the date of such Permitted Acquisition and (iii) was not incurred in connection with, or in contemplation of, such Permitted Acquisition;

(l) (x) Permitted Convertible Indebtedness in an aggregate outstanding principal amount not to exceed at any time, the greater of (A) $[***] and (B) [***]% of BridgeBio’s Market Capitalization (determined as of the date of pricing of any such Permitted Convertible Indebtedness) and (y) any Permitted Refinancing Indebtedness in respect thereof;

(m) to the extent constituting Indebtedness, any Permitted Royalty Monetization Transaction;

(n) Indebtedness of any Seller Party or any Subsidiary in respect of (i) treasury depository, credit or debit cards and purchasing cards and (ii) cash management services or any automated clearing house transfers of funds, netting services, overdraft protections and otherwise in connection with deposit, securities, and commodities accounts arising in the ordinary course of business;

(o) reimbursement obligations in connection with letters of credit, bank guarantees or similar extensions of credit, in an aggregate outstanding amount not to exceed $[***] at any time;

(p) Subordinated Indebtedness, in an aggregate outstanding amount not to exceed $[***]; and

(q) to the extent constituting Indebtedness, holdbacks, seller notes, deferred purchase price or other similar obligations incurred in connection with Permitted Acquisitions or similar investments in an aggregate outstanding amount not to exceed $[***] at any time;

(r) other unsecured Indebtedness of the Seller Parties or any Subsidiaries, in an aggregate outstanding amount not to exceed at any time $[***].

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt.

“Permitted License” means (x) each license agreement existing on the Effective Date and set forth on Schedule 1.01(d) and (y) any other licensing, sublicensing or collaboration arrangement, so long as such arrangement (i) does not adversely affect the rights of the Purchasers in any material respect, including the right to receive the Royalty Interest Payment or the Purchased Royalty Interest, (ii) does not provide for the legal transfer of title to Product IP or regulatory approvals of the Product, other than the legal transfer of regulatory approvals to Licensees for such Licensee to hold in order to develop or Commercialize the Product in a foreign jurisdiction other than the United States and its territories, (iii) is not a sale in substance of all or substantially all of any Seller Party’s rights to develop and commercialize the Product within the United States, (iv) does not restrict or penalize the granting of a security interest in or Lien on such license agreement or the Product IP (other than customary non-assignment provisions that are rendered ineffective under the UCC) and does not restrict the ability of the Seller Parties to assign such license agreement governing such arrangement to the applicable purchaser upon the sale or other disposition of all or substantially all of the assets to which such agreement relates (other than customary provisions requiring the assumption by the applicable purchaser of all obligations under such agreement), (v) does not restrict or penalize the disclosure of Net Sales reports and other information to the Purchasers and the Collateral Agent, (vi) to the extent such arrangement is an out-license agreement with respect to the Product IP, shall require [***] and (vii) to the extent such arrangement provides any Third Party a license (or a covenant not to sue or similar grant of rights) to Exploit the Product within the United States, (A) ~~is with a Qualified Counterparty~~[reserved], (B) is granted to an Affiliate incorporated or organized in the United States in the ordinary course of business, so long as such Affiliate becomes a Seller Party hereto

 ~~or~~, (C) is a non-exclusive license grant in the ordinary course of business to services providers, such as contract research organizations, contract manufacturing organizations, clinical trial sites and other contractors for the Exploitation of the Product that does not grant such service provider any rights to Commercialize the Product or (D) is a non-exclusive license or sublicense grant that allows a Person to solely develop or manufacture the Product to Commercialize the Product outside of the United States.

“Permitted Liens” means any of the following:

(a) the Liens in favor of the Collateral Agent for the benefit of the Purchasers granted pursuant to any Transaction Document;

(b) (i) subject to ~~the~~an Acceptable Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement, Liens granted under any Senior Credit Facility~~;~~ and (ii) subject to the European Royalty Monetization Intercreditor Agreement, Liens granted under the European Royalty Monetization Agreement on (x) the Lockbox Account (as defined in the European Royalty Monetization Agreement) and the proceeds thereof and (y) the Purchased Royalties (as defined in the European Royalty Monetization Agreement) and the proceeds thereof;

(c) Liens existing on the Effective Date and set Schedule 1.01 of the Disclosure Schedule, together any extensions, renewals or refinancings thereof so long as limited to the property encumbered by the Lien existing as of the Effective Date and so long as the principal amount of the obligation being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase;

(d) Liens arising by operation of law in favor of materialmen, artisans, mechanics, carriers warehouseman, landlords and other Persons securing ordinary course obligations which are not yet delinquent and not in connection with borrowed money;

(e) Liens for Taxes (i) not yet due and payable or (ii) if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and reserves required by GAAP have been made;

(f) Liens securing any judgments, writs or warrants of attachment or similar process arising from judgments, decrees or attachments involving (i) in any individual case an amount not to exceed $[***] or (ii) in the aggregate at any time an amount not to exceed $[***];

(g) the following cash deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(h) leasehold interests in leases or subleases granted in the ordinary course of business and not interfering in any material respect with the business of the lessor;

(i) Liens on equipment, software embedded in such equipment, and proceeds thereof, which (i) secure Indebtedness of the Seller Parties incurred to finance the acquisition of equipment to be used for the development, testing and manufacturing of products, or (ii) exist at the time such equipment is acquired by the Seller Parties;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods that are promptly paid on or before the date they become due;

(k) Liens in connection with Indebtedness incurred to finance insurance premiums in the ordinary course of business; provided that such Lien is limited to insurance proceeds arising from the subject insurance policy and the unearned portion of premium payments;

(l) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms or securities intermediaries solely to secure payment of amounts due in the ordinary course of business in connection with the maintenance of deposit accounts or securities accounts, including (i) Liens arising under the general terms and conditions (Algemene Bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by financial institutions in the Netherlands pursuant to its general terms and conditions and (ii) Liens arising under the general terms and conditions (Allgemeine Geschäftsbedingungen) of any Swiss bank with which such accounts are maintained in Switzerland;

(m) easements, servitudes, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;

(n) Permitted Licenses;

(o) Liens on cash securing obligations reimbursement obligations in connection with (i) Indebtedness described in clause (n) of the definition of Permitted Indebtedness, not to exceed $[***] at any time and (ii) letters of credit that are secured by cash and issued on behalf of the Seller Parties for real estate purposes in the ordinary course of business; and

(p) in respect of party to this Agreement incorporated and existing under Dutch law or in connection with any security in the Netherlands, a retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), a right of retention (recht van reclame) or a right to reclaim goods (recht van reclame) in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of BridgeBio or any BridgeBio Subsidiary issued in exchange for, or the net proceeds of which are used to renew,

refund, refinance, replace, defease or discharge other Indebtedness of BridgeBio or any BridgeBio Subsidiary; provided that:

(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Obligations on terms at least as favorable to Collateral Agent and the Purchasers as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(d) the obligors under, and assets encumbered by the Liens securing, such Permitted Refinancing Indebtedness shall be limited to the obligors under, and assets securing, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(e) in the case of Permitted Convertible Indebtedness, such Indebtedness complies with the terms set forth in the proviso of the definition of Permitted Convertible Indebtedness.

“Permitted Royalty Monetization Transaction” means, with respect to the Product,

(a) the transaction contemplated under this Agreement and the other Transaction Documents, ~~and~~

(b) the transaction contemplated under the European Royalty Monetization Agreement; and

(~~b~~c) any other Royalty Monetization Transaction so long as:

(i) such transaction consists solely of the sale of milestone payments or rights to milestone payments with respect to acoramidis in an aggregate amount not to exceed $[***],

(ii) the consideration received for such transaction shall be in an amount at least equal to the fair market value thereof (as reasonably determined by BridgeBio’s Board of Directors),

(iii) the terms of such transaction shall be acceptable to the Required Purchasers in their reasonable discretion,

(iv) the obligations under such transaction shall be unsecured (and shall not include any back-up security interests),

(v) the economic terms of such transaction shall be reasonable and customary for similar transactions, and

(vi) the definitive document governing such transaction shall not include any financial maintenance covenants, including, without limitation, any minimum cash requirement.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Personal Information” means any information (i) that identifies or can be reasonably used to identify a natural person, or (ii) defined as “personal data,” “personal information,” “protected health information,” “personal data,” or similar term under applicable Data Protection Laws.

“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

“Pro Rata Share” means, as of any date of determination with respect to any Purchaser, a percentage of the Investment Amount to be funded (or, at any time after the Funding Date, funded) by such Purchaser, which as of the Effective Date, shall be equal to (x) [***]%, in the case of LSI and (y) [***]%, in the case of CPPIB.

“Product” means any product that contains the pharmaceutical compound known by the name acoramidis (and any salt, free acid/base, solvate, hydrate, stereoisomer, crystalline or polymorphic form, prodrug, conjugate or complex of acoramidis) in all forms, presentations, doses and formulations (including any improvements and modifications to, metabolites or analogs of and any derivatives therefrom), whether used as a single agent or in combination with other therapeutically active agents.

“Product Agreement” means any agreement entered into between BridgeBio or any BridgeBio Subsidiary with another Person that includes the granting of a license or sublicense of any rights under any intellectual property rights or registrations, in each case, with respect to any product or product candidate, that allows such Person to develop, manufacture or commercialize such product.

“Product Asset” means (a) the Product (including all inventory of the Product), (b) all Product IP and all Regulatory Materials with respect to the Product, (c) all other tangible and intangible assets necessary for, or material to, the Exploitation of the Product, including, without limitation, all Material Licenses and (d) all products and proceeds from the foregoing (including all accounts and payment intangibles arising from the sale, license or other disposition of the Product or Product IP by the Seller Parties or any BridgeBio Subsidiary).

“Product IP” means all Intellectual Property Rights necessary for or material to the Exploitation of the Product in the Territory that is owned, licensed or otherwise controlled by any of the Seller Parties or any BridgeBio Subsidiary, including, without limitation, the Existing Patents.

“Product Proceeds” has the meaning set forth in Section 7.03(e).

“Public Health Laws” means all requirements of law governing the procurement, development, clinical and non-clinical evaluation, product approval or licensure, manufacture, production, analysis, wholesale, distribution, dispensing, importation, exportation, use, handling, quality, sale, labeling, promotion, Clinical Trial registration or post market requirements of any Product subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and the Public Health Service Act (42 U.S.C. § 201 et seq.), including without limitation the regulations promulgated by the FDA at Title 21 of the Code of Federal Regulations, all regulations promulgated by the National Institutes of Health (“NIH”) and codified at Title 42 of the Code of Federal Regulations, and other requirements of law enforced by comparable Governmental Entities in other jurisdictions.

“Purchased Royalty Interest” means the right to receive, during the Royalty Interest Payment Term, payment in full of all Royalty Interest Payments pursuant to the terms of this Agreement and an undivided ownership interest in all Net Sales occurring during the Royalty Interest Payment Term, including all accounts (as defined in the UCC), payment intangibles (as defined in the UCC) and all other rights to payment on account of, or in connection with or arising from such Net Sales, and all proceeds thereof, in an amount equal to the Applicable Percentage thereof.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.01.

“Put Option” has the meaning set forth in Section 7.13(a).

“Put Option Event” shall mean any one of the following events:

(a) any Insolvency Event;

(b) any Change of Control;

(c) the Seller Parties shall (i) fail to pay any Royalty Interest Payment, any Accelerated Payment Amount or the Default Fee when and as the same shall become due and payable hereunder or (ii) fail to pay or reimburse any of the Purchasers for any other obligation or obligations not described in the preceding clause (i) that, individually or in the aggregate, exceed $[***], and [***];

(d) [***];

(e) [***];

(f) [***];

(g) [***];

(h) the occurrence of any MFN Put Option Event; ~~or~~

(i) the occurrence of a Withdrawal Event~~.~~; or

(j) the occurrence of (A) an “Event of Default” under, and as defined in, the European Royalty Monetization Agreement (whether or not any or all of the “Change of Control Payment” under, and as defined in, the European Royalty Monetization Agreement, shall have become due and payable) or (B) any “Change of Control” under, and as defined in, the European Royalty Monetization Agreement, pursuant to which the “Change of Control Payment” under, and as defined in, the European Royalty Monetization Agreement, shall have become due and payable.

“Put Option Notice” has the meaning set forth in Section 7.13(a).

~~“Qualified Counterparty” means each entity set forth on Schedule 1.01(c) of the Disclosure Schedule (including any successor thereto by merger, consolidation or amalgamation), as may be updated from time to time after the Effective Date with the consent of the Required Purchasers (such consent not to be unreasonably withheld, delayed or conditioned with respect to any proposed additional entities that are [***].~~

“Qualifying Bank” means:

(a) any bank as defined in the Swiss Federal Act for Banks and Savings Banks dated November 8, 1934 (Bundesgesetz über die Banken und Sparkassen); or

(b) a person or entity which effectively conducts banking activities with its own infrastructure and staff as its principal purpose and which has a banking license in full force and effect issued in accordance with the banking laws in force in its jurisdiction of incorporation, or if acting through a branch, issued in accordance with the banking laws in the jurisdiction of such branch, all and in each case within the meaning of the Guidelines.

“Quarterly Report” has the meaning set forth in Section 7.02(a).

“Receiving Party” has the meaning set forth in Section 9.01.

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, listings, certificates, or exemptions of or issued by any Governmental Entity that are necessary for the research, development, manufacture, commercialization, distribution, marketing, storage, transportation, pricing, Governmental Entity reimbursement, use and sale of the Product.

“Regulatory Action” means an administrative or regulatory enforcement action, proceeding or investigation, settlement agreement, corporate integrity agreement, deferred or non-prosecution agreement, warning letter, untitled letter, form-483 or similarly adverse inspectional observations, civil investigative demand, subpoena, other notice of violation letter, recall, seizure, Safety Notice, Section 305 notice or other similar written communication, or consent decree, issued or required by the FDA, the U.S. Department of Health and Human Services or its departments thereunder or under the Public Health Laws, the NIH or a comparable Governmental Entity in any other regulatory jurisdiction.

“Regulatory Approval” means, with respect to a drug product, any and all approvals, licenses, registrations or authorizations sufficient to Commercialize such product in accordance with applicable laws (excluding any compassionate or emergency use or similar approval or authorization and excluding pricing or reimbursement approvals), including NDA approvals.

“Regulatory Authority” means any Governmental Entity, including the FDA or equivalent authority in the relevant jurisdiction, which has responsibility in granting a Regulatory Approval.

“Regulatory Materials” means the regulatory registrations, applications, Regulatory Approvals, and other submissions made to or with any Regulatory Authority in a regulatory jurisdiction, including approvals of INDs and NDAs.

“Regulatory Updates” means a written summary of any and all material information and developments that materially impact the Product, including, without limitation, any material Regulatory Action and any material Regulatory Approval, in each case with respect to the Product.

“Reimbursable Expenses” means (a) all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and/or any Purchaser in connection with the preparation, negotiation, execution, delivery and administration of the Transaction Documents and any consents, amendments, waivers or other modifications thereto, including the reasonable and documented fees, expenses and disbursements of counsel to the Collateral Agent and/or any Purchaser; (b) all reasonable and documented out-of-pocket costs and expenses of the Collateral Agent, for the benefit of the Purchasers, in connection with creating and perfecting the Liens granted under Transaction Documents, including filing and recording fees, expenses and taxes, stamp or documentary taxes (without duplication of any such taxes that are included in “Indemnified Taxes” and for which the Seller Parties make a payment to a Purchaser pursuant to Section 7.03(b)), search fees, and reasonable and documented fees, expenses and disbursements of counsel to the Collateral Agent and/or any Purchaser; and (c) all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and/or any Purchaser in connection with the enforcement of, or protection of, their rights and remedies hereunder, including in collecting any payments due from the Seller Parties hereunder or under the other Transaction Documents by reason of any Put Option Event (including in connection with the sale of, collection from, or other realization upon any of the Collateral or in connection with any refinancing or restructuring of the Obligations in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings under any Bankruptcy Laws), including the reasonable and documented fees, expenses and disbursements of counsel to the Collateral Agent and/or any Purchaser.

“Related Fund” means, with respect to any Purchaser that is an investment fund, any other investment fund that is managed or advised by the same investment advisor as such Purchaser or by an Affiliate of such investment advisor.

“Related Party” means each of the Seller Parties, their Affiliates, and their respective Licensees, as applicable.

“REMS” means a risk evaluation and mitigation strategy, to the extent required by the FDA pursuant to 21 U.S.C. § 355-1.

“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, alternative director, attorney-in-fact, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

“Required Purchasers” means any one or more Purchasers who hold, in the aggregate, at least [***]% of the Purchased Royalty Interest; provided that Required Purchasers shall include LSI (so long as LSI, together with its Affiliates and Related Funds, holds at least [***]% of the Purchased Royalty Interests) and CPPIB (so long as CPPIB, together with its Affiliates and Related Funds, holds at least [***]% of the Purchased Royalty Interest).

“Revenue Report” has the meaning set forth in Section 7.03(d).

“Royalty Interest Payment” means for each Calendar Quarter (or portion thereof) occurring during the Royalty Interest Payment Term, an amount payable by the Seller Parties to the Purchasers equal to the product of (a) Net Sales during such Calendar Quarter (or portion thereof); and (b) the Applicable Percentage for such Calendar Quarter.

“Royalty Interest Payment Term” means the period commencing upon the Funding Date and ending on the earlier to occur of the following: (a) the date on which the aggregate amount of all Royalty Interest Payments, together with any Accelerated Payment Amounts, irrevocably paid by the Sellers Parties to the Purchasers is equal to or exceeds the Cap Amount; and (b) the date on which the Buy-Out Payment is irrevocably paid to the Purchasers.

“Royalty Monetization Transaction” means any monetization or financing transaction involving (a) the sale, transfer, option or collateralization of (i) any monetary payments (contingent or otherwise) payable to BridgeBio or any BridgeBio Subsidiary by a counterparty under a Product Agreement, or (ii) any product revenues, or (b) the provision of financing for the development, manufacture and/or Commercialization of any product or product candidate in exchange for the future payment of royalties, milestones and other amounts (whether or not contingent), including but not limited to sales of royalty streams, royalty bonds and other royalty financings, synthetic royalty, development financings and revenue interest transactions

(including but not limited to clinical trial funding arrangements), and hybrid monetization transactions.

“Sanctioned Country” means any country of territory that is the subject of comprehensive Sanctions (which, as of the Effective Date, includes: Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctions” means economic sanctions and trade embargoes administered or enforced by the U.S. Government (including, but not limited to, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other applicable sanctions authority.

“Secured Party” has the meaning set forth in the Security Agreement.

“Security Agreement” means the Security Agreement among the Seller Parties and the Collateral Agent providing for, among other things, the grant by the Seller Parties in favor of the Collateral Agent, for the benefit of the Secured Parties, of a lien on and security interest in, the Collateral.

“Security Documents” means the Security Agreement, the Collateral Documents (Dutch), the Collateral Documents (Swiss), any Control Agreement, any Account Charge and all other instruments, documents and agreements delivered by a Seller Party pursuant to this Agreement or any of the other Transaction Documents in order to grant to the Collateral Agent, for the benefit of the Purchasers, a Lien on any real, personal or mixed property of such Seller Party as security for the Obligations, in each case, as such Security Documents may be amended or otherwise modified from time to time.

“Seller Parties” has the meaning set forth in the preamble.

“Senior Credit Facility” means ~~that (i) certain Financing Agreement, dated as of the Effective Date, by and among BridgeBio, as a borrower, certain subsidiaries of BridgeBio from time to time party thereto, as guarantors, the lenders from time to time party thereto and the Credit Facility Agent, as amended, restated, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement, and (ii) any other~~any senior secured financing agreement entered into in accordance with, and subject to, the terms of ~~the~~an Acceptable Intercreditor Agreement ~~or other intercreditor agreement substantially consistent with the~~and the terms of the European Royalty Monetization Intercreditor Agreement ~~or otherwise satisfactory to the Collateral Agent and the Required Purchasers in their sole discretion~~.

“Senior Debt Cap” means Four Hundred Fifty Million Dollars ($450,000,000), as such amount may be increased as follows:

[***].

[***].

“Specified Purchasers” means, as of any date of determination, any of the following: (a) so long as LSI, together with its Affiliates and Related Funds, holds at least [***]% of the Purchased Royalty Interest, LSI, (b) so long as CPPIB, together with its Affiliates and Related Funds, holds at least [***]% of the Purchased Royalty Interest, CPPIB, and (c) any one or more Purchasers who hold, in the aggregate, [***] of the Purchased Royalty Interest.

“Specified Seller Affiliates” means, collectively, any Affiliate of the Seller Parties that (A) is the owner, assignee or licensee of any Product Asset or (B) is otherwise involved in the Exploitation of the Product.

“Stanford License” means that certain Exclusive (Equity) Agreement, dated as of April 10, 2016, by and between The Board of Trustees of the Leland Stanford Junior University and Eidos, as amended from time to time (solely to the extent such amendment or modification is made in accordance with Section 7.06(a)).

“Subordinated Indebtedness” means Indebtedness that is subordinated in right of payment to the Obligations pursuant to a subordination agreement satisfactory to the Required Purchasers in their sole discretion.

“Subsidiary” means, with respect to any Person, any corporation, company, partnership, limited liability company, association, joint venture or other business entity of which more than [***]% of the total voting power of shares of stock, shares, or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. When used herein, “Subsidiary” shall mean a Subsidiary of a Subsidiary Seller Party unless otherwise expressly specified, and the phrases referring to (i) any, each or such Seller Party and “its Subsidiaries,” “their Subsidiaries,” “any of its Subsidiaries,” “any of their Subsidiaries,” or (ii) any, each or such Subsidiary or Subsidiaries “of a Seller Party” shall, in each case, refer to a Subsidiary of a Subsidiary Seller Party.

“Subsidiary Seller Party” means a Seller Party that is a BridgeBio Subsidiary.

“Swiss Federal Tax Administration” means the tax authorities referred to in art. 34 of the Swiss Withholding Tax Act.

“Swiss Intercompany License” means [***].

“Swiss Seller Party” means BridgeBio Swiss or any other Seller Party which is incorporated in Switzerland or, if different, is considered to be tax resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of October 13, 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Term Sheet” means [***].

“Territory” means worldwide.

“Third Party” means any Person that is not the Seller Parties or the Seller Parties’ Affiliates.

“Transaction Documents” means, collectively, this Agreement, the Security Documents, ~~the~~any Intercreditor Agreement, the Fee Letter, the Perfection Certificate, the Collateral Agent Fee Letter, the First Amendment Agreement, the First Amendment Fee Letter, the European Royalty Monetization Intercreditor Agreement, any Guaranty, any amendment or supplement to, or any waiver or consent under, any of the foregoing, and any other document executed and delivered by a Seller Party for the benefit of the Collateral Agent and/or the Purchasers in connection herewith.

“UCC” means the Uniform Commercial Code in the State of New York as in effect from time to time; provided that, if, with respect to any financing statement or by reason of any provisions of applicable law, the perfection or the effect of perfection or non-perfection of the security interests or any portion thereof granted pursuant the Security Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“US Code” means the U.S. Internal Revenue Code of 1986, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Withdrawal Event” means (a) a voluntary withdrawal or removal of the Product from the market following Regulatory Approval of such Product, (b) the loss of marketing authorization for the Product, or (c) the receipt by any Seller Party or any Affiliate of any written notice from the FDA or any other Regulatory Authority of pending recommendation or final decision to withdraw marketing authorization for the Product, in each case, with respect to the United States, the United Kingdom or the European Union.

Section 1.02 Certain Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(a) “include,” “includes” and “including” are not limiting and shall be deemed to be followed by the words “without limitation;”

(b) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if;”

(c) “hereof,” “hereto,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(d) references to a Person are also to its permitted successors and assigns;

(e) definitions are applicable to the singular as well as the plural forms of such terms;

(f) references to an “Article,” “Section” or “Exhibit” refer to an Article or Section of, or an Exhibit to, this Agreement, and references to a “Schedule” refer to the corresponding part of the Disclosure Schedule;

(g) provisions referring to matters that would or could have, or would or could reasonably be expected to have, or similar phrases, shall be deemed to have such result or expectation with or without the giving of notice or the passage of time, or both;

(h) accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement or any related document shall be prepared in conformity with GAAP;

(i) for covenants that are to be undertaken “reasonably” by the Seller Parties or their Affiliates, such actions (or inactions) shall take into account the Purchasers’ economic interest in the Purchased Royalty Interest and the Royalty Interest Payments and the impact of the applicable action (or inaction) on such interest;

(j) references to “$” or otherwise to dollar amounts refer to Dollars; and

(k) references to “irrevocably” in the context of payments shall not include any preference period or similar insolvency considerations; provided that in the case any payment is subsequently rescinded or recovered as a preference, fraudulent transfer or otherwise, the Obligations intended to have been satisfied by such payment shall be reinstated.

Section 1.03 Headings. The table of contents and the descriptive headings of the several Articles and Sections of this Agreement and the Exhibits and Schedules are for convenience only, do not constitute a part of this Agreement and shall not control or affect, in any way, the meaning or interpretation of this Agreement.

Section 1.04 Dutch Terms. In this Agreement where it relates to a party to this agreement incorporated and existing under Dutch law, other Dutch person or the context so requires, a reference to:

(a) “the Netherlands” means the European part of the Kingdom of the Netherlands and “Dutch” means in or of the Netherlands;

(b) “constitutional documents” or “organizational documents” means the articles of association (statuten) and deed of incorporation (akte van oprichting) and an up-to-date extract of registration of the Trade Register of the Dutch Chamber of Commerce;

(c) a “security interest”, “lien” or “security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame) and any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijke zekerheid);

(d) a “winding-up”, “administration” or “dissolution” includes declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(e) a “liquidator” includes a curator or a beoogd curator;

(f) an “administrator” includes a bewindvoerder or a beoogd bewindvoerder;

(g) a “moratorium” includes surseance van betaling and a moratorium is declared includes surseance verleend;

(h) any “procedure” or “step taken” in connection with insolvency proceedings includes that person having filed a notice under Section 36 of the Dutch Tax Collection Act of The Netherlands (Invorderingswet 1990), but not (for the avoidance of doubt) where such notice is (deemed) filed by reason of a request by that person for the postponement of its tax liability payments made - and the authorities’ consent to and actual postponement of such payments - in accordance with the Decree of the Dutch State Secretary of Finance dated 13 September 2022, Decree no. 2022 - 219271 (Besluit noodmaatregelen coronacrisis) (as preceded, amended or replaced from time to time);

(i) “negligence” means schuld;

(j) “gross negligence” means grove schuld;

(k) “willful misconduct” means opzet;

(l) an “attachment” includes a conservatoir beslag or executoriaal beslag;

(m) a “receiver” or an “administrative receiver” does not include a curator or bewindvoerder;

(n) “bad faith” means kwade trouw;

(o) a “receiver, trustee, custodian, sequestrator, conservator or similar official” includes a herstructureringsdeskundige or an observator; and

(p) a “necessary action to authorize” where applicable, includes without limitation:

(i) any action required to comply with the Dutch Works Councils Act (Wet op de ondernemingsraden);

(ii) and obtaining an unconditional positive advice (advies) from the competent works council(s).

Article II.
PURCHASE, SALE AND ASSIGNMENT OF THE PURCHASED ROYALTY INTEREST

Section 2.01 Purchase, Sale and Assignment. Upon the terms and subject to the conditions set forth in this Agreement, on the Funding Date the Seller Parties shall, jointly and severally, sell, assign and transfer to each Purchaser, and each Purchaser, severally (and not jointly or jointly and severally), shall purchase and accept from the Seller Parties, free and clear of all Liens, such Purchaser’s Pro Rata Share of the Purchased Royalty Interest. Each Purchaser’s interest in its Pro Rata Share of the Purchased Royalty Interest shall vest immediately upon the Lead Seller’s receipt of payment from such Purchaser of such Purchaser’s Pro Rata Share of the Investment Amount (subject to reduction for any fees due hereunder and pursuant to the Fee Letter, and any outstanding Reimbursable Expenses) subject to the termination provisions of Section 10.02.

Section 2.02 No Assumed Obligations, Etc. Notwithstanding any provision in this Agreement to the contrary, each Purchaser is, on the terms and conditions set forth in this Agreement, only purchasing, acquiring and accepting the Purchased Royalty Interest and is not assuming any liability or obligation of any Seller Party or of any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter. For the avoidance of doubt and notwithstanding anything herein to the contrary, nothing in this provision limits any other obligation of the Purchasers or the Seller Parties under this Agreement or otherwise, including without limitation any indemnity obligations under Article VIII.

Article III.
CLOSING; PAYMENT OF FEES AND INVESTMENT AMOUNT

Section 3.01 Effective Date. This Agreement shall become effective on the Effective Date, subject to satisfaction (or waiver by the Purchasers in their sole discretion (or, in the case of clause (c) below, the Seller Parties)) of each of the following conditions precedent:

(a) this Agreement shall have been duly executed by each Seller Party, each Purchaser and the Collateral Agent;

(b) the Seller Parties shall have delivered to the Purchasers and the Collateral Agent:

(i) a duly executed copy of the Intercreditor Agreement, which shall be in full force and effect and in form and substance reasonably satisfactory to the Purchasers in their sole discretion;

(ii) duly executed copies of the Security Documents (other than those required under Section 3.02(a)(vii) and those subject to Section 3.03), which shall be in full force and effect and in form and substance reasonably satisfactory to the Purchasers in their sole discretion;

(iii) a duly executed copy of the Disclosure Schedule, in form and substance reasonably satisfactory to the Purchasers in their sole discretion;

(iv) a duly executed copy of the Perfection Certificate, in form and substance reasonably satisfactory to the Purchasers in their sole discretion;

(v) a duly executed copy of the Collateral Agent Fee Letter, in form and substance reasonably satisfactory to the Collateral Agent in its sole discretion;

(vi) insofar applicable in the relevant jurisdiction, a duly executed certificate of an officer or other authorized representative, as applicable, of each Seller Party certifying and attaching copies of (A) its charter or, as applicable, constitutional documents, certified as of a recent date by the secretary of state (or equivalent authority) of its jurisdiction of organization, as in effect as of the Effective Date; (B) the bylaws of such Seller Party; (C) resolutions of the board of directors of such Seller Party (or similar governing body) (and, in respect of BridgeBio Swiss, resolutions of the quotaholder of BridgeBio Swiss) evidencing approval of this Agreement and transactions contemplated hereby, as in effect as of the Effective Date; (D) a schedule setting forth the name, title and specimen signature of officers or other authorized signers on behalf of such Seller Party; and (E) to the extent that such concept exists in the relevant jurisdiction, (x) certificates of good standing from the secretary of state (or equivalent authority) of its jurisdiction of organization and (y) similar certificates from each other jurisdiction where such Seller Party is licensed or qualified, to the extent the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect;

(vii) if applicable, a positive or neutral advice from each relevant works council of BridgeBio Netherlands which, if conditional, contains conditions which can reasonably be complied with, including the request for advice or, a confirmation of the board of directors of BridgeBio Netherlands included in the board resolution that no works council has jurisdiction of any of the transactions contemplated by the Transaction Documents;

(viii) a legal opinion from each of (A) Latham and Watkins LLP, as counsel to the Seller Parties and (B) [***], as counsel to Purchasers, in each case, in form and substance reasonably satisfactory to the Purchasers in their sole discretion;

(ix) copies of all Material Licenses and all amendments of such Material Licenses as of and through the Effective Date;

(x) executed copies of IRS Form W-9 or W-8, as applicable, certifying that each applicable Seller Party is exempt from U.S. backup withholding tax with respect to the payment of the Investment Amount; and

(xi) a duly executed certificate of any officer of the Lead Seller certifying as to satisfaction of the conditions set forth in clauses (d) and (e) below;

(c) each Purchaser shall have delivered to the Seller Parties and the Collateral Agent (i) an executed copy of IRS Form W-9 or W-8, as applicable, certifying that such Purchaser is exempt from U.S. federal withholding and backup withholding tax with respect to the Royalty Interest Payments and (ii) any other documentation or other information requested by the Lead Seller or the Collateral Agent in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act;

(d) each of the representations and warranties of the Seller Parties contained in Article IV shall be true and correct in all respects on and as of the Effective Date;

(e) no event or events shall have occurred, or be reasonably likely to occur, that, individually or in the aggregate, have had or would reasonably be expected to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect or a Put Option Event, as certified in writing by a duly authorized officer of the Lead Seller to the effect of the foregoing;

(f) there shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement;

(g) there shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Purchasers’ purchase of the Purchased Royalty Interest;

(h) all fees and payments due and payable by the Seller Parties: (i) under this Agreement on the Effective Date (including all Reimbursable Expenses incurred through the Effective Date to the extent invoiced within [***] thereof (or such later time as the Lead Seller shall agree to in its reasonable discretion)) shall have been paid; and (ii) under the Collateral Agent Fee Letter shall have been paid; and

(i) CPPIB shall have received a memorandum from [***], as counsel to CPPIB, in form and substance reasonably satisfactory to CPPIB in its sole discretion covering matters relating to Section 12.03 and CPPIB (and its Affiliates).

Section 3.02 Funding Date; Payment of Fees and Investment Amount.

(a) Subject to satisfaction (or waiver by the Purchasers in their sole discretion) of each of the following conditions precedent, each Purchaser severally (and not jointly or jointly and severally) agrees that each Purchaser shall pay to the Lead Seller its Pro Rata Share of the Investment Amount (subject to reduction for any outstanding Reimbursable Expenses and any fees due hereunder and pursuant to the Fee Letter (as set forth in clause (b) below)) by wire transfer of immediately available funds to the account(s) specified on Exhibit A, without set-off, reduction or deduction, or withholding for or on account of any Taxes (the date on which the Purchasers pay the Lead Seller the Investment Amount shall be referred to as the “Funding Date”):

(i) the Funding Date shall occur by the later of (x) the date that is [***] following the Purchasers’ receipt of notice of the Funding Trigger Date and (y) the date that is [***] following the Funding Trigger Date;

(ii) each of the representations and warranties of the Seller Parties contained herein (x) that are not qualified by materiality, Material Adverse Effect or similar phrases shall be true and correct in all material respects on and as of the Funding Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all material respects on and as of such dates) and (y) that are qualified by materiality, Material Adverse Effect, or similar phrases shall be true and correct in all respects on and as of the Funding Date (except to the extent such representations and warranties address matters as of particular dates, in which case, such representations and warranties shall be true and correct in all respects on and as of such dates);

(iii) no Material Adverse Effect shall have occurred since the Effective Date;

(iv) as of the Funding Date, no Put Option Event shall have occurred and be continuing or would result after giving effect to the payment of the Investment Amount and the consummation of the transactions contemplated by the Transaction Documents to be consummated on the Funding Date;

(v) there shall not have been issued and be in effect any Judgment of any Governmental Entity enjoining, preventing or restricting the consummation of the transactions contemplated by this Agreement;

(vi) there shall not have been instituted or be pending any action or proceeding by any Governmental Entity or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Purchasers’ purchase of the Purchased Royalty Interest;

(vii) the Seller Parties shall have delivered to the Purchasers a Control Agreement or the Account Charge, as applicable, with respect to all Designated Accounts as of the Funding Date;

(viii) the Purchasers shall have received a certificate executed by a duly authorized officer of the Lead Seller and a duly authorized officer of BridgeBio as to satisfaction of each of the conditions contained in clauses (ii), (iii) and (iv) of this Section 3.02(a); and

(ix) the Seller Parties shall have satisfied the requirements set forth in Section 3.03 in compliance with the provisions of such Section 3.03.

It is understood and agreed that the agreement of each Purchaser to pay to the Lead Seller its Pro Rata Share of the Investment Amount shall be subject only to the conditions set forth in this Section 3.02 and if the Funding Trigger Date has occurred, the Seller Parties shall promptly provide notice thereof in accordance with Section 7.02(g) and shall be obligated to sell the Purchased Royalty Interest to the Purchasers upon the satisfaction (or waiver in the sole discretion of the Purchasers) of the conditions set forth in this Section 3.02. If the conditions set forth in this Section 3.02 have been satisfied or waived in accordance herewith, each Purchaser shall be obligated to pay to the Lead Seller its Pro Rata Share of the Investment Amount.

(b) Fees. On the Funding Date, (i) as consideration for the Purchasers’ funding of the Investment Amount, the Seller Parties shall pay to each Purchaser the fees set forth in the Fee Letter due and payable on the Funding Date and (ii) the Seller Parties shall pay to each Purchaser all fees and payments due and payable by the Seller Parties under this Agreement on the Funding Date (including all Reimbursable Expenses incurred through the Funding Date to the extent invoiced within [***] thereof (or such later time as the Seller Parties shall agree to in their reasonable discretion)).

Section 3.03 Post-Effectiveness Matters. The Seller Parties shall satisfy the requirements set forth on Schedule 3.03 on or before the date specified for such requirement or such later date to be determined by Required Purchasers in their sole discretion.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Disclosure Schedule attached hereto, each Seller Party represents and warrants to each Purchaser and the Collateral Agent that as of the Effective Date and as of the Funding Date:

Section 4.01 Existence; Good Standing. Such Seller Party is a corporation, limited liability company or private company with limited liability, as applicable, duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of its jurisdiction of formation or incorporation. Such Seller Party is duly licensed or qualified to do business and is in good standing (to the extent such concept exists) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing has not and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.02 Authorization. Such Seller Party and has all requisite corporate power and authority to execute, deliver and perform its respective obligations under the Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and each other Transaction Document to which such Seller Party is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of such Seller Party.

Section 4.03 Enforceability. This Agreement and each other Transaction Document to which such Seller Party is a party has been duly executed and delivered by such Seller Party and constitute the valid and legally binding obligation of such Seller Party, enforceable in accordance with their respective terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 4.04 No Conflicts. The execution, delivery and performance by such Seller Party of this Agreement and the other Transaction Document to which such Seller Party is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the organizational documents of such Seller Party, (b) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to such Seller Party or the Purchased Royalty Interest or (c) contravene or conflict with or constitute a material default under (i) any Material License or any other material agreement to which any Seller Party is a party, (ii) the Senior Credit Facility or (iii) any Judgment binding upon or applicable to such Seller Party.

Section 4.05 Consents. Except for the filing of financing statement(s) in accordance with this Agreement or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by such Seller Party in connection with (a) the execution and delivery by such Seller Party of this Agreement or any other

Transaction Document to which such Seller Party is a party, (b) the performance by such Seller Party of its obligations under this Agreement or any other Transaction Document to which such Seller Party is a party, or (c) the consummation by such Seller Party of any of the transactions contemplated by this Agreement or any other Transaction Document to which such Seller Party is a party.

Section 4.06 No Litigation. Neither such Seller Party nor any of its Affiliates is a party to, and none has received any written notice of, any action, claim, suit, investigation or proceeding pending before any Governmental Entity that has had or would reasonably be expected to have a Material Adverse Effect and, to the knowledge of such Seller Party, no such action, claim, suit, investigation or proceeding has been threatened against such Seller Party or any of its Affiliates, that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.07 Compliance.

(a) Each of such Seller Party and its Subsidiaries have all Registrations from the FDA, comparable supranational or foreign counterparts or any other Governmental Entity required to conduct their respective businesses as currently conducted with respect to the Product, except where the failure to have all such Registrations would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Each of such Registrations is valid and subsisting in full force and effect, except where the failure to do so would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the knowledge of such Seller Party, neither FDA nor any other applicable Governmental Entity has threatened limiting, suspending, or revoking such Registrations or changing the scope of the marketing authorization or the labeling of any Products under such Registrations except where such limitations, suspensions, revocations or changes would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. To the knowledge of such Seller Party, there is no false or materially misleading information or material omission in any Product application or other notification, submission or report to the FDA or any other applicable Governmental Entity, in each case with respect to the Product, that was not corrected by subsequent submission, and all such applications, notifications, submissions and reports provided by such Seller Party and its Subsidiaries with respect to the Product were true, complete, and correct in all material respects as of the date of submission to FDA or any other applicable Governmental Entity (and/or any material updates, changes, corrections or modification to such applications, submissions, information or data required under applicable FDA Laws have been submitted to the necessary Regulatory Authorities), except, in each case, as would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Such Seller Party and its Subsidiaries have not failed to fulfill and perform their obligations which are due under each such Registration, and to the knowledge of the Seller Parties, no event has occurred or condition or state of facts exists which would constitute a breach or default under any such Registration, in each case that would reasonably be expected to cause the revocation, termination or suspension or material limitation of any such Registration. To the knowledge of the Seller Parties, any Third Party that develops, researches, manufactures, Commercializes, distributes, sells or markets the Product pursuant to an agreement with a Seller Party or its Subsidiaries (each, a “Seller Partner”) is in compliance with all Registrations from the FDA and any other applicable

Governmental Entity insofar as they pertain to the Product, and each such Seller Partner is, and since [***] has been, in compliance with applicable Public Health Laws with respect to its activities relating to the Product, except where the failure to so be in compliance would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. Such Seller Party is not required to give notice to, make any filing with, or obtain any consent from any Governmental Entity at any time prior to the Effective Date in connection with the execution and delivery of this Agreement or other Transaction Documents to which such Seller Party is a party, or the consummation by such Seller Party of the transactions contemplated hereby or thereunder.

(b) To the knowledge of each Seller Party and its Subsidiaries, the Seller Parties and its Subsidiaries are in compliance, and since [***], have been in compliance, with all applicable Public Health Laws with respect to its activities relating to the Product, except to the extent that any such non-compliance, individually or in the aggregate, would not reasonably be expected to result in Material Regulatory Liabilities.

(c) To the extent applicable, the Product designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered by or on behalf of any Seller Party or any of its Subsidiaries, that is subject to the jurisdiction of the FDA or any comparable Governmental Entity has, since [***], been and is being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold, marketed or delivered in compliance with the Public Health Laws applicable to the Product, except for such noncompliance that would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities. The Product has not been the subject of any material product liability or material warranty action against any Seller Party or its Subsidiaries or any non-legal claim for Clinical Trial compensation by trial participants.

(d) Neither such Seller Party nor any of its Subsidiaries is currently subject to any obligation arising pursuant to a Regulatory Action with respect to the Product and, to the knowledge of such Seller Party, no such obligation or Regulatory Action with respect to the Product has been threatened by a Governmental Entity in writing that has resulted in, or would reasonably be expected to result in, Material Regulatory Liabilities.

(e) (i) Neither such Seller Party nor any of its Subsidiaries has since [***], with respect to the Product, received any written notice or communication from the FDA or any other Governmental Entity alleging material noncompliance with any applicable Public Health Law with respect to their respective activities related to the Product, including without limitation any notice of inspectional observation, written notice of adverse finding, written notice of violation, warning letters, untitled letters or other written notices from the FDA and (ii) to the knowledge of the Seller Parties, no Seller Partner has since [***] received any written notice or communication from the FDA or any other Governmental Entity alleging material noncompliance with any Public Health Law, including without limitation any notice of inspectional observation, notice of adverse finding, notice of violation, warning letters, untitled letters or other notices from the FDA or other Governmental Entity relating to such Seller Partner’s work for a Seller Party or any Subsidiary of a Seller Party, in each case, in connection with the Product, and in each case except where any of the foregoing would not, whether individually or in the aggregate, reasonably be expected to result in Material Regulatory Liabilities. There have been no material recalls, field notifications, field corrections, market withdrawals or replacements, detentions, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an actual or potential lack of safety, efficacy, or regulatory compliance of the Product (“Safety Notices”) or clinical hold orders issued by the FDA with respect to an ongoing or anticipated Clinical Trial of any Product. To the knowledge of the Seller Parties, as of the date hereof there exist no facts or circumstances that are reasonably likely to result in (x) a material Safety Notice, (y) a material change in labeling of the Product, or (z) a termination of manufacturing, distribution, or commercialization of any Product.

(f) None of the Seller Parties has violated, is in violation of, or has been given written notice that it has violated, and, to the knowledge of Seller Parties, none of the Seller Parties is under investigation with respect to its violation of, or threatened to be charged with any violation of, any applicable law or any Judgment of any Governmental Entity, in each case, with respect to the Product and which violation would reasonably be expected to result in a Material Adverse Effect.

Section 4.08 Material Licenses.

(a) Effective Date Material Licenses. Schedule 4.08 of the Disclosure Schedule lists all of the Material Licenses as of the Effective Date and as of the Funding Date, as applicable. Except as set forth on Schedule 4.08 of the Disclosure Schedule, as of the Effective Date and as of the Funding Date, as applicable, neither such Seller Party nor the respective counterparty thereto has made or entered into any amendment, supplement or modification to, or granted any waiver under any provision of any Material License to which any Seller Party is a party.

(b) Validity and Enforceability of Material Licenses. Each Material License to which a Seller Party is a party is a valid and binding obligation of such Seller Party and, to the knowledge of the Seller Parties, the counterparty thereto. To the knowledge of each Seller Party, each Material License is enforceable against each counterparty thereto in accordance with its terms except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law). No Seller Party has received any written notice challenging the validity, enforceability or interpretation of any provision of a Material License.

(c) No Termination. No Seller Party has (A) given notice to a counterparty or any Material License of the termination of any Material License to which a Seller Party is a party (whether in whole or in part) or any notice to a counterparty expressing any intention or desire to terminate any such Material License or (B) received from a counterparty thereto any written notice of termination of any such Material License (whether in whole or in part) or any written notice from a counterparty expressing any intention or desire to terminate any such Material License.

(d) No Breaches or Defaults. There is and has been no material breach or default under any Material License to which any Seller Party either by a Seller Party or, to the knowledge of a Seller Party, by the respective counterparty thereto.

(e) No Assignments. No Seller Party has consented to any assignment by the counterparty to any Material License to which a Seller Party is a party of any of its rights or obligations under any such license and, to the knowledge of each Seller Party, the counterparty has not assigned any of its rights or obligations under any such Material License to any Person.

(f) No Indemnification Claims. No Seller Party has notified any Person of any claims for indemnification under any Material License to which a Seller Party is a party nor has a Seller Party received any claims for indemnification under any such Material License.

(g) No Infringement. None of the Seller Parties nor any of their Subsidiaries has received any written notice from, or given any written notice to, any counterparty to any Material License to which a Seller Party is a party regarding any infringement of any rights licensed thereunder.

Section 4.09 Intellectual Property.

(a) The Seller Parties own, exclusively license or exclusively control all Product IP and, to the knowledge of the Seller Parties, any in-licensed Product IP is wholly owned by the applicable licensor. The Seller Parties own or control all Product Assets (other than Product IP) that are necessary for or material to the Exploitation of the Product as currently conducted or proposed to be conducted after Regulatory Approvals of the Product in the Territory.

(b) Schedule 4.09(b) of the Disclosure Schedule lists all of the currently existing Patents included in the Product IP that are (i) owned by the Seller Parties (“Owned Existing Patents”) and (ii) exclusively licensed or exclusively controlled by the Seller Parties (“Licensed Existing Patents,” and together with the Owned Existing Patents, “Existing Patents”) and specifies, as to each such Patent, the jurisdictions by or in which each such patent has issued as a patent or such patent application has been filed, including the respective patent numbers and application numbers and filing dates, and the record owner of each such Patent. Except as set forth on Schedule 4.09(b) of the Disclosure Schedule, the Seller Parties are the sole and exclusive registered owner of all the Owned Existing Patents and own the entire right, title and interest in and to such Owned Existing Patents, free and clear of all Liens (other than Permitted Liens). None of the Seller Parties are aware of any facts that would preclude the registered owner of each Owned Existing Patent, from having clear title to such Patent.

(c) No Seller Party is a party to any pending, and, to the knowledge of the Seller Parties, there is no threatened litigation, interference, reexamination, reissue, inter partes review, post grant review, cancellation, nullification, opposition or like procedure or patent office proceeding involving any Owned Existing Patents, and to the knowledge of the Seller Parties, Licensed Existing Patents.

(d) Except as set forth on Schedule 4.09(d) of the Disclosure Schedule, all of the issued Patents within the Owned Existing Patents, and to the knowledge of the Seller Parties within the Licensed Existing Patents, are in full force and effect, and have not lapsed, expired or otherwise been terminated, abandoned, or disclaimed, and, to the knowledge of the Seller Parties, are enforceable and valid, and in full force and effect. None of the Seller Parties has received any written notice relating to the lapse, expiration or other termination, abandonment or disclaimer of any of the issued Patents within the Owned Existing Patents, and to the knowledge of the Seller Parties within the Licensed Existing Patents. None of the Seller Parties nor any of their Affiliates has received any written notice from a Third Party that challenges the inventorship or ownership of the registered owner of any of the Owned Existing Patents, and to the knowledge of the Seller Parties any of the Licensed Existing Patents, or alleges that any Owned Existing Patents, and to the knowledge of the Seller Parties any Licensed Existing Patents, are invalid or unenforceable. To the knowledge of the Seller Parties, there are no facts that could provide a reasonable basis for such a claim in any material respect.

(e) Each Person associated with the filing and prosecution of the Owned Existing Patents, and to the knowledge of the Seller Parties, in the Licensed Existing Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the United States Patent and Trademark Office, in those jurisdictions where such duties exist.

(f) None of the Seller Parties nor any of their Affiliates has received any written notice that there is any, and, to the knowledge of the Seller Parties, there is no, Person who is or claims to be an inventor under any of the Existing Patents who is not a named inventor thereof.

(g) The Seller Parties have paid, when due, all maintenance fees, annuities and like payments required with respect to all of the Owned Existing Patents, and to the knowledge of the Seller Parties all of the Licensed Existing Patents.

(h) To the knowledge of the Seller Parties, the Exploitation of the Product in the Territory, as currently conducted and currently proposed to be conducted after Regulatory Approvals of the Product in the Territory, has not and will not, infringe, misappropriate or otherwise violate any issued Patent or other material Intellectual Property Rights of any Person, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.

(i) To the knowledge of the Seller Parties, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Existing Patents, either individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect.

(j) No Seller Party is a party to any pending, and no Seller Party has received written notice of any threat of any, action, suit, or proceeding, or any investigation or claim by any Person that claims or alleges that the Exploitation of the Product, once marketed after Regulatory Approval of the Product, infringe on any issued Patent or other material Intellectual Property Rights of any other Person or constitute misappropriation of any other Person’s material Intellectual Property Rights, including any trade secrets.

Section 4.10 Title to Purchased Royalty Interest and Collateral; No Liens. The Seller Parties holds all rights, interests, and title necessary to sell, transfer, assign and convey the Purchased Royalty Interest. From and after the Funding Date, the Purchasers will have acquired, subject to the terms and conditions set forth in this Agreement, good and marketable title to the Purchased Royalty Interest, free and clear of all Liens (other than Permitted Liens of the type described in clause (a) of the definition thereof). The Seller Parties hold all rights, interests, and title necessary to fully grant or authorize the grant of the Lien on the Collateral on the Funding Date. The security interest in, and Lien on the Collateral granted to the Collateral Agent for the ratable benefit of the Purchasers, shall be free and clear of all Liens other than Permitted Liens.

Section 4.11 Indebtedness. Schedule 4.11 of the Disclosure Schedule sets forth a complete list of the outstanding Indebtedness of, or incurred by, the Seller Parties.

Section 4.12 Lien Related Representation and Warranties. Schedule 4.12 of the Disclosure Schedule sets forth such Seller Party’s (i) exact legal name (as defined in Section 9-503 of the UCC), (ii) each other legal name such Seller Party has had in the past five (5) years (if any) together with the date of the relevant name change, (iii) jurisdiction of incorporation, (iv) organization identification number (to the extent applicable) and (v) chief executive office.

Section 4.13 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of the Seller Parties or any of their Affiliates who might be entitled to any fee or commission from the Collateral Agent or any Purchaser in connection with the transactions contemplated by this Agreement.

Section 4.14 Foreign Corrupt Practices Act. None of the Seller Parties, any Subsidiary, any of their directors, officers, employees or, to the knowledge of the Seller Parties, their agents have, directly or indirectly, made, offered, promised, or authorized any payment or gift of any money or anything of value to or for the benefit or any “foreign official” (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977 (as amended, and the rules and regulations thereunder, the “FCPA”)), foreign political party or official thereof or candidate of foreign political office for the purpose of (a) influencing any official act or decision of such official, party, or candidate, (b) inducing such official, party, or candidate to use his, her, or its influence to affect any act or decision of a foreign governmental authority, or (c) securing any improper advantage, in the case of clauses (a), (b) and (c) above in order to assist any Seller Party in obtaining or retaining business for or with, or directing business to, any Person, or otherwise in violation of the FCPA or any other applicable anti-corruption law. BridgeBio has instituted and maintains policies and procedures that apply to itself and all BridgeBio Subsidiaries designed to promote and achieve continued compliance with the FCPA and any other applicable anti-corruption laws. To the knowledge of the Seller Parties, none of the Seller Parties, any Subsidiary nor any of their officers, directors, or employees are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law.

Section 4.15 Government Contracts. Except as set forth on Schedule 4.15 of the Disclosure Schedule, no Seller Party nor any Subsidiaries is a party to any contract or agreement with any Governmental Entity and none of such Seller Party’s or such Subsidiary’s accounts receivables or other rights to receive payment, in each case with respect to Product Assets, are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state, county or municipal law.

Section 4.16 Solvency. No Insolvency Event has occurred. None of the Seller Parties nor any Subsidiary plans or intends to, and none of the Seller Parties nor any Subsidiary has received any notice that any other Person plans or intends to, file, make, or obtain any petition, notice, order, or resolution as specified in the definition of “Insolvency Event” or to seek the appointment of a receiver, manager, trustee, liquidator, custodian, or similar fiduciary. BridgeBio has sufficient assets and capital to carry on its businesses as currently conducted and to perform its obligations hereunder. The Seller Parties, collectively, have sufficient assets and capital to carry on their respective businesses as currently conducted and to perform their respective obligations hereunder. The present fair salable value of the property and assets of BridgeBio exceeds the debts and liabilities, including contingent liabilities, of BridgeBio. The present fair salable value of the property and assets of the Seller Parties, collectively, exceeds the debts and liabilities, including contingent liabilities, of the Seller Parties. No Seller Party nor any of its Subsidiaries intends to incur, or believes (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured. BridgeBio does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted. The Seller Parties, collectively, do not have unreasonably small capital with which to conduct their respective businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted. BridgeBio Swiss is not, and will not be after giving effect to the sale of the Purchased Royalty Interest, overindebted (überschuldet) within the meaning of article 725b para. 1 and para. 3 of the Swiss Code of Obligations.

Section 4.17 Security. Upon the effectiveness of the Security Documents and the filing, registration and perfection of the Security Documents within the time periods required by applicable law, the Collateral Agent, on behalf of and for the benefit of the Purchasers, will have a valid and perfected first priority (subject to Permitted Liens that may have priority as a matter of law) security interest in and to all right, title and interest in, to and under the Collateral, subject to the terms of the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement.

Section 4.18 Investment Company Act. No Seller Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

Section 4.19 Healthcare Regulatory. With respect to the Product, except as would not reasonably be expected to, individually or in the aggregate, result in Material Regulatory Liabilities:

(a) Each of the Seller Parties and its Subsidiaries is operating, and since [***] has been operating in compliance with applicable Health Care Program Laws with respect to its activities relating to the Product.

(b) None of the Seller Parties and their Subsidiaries, nor, to the knowledge of the Seller Parties, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, is a party to, or bound by, any Regulatory Action with respect to the Product.

(c) None of the Seller Parties and their Subsidiaries, nor, to the knowledge of the Seller Parties, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R.

§ 1001.1001) thereof, nor any Seller Partner: (A) has been, since [***], convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Programs; (B) has had, Since [***], a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (C) has been listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (D) to the knowledge of the Seller Parties, is the target or subject of any current or potential suit, claim, action, proceeding, arbitration, mediation, inquiry, subpoena or investigation relating to any of the foregoing or any Federal Healthcare Program-related offense. Since [***], none of the Seller Parties and their Subsidiaries, nor, to the knowledge of the Seller Parties, any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) thereof, nor, to the knowledge of the Seller Parties, any Seller Partner, has been or is currently debarred, excluded, disqualified or suspended from participation in any Federal Healthcare Program or under any FDA Laws (including 21 U.S.C. § 335a).

(d) [Reserved].

(e) Since [***], to the knowledge of the Seller Parties, no person has filed or has threatened to file against any Seller Party or any of its Subsidiaries, an action relating to any FDA Law, Public Health Law or Health Care Program Law under any whistleblower statute, including without limitation, the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.) with respect to such Seller Party’s or such Subsidiaries activities relating to the Product.

(f) None of the Seller Parties directly receives any reimbursement from any U.S. third-party payor program, including Federal Healthcare Programs, for the Product.

Section 4.20 Data Protection. Each of the Seller Parties and its Subsidiaries is operating, and since [***], has been operating, in material compliance with applicable Data Protection Laws. None of the Seller Parties and their Subsidiaries is or has since [***] been a “covered entity” or “business associate” as such terms are defined under HIPAA. To the extent required under applicable Data Protection Laws, the Seller Parties and their Subsidiaries (i) have in place and comply in all material respects with their policies and procedures relating to data privacy and security and the collection, retention, protection, use, or other processing of Personal Information, and (ii) have adopted and published privacy notices and policies, that comply in all material respects with applicable Data Protection Laws and to the knowledge of the Seller Parties, accurately describe the privacy practices of such Seller Party or such Subsidiary (as applicable), to any website, mobile application or other electronic platform (collectively, the “Privacy Policies”). To the extent required under applicable Data Protection Laws, each of the Seller Parties and their Subsidiaries has implemented contractual terms that comply, in all material respects, with applicable Data Protection Laws (i) between and among Seller Parties and their Subsidiaries; and (ii) with any Third Party from which any of Seller Parties and/or their Subsidiaries receive Personal Information and/or any Third Party to which any of Seller Parties and/or their Subsidiaries transfer or otherwise disclose Personal Information (collectively, “Data Protection Terms”). The execution, delivery and performance of this Agreement, complies in all material respects with (i) all Data Protection Laws, (ii) Data Protection Terms, and (iii) each of the Seller Parties’ and each of their Subsidiary’s Privacy Policies. Since [***], none of the Seller Parties and their Subsidiaries, nor to the knowledge of the Seller Parties, any Third Party processing Personal Information on behalf of any Seller Party or any of its Subsidiaries, has experienced any incidences in which

Personal Information was subject to any accidental, unauthorized, or unlawful destruction, loss, disclosure or access, except for those that have been remedied without material cost or liability or the duty to notify any other person. Since [***], none of the Seller Parties and their Subsidiaries, nor, to the knowledge of the Seller Parties, any Third Party processing Personal Information on behalf of any of the Seller Parties and their Subsidiaries, has received any: (i) written inquiry or complaint alleging material noncompliance with Data Protection Laws; or (ii) written claim for compensation for loss or unauthorized collection, processing or disclosure of Personal Information, except as would not reasonably be expected to be material to the Seller Parties and their Subsidiaries, taken as whole.

Section 4.21 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the consolidated financial condition of BridgeBio and BridgeBio Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (iii) show all material indebtedness and other liabilities, direct or contingent, of BridgeBio and BridgeBio Subsidiaries as of the date thereof, including material liabilities for Taxes, commitments and Indebtedness.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the consolidated financial condition of BridgeBio and BridgeBio Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of BridgeBio and BridgeBio Subsidiaries as of the date thereof, including material liabilities for Taxes, material commitments and Indebtedness.

Section 4.22 Anti-Terrorism Laws and Sanctions. Such Seller Party and its Subsidiaries are in compliance with Anti-Terrorism Laws and Sanctions. None of such Seller Party, its Subsidiaries, or any of its or their respective directors or officers, or, to the knowledge of the Seller Parties, employees or agents (i) is a Blocked Person; (ii) has engaged in any transactions or dealings with a Blocked Person, or with any property or interests in property of a Blocked Person, on behalf of such Seller Party; or (iii) conducts any business or engages in making or receiving any contribution of funds, goods, or services to or for the benefit of any Blocked Person. None of such Seller Party, its Subsidiaries, nor of its or their officers, directors, employees, or agents shall use any portion of the Investment Amount to fund any activity or business with a Blocked Person or in any other manner that will result in any violation of Anti-Terrorism Laws or Sanctions.

Section 4.23 Disclosures. All written information heretofore furnished to the Collateral Agent or any Purchaser by or on behalf the Seller Parties or their Affiliates (including for the avoidance of doubt, all reports required to be filed by BridgeBio under the Securities Exchange Act of 1934, as amended, but excluding any projections, forecasts and other forward-looking information, budgets, estimates and information of a general economic or industry-specific nature) for purposes of or in connection with any Transaction Document or any transaction contemplated hereby, after giving effect to all supplements thereto made (prior to the time such statement was made) is, taken as a whole, true, complete and correct in all material respects as of the time such statement was made, and neither the Seller Parties nor any of their Affiliates has omitted to state a material fact necessary in order to make such information, taken as a whole, not misleading in light of the circumstances under which they were furnished. In addition, the projections and any other forward looking information furnished to the Collateral Agent or any Purchaser have been prepared based upon assumptions believed by management to be reasonable on the date as of which such information is furnished (it being understood that forecasts and projections are subject to contingencies and no assurance can be given that any forecast or projection will be realized, that actual results may differ significantly from projected results and that such projections and other forward looking information are not a guarantee of performance).

Section 4.24 Centre of main interests. For the purposes of Regulation (EU) 2015/848 on insolvency proceedings (recast) (the “Regulation”), BridgeBio Netherland’s center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in the Netherlands and BridgeBio Netherlands has no establishment (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.

Article V.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby severally (and not jointly or jointly and severally) represents and warrants (with respect to itself only) to the Seller Parties and the Collateral Agent that as of the Effective Date:

Section 5.01 Existence. Solely in the case of CPPIB, CPPIB is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation. Solely in the case of LSI, LSI is a designated activity company with limited liability duly incorporated and validly existing under the laws of Ireland.

Section 5.02 Authorization. Such Purchaser has the requisite right, power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Purchaser.

Section 5.03 Enforceability. This Agreement has been duly executed and delivered by an authorized person of such Purchaser and constitutes the valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

Section 5.04 No Conflicts. The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene or conflict with the organizational documents (or constitutional documents in the case of LSI) of such Purchaser, (b) contravene or conflict with or constitute a material default under any material provision of any law binding upon or applicable to such Purchaser or (c)

contravene or conflict with or constitute a material default under any material agreement or material Judgment binding upon or applicable to such Purchaser.

Section 5.05 Consents. Except for the filing of financing statement(s) in accordance with this Agreement or any filings required by the federal securities laws or stock exchange rules, no consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Entity or other Person is required to be done or obtained by such Purchaser in connection with (a) the execution and delivery by such Purchaser of this Agreement, (b) the performance by such Purchaser of its obligations under this Agreement or (c) the consummation by such Purchaser of any of the transactions contemplated by this Agreement.

Section 5.06 Financing. Such Purchaser has sufficient cash to pay its Pro Rata Share of the Investment Amount on the Funding Date. Such Purchaser acknowledges that its obligations under this Agreement are not contingent on obtaining financing.

Section 5.07 Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of such Purchaser who might be entitled to any fee or commission from any Seller Party in connection with the transactions contemplated by this Agreement.

Article VI.
[***].

[***]

Article VII.
COVENANTS

Section 7.01 Seller Diligence Requirements. The Seller Parties shall, directly or indirectly through their Affiliates or any Licensees, use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in each of the United States, the United Kingdom, France, Germany, Spain and Italy, and use Commercially Reasonable Efforts to Commercialize the Product following such Regulatory Approval. In furtherance of the foregoing, the Seller Parties shall prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary to secure and maintain any Regulatory Approval that is necessary to Commercialize the Product, and, subject to Commercially Reasonable Efforts in jurisdictions other than those specified in the first sentence of this Section 7.01, the Seller Parties shall not, and shall cause its Affiliates to not, withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval for the Product in the Territory.

Section 7.02 Reporting. From and after the Effective Date:

(a) Quarterly Updates. Promptly following the end of each Calendar Quarter, but in any event no later than forty-five (45) calendar days after the end of such Calendar Quarter (or, solely in the case of the fourth Calendar Quarter of a Calendar Year, sixty (60) calendar days thereafter) (in each case, or such later date as the Purchasers may reasonably agree to), the Seller

Parties shall provide the Purchasers and the Collateral Agent with a reasonably detailed report (the “Quarterly Report”) setting forth, with respect to such same period, (1) the Clinical Updates, (2) the Commercial Updates, (3) the Regulatory Updates and (4) the Intellectual Property Updates. The Seller Parties shall prepare and maintain and shall cause their Affiliates and any Licensees to prepare and maintain reasonably complete and accurate records of the information to be disclosed in each Quarterly Report.

(b) Quarterly Financial Statements. Together with each Quarterly Report, the Seller Parties shall provide the Purchasers and the Collateral Agent with:

(i) the consolidated balance sheets BridgeBio and BridgeBio Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of operations and cash flows of BridgeBio and BridgeBio Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, and

(ii) the consolidating balance sheets of the Subsidiary Seller Parties and their Subsidiaries as at the end of such fiscal quarter and the related consolidating statements of operations of the Subsidiary Seller Parties and their Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, in each case, setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year, all in reasonable detail and prepared under GAAP, consistently applied.

(c) Annual Financial Statements. Within ninety (90) days after the last day of each fiscal year, the Seller Parties shall provide the Purchasers and the Collateral Agent with (i) the consolidated balance sheets of BridgeBio and BridgeBio Subsidiaries as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows of BridgeBio and BridgeBio Subsidiaries for such fiscal year; and (ii) with respect to such consolidated financial statements a report thereon of Deloitte & Touche LLP or other such independent certified public accountants of recognized national standing selected by BridgeBio, and reasonably satisfactory to the Required Purchasers in their sole discretion ([***]) (which opinion shall be unqualified as to going concern and scope of audit (other than with respect to or resulting from any upcoming maturity of Indebtedness or any default thereunder), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of BridgeBio and BridgeBio Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP);

(d) Put Option Events. Promptly (and in any event within [***]) upon the occurrence of any Put Option Event or any breach or default by the Seller Parties of any covenant, agreement or other provision of this Agreement or any other Transaction Document, the Seller Parties shall provide written notice thereof to the Purchasers and the Collateral Agent.

(e) Additional Information. Promptly (and in any event within [***]) upon request, the Seller Parties shall also provide the Purchasers with such additional information related to the Product or financial condition of the Seller Parties and their Affiliates as any of the Purchasers may reasonably request from time to time in writing.

(f) Purchaser Meetings. The Seller Parties will, upon the reasonable request of any of the Purchasers (no more than [***]), participate, and cause BridgeBio to participate, in a telephonic or videoconference meeting of Purchasers (at such times reasonably agreed by the Seller Parties and the Purchasers) following the delivery to the Purchasers of the Quarterly Report.

(g) Funding Trigger Date. Promptly (and in any event within [***]) upon the occurrence of the Funding Trigger Date, the Seller Parties shall provide written notice thereof to the Purchasers and the Collateral Agent.

(h) Permitted Royalty Monetization Transaction. Promptly (and in any event within [***]) after entering into any Permitted Royalty Monetization Transaction, the Seller Parties shall provide written notice thereof and unredacted and complete copies of definitive documents governing such Permitted Royalty Monetization Transaction to the Purchasers and the Collateral Agent.

(i) Royalty Monetization Transaction. Without duplication of Section 7.02(h), promptly (and in any event within [***]) after entering into any Royalty Monetization Transaction with respect to any product other than the Product by BridgeBio or any BridgeBio Subsidiary, the Seller Parties shall provide written notice thereof and unredacted and complete copies of definitive documents governing such Royalty Monetization Transaction to the Purchasers and the Collateral Agent.

Notwithstanding the foregoing, documents required to be delivered under Section 7.02(b) and (c) may be delivered electronically and shall be deemed delivered when BridgeBio posts a link to such publicly disclosed documents on its publicly available website.

Section 7.03 Royalty Interest Payments; Royalty Interest Payment Details; Accelerated Payment Amounts.

(a) For each Calendar Quarter (or portion thereof) occurring during the Royalty Interest Payment Term, the Lead Seller (and the other Seller Parties jointly and severally with the Lead Seller) shall pay (or cause to be paid) to each Purchaser its Pro Rata Share of (i) the Royalty Interest Payment for each such Calendar Quarter (or portion thereof) plus (ii) with respect to each of the first four (4) Calendar Quarters ended on or after the Accelerated Payment Trigger Date, the Accelerated Payment Amount for such Calendar Quarter, in each case promptly, ~~but~~and in any event no later than forty-five (45) calendar days after the end of each such Calendar Quarter (or, solely in the case of the fourth Calendar Quarter of a Calendar Year, sixty (60) calendar days thereafter) (in each case, or such later date as the Required Purchasers may reasonably agree to in their sole discretion). A late fee of [***]% over the Prime Rate (calculated on a per annum basis and compounded quarterly) will accrue on all unpaid amounts due to any Purchaser under any Transaction Document (including all unpaid amounts with respect to (i) any

Purchaser’s Pro Rata Share of any Royalty Interest Payment, (ii) any Purchaser’s Pro Rata Share of any Accelerated Payment Amount, (iii) any Purchaser’s Pro Rata Share of any Buy-Out Payment and (~~iii~~iv) any Purchaser’s Reimbursable Expenses) from the date such obligation became due and payable (the “Late Fee”). The imposition and payment of a Late Fee shall not constitute a waiver of any Purchaser’s rights with respect to any payment-related Put Option Event.

(b) Except as expressly otherwise set forth herein, the Seller Parties shall make (or cause to be made) all payments required to be made by the Seller Parties to a Purchaser pursuant to this Agreement in Dollars by wire transfer of immediately available funds, without set-off, reduction or deduction, or withholding for or on account of any Taxes, to the bank account designated in writing from time to time by such Purchaser. The parties will use commercially reasonable efforts to cooperate to reduce or eliminate any withholding Taxes. If any applicable law (as determined in the good faith discretion of the Seller Parties) requires the deduction or withholding of any Tax from any payment by the Seller Parties to a Purchaser pursuant to this Agreement, the Seller Parties shall be entitled to make such deduction or withholding, pay the required amount to the applicable Governmental Entity and, if such Tax is an Indemnified Tax, increase the amount payable to such Purchaser to the extent necessary so that after such deduction or withholding has been made (including such deduction or withholding applicable to additional sums payable under this Section 7.03(b)), such Purchaser receives an amount equal to the amount which it would have received had no such Tax deduction or withholding been required. Any such deducted or withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Purchaser(s) in respect of which such deduction or withholding was made. As soon as practicable after any payment of Taxes by the applicable Seller Party to a Governmental Entity pursuant to this Section 7.03(b), the applicable Seller Party shall deliver to each applicable Purchaser the original or a certified copy of a receipt issued by such Governmental Entity evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Purchaser.

(c) If any Tax deduction on account of Swiss Withholding Tax is required by law in respect of any amount payable by a Swiss Seller Party under a Transaction Document and should it be unlawful for such Swiss Seller Party to comply with Section 7.03(b) for any reason, where this would otherwise be required by the terms of Section 7.03(b), then:

(i) the Applicable Percentage (or other applicable interest rate in relation to that payment) shall be the rate which would have applied to that payment as provided for in the definition of Applicable Percentage (but for its paragraph (b)(iii)) as being relevant for the Royalty Interest Payment owed under Section 7.03(a) (or any other relevant provision in any Transaction Document) divided by 1 minus the rate at which the relevant Tax deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii) the Swiss Seller Party shall:

(A) pay the relevant amount at the adjusted rate in accordance with Section 7.03(c)(i);

(B) make the Tax deduction on the interest so recalculated; and

(C) all references to a rate of interest under a Transaction Document shall be construed accordingly; and

(iii) to the extent that any amount payable by a Swiss Seller Party under any Transaction Document becomes subject to Swiss Withholding Tax, the relevant Purchaser and the relevant Swiss Seller Party shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary (A) for such Swiss Seller Party to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax and (B) to ensure that any person which is entitled to a full or partial refund under any applicable double taxation treaty is so refunded.

(d) For each Calendar Quarter (or portion thereof) occurring during the Royalty Interest Payment Term, the Seller Parties shall provide each Purchaser promptly following the end of such Calendar Quarter, but in any event no later than forty-five (45) calendar days after the end of such Calendar Quarter (or, solely in the case of the fourth Calendar Quarter of a Calendar Year, sixty (60) calendar days thereafter) (in each case, or such later date as the Required Purchasers may reasonably agree to in their sole discretion), a report (a “Revenue Report”) in form reasonably satisfactory to the Required Purchasers in their sole discretion and setting forth in reasonable detail (i) Net Sales for such Calendar Quarter and Calendar Year to date (including a detailed break-down of all permitted deductions used to determine Net Sales), and (ii) (A) the calculation of the Royalty Interest Payment payable to the Purchasers for the applicable Calendar Quarter, identifying the number of units of the Product sold by the Seller Parties, their Affiliates and each Licensee in the Territory and (B) with respect to any sales of a Product invoiced in a currency other than Dollars, the foreign currency exchange rates used (which shall be rates of exchange determined in a manner consistent with BridgeBio’s method for calculating rates of exchange in the preparation of BridgeBio’s financial statements in accordance with GAAP). Such Revenue Report shall be certified by an officer of the Lead Seller and an officer of BridgeBio as true, correct and complete in all material respects and shall include a certification by an officer of the Lead Seller and an officer of BridgeBio, to the extent applicable, as to the occurrence of the 2025 Milestone or the 2026 Milestone. Each Revenue Report in respect of any Calendar Quarter delivered pursuant to this Section 7.03(d) shall be delivered together with a copy of each net sales, revenue, royalty or other report received by a Seller Party from a Product Selling Party in respect of such Calendar Quarter, including, without limitation, any royalty statement received by any Seller Party pursuant to Section 8.5 of the Bayer License Agreement. Each Revenue Report delivered after a [***] Entry shall include a calculation of the annualized Net Sales (as defined in the Bayer License Agreement as in effect on the First Amendment Effective Date) of the Licensed Products (as defined in the Bayer License Agreement as in effect on the First Amendment Effective Date) in the Licensed Territory (as defined in the Bayer License Agreement as in effect on the First Amendment Effective Date) as determined in the manner provided for in Section 8.4(c) of the Bayer License Agreement as in effect on the First Amendment Effective Date.

(e) All proceeds of Net Sales of the Product and any other proceeds of the Product Assets (collectively, “Product Proceeds”) received by any Seller Party or any Subsidiary shall be segregated and deposited or paid into one or more Designated Accounts of a Seller Party. The Designated Accounts shall be used for the sole purposes of receiving Product Proceeds and no funds shall be deposited in the Designated Accounts that do not constitute Product Proceeds. The Seller Parties shall maintain sufficient funds in the Designated Accounts, collectively, to make the requisite Royalty Interest Payment when due.

(f) Each Purchaser shall deliver to the Seller Parties an IRS Form W-9 or applicable IRS Form W-8, as appropriate, or any successor form, as the case may be, properly completed and duly executed by such Purchaser, and such other documentation required under the US Code or reasonably requested by the Seller Parties to certify that such Purchaser is exempt from U.S. federal withholding and backup withholding tax with respect to Royalty Interest Payments under this Agreement. Each Purchaser agrees that if any form or certification such Purchaser previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller Parties in writing of its legal inability to do so.

Section 7.04 Inspections and Audits of the Seller Parties.

(a) Following the Funding Date and upon at least [***] prior written notice and during normal business hours, the Specified Purchasers may cause an inspection and/or audit, by an independent public accounting firm reasonably acceptable to the Lead Seller and subject to a confidentiality agreement between the Seller Parties and such public accounting firm reasonably acceptable to the Lead Seller, the Purchasers and such independent public accounting firm, of the Seller Parties’ books of account, for the sole purpose of determining the correctness of the Royalty Interest Payments made under this Agreement. Upon the Specified Purchasers’ reasonable request, no more frequently than once per calendar year while any out-license remains in effect, the Seller Parties shall use Commercially Reasonable Efforts to exercise any rights any of them may have under any out-license relating to the Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the Royalty Interest Payments made under this Agreement.

(b) Any such inspection and/or audit shall be permitted with respect to the Royalty Interest Payments no more frequently than [***] for the Seller Parties’ books of account for any period commencing no earlier than January 1st of the [***] full Calendar Year preceding the Calendar Year in which the Specified Purchasers submit the written request for such inspection and/or audit.

(c) All of the expenses of any inspection or audit requested by the Purchasers hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) shall be borne by (i) the Purchasers (severally, and not jointly or jointly and severally) based on their Pro Rata Share, if the independent public accounting firm determines that the Royalty Interest Payments previously paid were incorrect by an amount less than or equal to [***] of the Royalty Interest Payments that should have been paid or (ii) the

Seller Parties, if the independent public accounting firm determines that the Royalty Interest Payments previously paid were incorrect by an amount greater than [***] of the Royalty Interest Payments that should have been paid. Any such independent public accounting firm shall not disclose to the Purchasers the confidential information of the Seller Parties relating to the Product except to the extent such disclosure is either necessary to determine the correctness of a Royalty Interest Payment or otherwise would be included in a Quarterly Report or Revenue Report. All information obtained by the Purchasers as a result of any such inspection or audit shall be Confidential Information subject to Article IX. If any audit discloses any underpayments by the Seller Parties to the Purchasers, then each Purchaser’s Pro Rata Share of such underpayment shall be paid by the Seller Parties to each Purchaser within [***] of it being so disclosed, and if any audit discloses any overpayments by the Seller Parties to the Purchasers, then the Seller Parties shall have the right to credit the amount of the overpayment against the immediately succeeding quarterly Royalty Interest Payment (and if necessary, to the next succeeding quarterly Royalty Interest Payment and so forth) until the overpayment has been fully applied. For the avoidance of doubt, no Late Fee shall accrue, and no Put Option Event described in clause (c) of the definition thereof shall be deemed to have occurred, with respect to any underpayments until after the [***] period referred to in the immediately preceding sentence.

(d) Subject to confidentiality and non-use rights and obligations under each of the Stanford License, the Bayer License Agreement and the Alexion License, as applicable, with respect to each audit of Eidos’ or its Affiliates’ records conducted pursuant to (i) Section 8.5 or Section 8.7 of the Stanford License ~~or~~, (ii) Section 8.11 of the Bayer License Agreement or (iii) Section 7.6(b) of the Alexion License, the Seller Parties shall promptly upon the completion of the auditor’s report in respect of each such audit, provide a copy of each such auditor’s report to the Purchasers (and to the extent delivery of a copy of such auditor’s report is prohibited pursuant to the terms of the Stanford License, Bayer License Agreement or Alexion License, as applicable, the Seller Parties shall use commercially reasonable efforts to provide the portion or content of such auditor’s report that is not prohibited from being disclosed pursuant to the terms of such license).

(e) Subject to confidentiality and non-use rights and obligations under each of the Bayer License Agreement and the Alexion License, as applicable, with respect to each audit of (x) Bayer’s records conducted pursuant to Section 8.11 of the Bayer License Agreement or (y) Alexion’s records conducted pursuant to Section 7.6(a) of the Alexion License, as applicable, so long as such disclosure (i) would not violate or breach any confidentiality obligations and (ii) is otherwise not prohibited by the terms of the Bayer License Agreement or Alexion License, as applicable, the Seller Parties shall promptly upon the completion of the auditor’s report in respect of each such audit, provide a copy of each such auditor’s report to the Purchasers (and to the extent delivery of a copy of such auditor’s report is prohibited pursuant to the terms of the Bayer License Agreement or Alexion License, as applicable, the Seller Parties shall use commercially reasonable efforts to provide the portion or content of such auditor’s report that is not prohibited from being disclosed pursuant to the terms of the Bayer License Agreement or Alexion License, as applicable).

Section 7.05 Intellectual Property Matters.

(a) The Seller Parties shall provide to the Purchasers a copy of any written notice received by any Related Party from a Third Party alleging or claiming that the Exploitation of the Product in the Territory infringes or misappropriates any Patents or other Intellectual Property Rights of a Third Party, together with copies of material correspondence sent or received by any Related Party related thereto, as soon as practicable and in any event not more than [***] following such delivery or receipt (or such later date as the Required Purchasers may agree to in their sole discretion).

(b) The Seller Parties shall promptly inform the Purchasers (i) (A) of any actual or suspected infringement or misappropriation by a Third Party of any Patent or other Intellectual Property Right included in the Product IP, and/or (B) upon filing or otherwise submitting a written claim to such Third Party of such actual or suspected infringement or misappropriation, or (ii) if a Seller Party receives a written notice from a Third Party alleging that any Patent or other Intellectual Property Right included in the Product IP is invalid or unenforceable; provided, that, reasonably prior to the Seller Parties’ initiating an enforcement action regarding any suspected infringement or misappropriation by a Third Party of any such Patent or other Intellectual Property Right included in the Product IP, the Seller Parties shall provide the Purchasers with written notice of such enforcement action and thereafter shall provide the Purchasers with additional information regarding such enforcement action on a regular basis, including as reasonably requested by any of the Purchasers in writing. In the event any of the Required Purchasers provide any written comments with respect to the applicable enforcement action or proceeding, or any allegations of invalidity or unenforceability in writing, Seller Parties shall consider such comments in good faith. Further, the Seller Parties shall use Commercially Reasonable Efforts to enforce and defend, or, to the extent the Seller Parties do not have the right to do so under any applicable out-license or in-license, exercise their respective rights to cause the applicable Related Party to enforce and defend, such Product IP, which may include bringing any legal action for infringement or defending any counterclaim of invalidity or unenforceability or action of such Third Party for declaratory judgment of non-infringement or non-interference. The Seller Parties shall use Commercially Reasonable Efforts to, and if requested in writing by the Purchasers, use good faith to consult with the Purchasers, to institute and enforce an enforcement against any infringement by a Third Party with respect to the Patents included within the Product IP that are then-currently listed for the Product in the publication Approved Drug Products with Therapeutic Equivalence Evaluations as published by the FDA (the “Orange Book Patents”) and shall otherwise use Commercially Reasonable Efforts to enforce or defend the Orange Book Patents, as applicable. In connection with any such enforcement or defense of the Orange Book Patents in the United States, the Seller Parties shall retain and employ a team of legal counsel from a law firm with an internationally recognized U.S. patent litigation practice of reputable standing and experience related to the enforcement under the United States Hatch-Waxman Act (1984), as amended, of Patents listed for FDA-approved pharmaceutical products in the publication Approved Drug Products with Therapeutic Equivalence Evaluations as published by the FDA.

(c) The Seller Parties shall, or shall cause their Related Parties to, diligently file, prosecute, maintain and, subject to any applicable in-licenses, enforce all Existing Patents and any Patents or other Intellectual Property Rights included in the Product IP (including, in the case of such prosecution and maintenance, taking any and all reasonably necessary actions to prepare, execute, deliver and file any and all agreements, documents and instruments, which are reasonably necessary to diligently preserve and maintain the Patents included within the Product IP, and prosecuting applications for potential patent term extensions, patent term adjustments, supplementary protection certificates, and the like).

(d) If any Seller Party recovers monetary damages from a Third Party in an action brought for such Third Party’s infringement of any Product IP where such damages, whether in the form of judgment or settlement, are awarded for such infringement of (or for such other action relating to) such Product IP, (i) such recovery will be allocated first to the reimbursement of any expenses incurred by the Seller Parties (or any party to a Permitted License of such Product IP entitled to such reimbursement under any such Permitted License) in bringing such action (including all reasonable attorney’s fees), and (ii) any residual amount of such damages after application of (i) and (ii) will be [***]. If, in connection with the settlement or other resolution of any Third Party’s infringement of any Product IP arising out of, in connection with or otherwise related to the filing of an ANDA (“Third Party ANDA”), the Seller Parties or any of their Affiliates enter into an out-license agreement, a covenant not to sue or similar grant of rights with such Third Party, such out-license agreement, covenants not to sue or similar grant of rights shall be considered a Permitted License and such Third Party or any other counterparty to such agreement, covenant not to sue or similar grant of rights shall be deemed a “Licensee” for the purposes hereof so long as such out-license, covenant not to sue or similar grant of rights (x) complies with each requirement set forth in [***] and (y) is [***].

Section 7.06 Material Licenses.

(a) The Seller Parties shall promptly (and in any event within [***] (or such later date as the Required Purchasers may agree to in their sole discretion)) provide the Purchasers with (i) executed copies of any Material License entered into by the Seller Parties (it being understood and agreed that the Seller Parties’ ability to enter into any Material License is subject to the provisions of Section 7.11(a)(iii)), and (ii) executed copies of each material amendment, supplement, modification or written waiver of any provision of any Material License. The Seller Parties shall not amend or modify in any material respect, terminate or assign, any Material License that could reasonably be expected to materially adversely affect the Purchasers’ rights or economic interests under this Agreement or could otherwise reasonably be expected to result in a Material Adverse Effect. In addition, Eidos (as well as any other Seller Party) shall not amend or modify the Stanford License in a manner that adversely affects (x) [***] or (y) [***], in each case, without the prior written consent of the Purchasers (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to foregoing, no ministerial changes will be considered to adversely effect the Purchaser’s rights or economic interests under this Agreement. For the avoidance of doubt, [***].

(b) Each Seller Party shall comply in all material respects with its obligations under each Material License and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. In addition, Eidos shall not take any action or forego any action that could reasonably be expected to result in a right of termination of the Stanford License. Promptly, and in any event within [***] (or such later date as the Required Purchasers may agree to in their reasonable discretion) following any Seller Party’s notice to a counterparty to any Material License of an alleged breach by such counterparty under any such Material License, the Seller Parties shall provide the Purchasers with a copy thereof. The Seller Parties shall consult with the Purchasers regarding the timing, manner and conduct of any enforcement of the counterparty’s obligations under such Material License. Following such consultation, with respect to any breach of such Material License, the Seller Parties shall exercise such rights and remedies with respect to any such breach (or any dispute related thereto) mutually agreed with the Required Purchasers, whether under the Material License or by operation of law, and in connection with any dispute regarding any such alleged breach or default.

(c) (i) The Seller Parties shall provide the Purchasers with written notice promptly (and in any event [***] (or [***] in the case of Stanford License) (or, in each case, such later date as the Required Purchasers may agree to in their reasonable discretion)) following the termination of, or receipt of any notice of breach received from any counterparty to, any Material License and (ii) the Seller Parties shall take all commercially reasonable action, or, in the case of the Stanford License, all necessary action to cure any such breach as soon as practicable and, in any event, within any cure period provided in any such license agreement.

(d) The Seller Parties (i) shall use Commercially Reasonable Efforts to ensure that all licenses entered into after the date hereof permit the disclosure of information to be provided thereunder to the Purchasers, any purchaser or prospective purchaser in a foreclosure or other transfer of all or any portion of the Collateral (subject to customary confidentiality obligations) and (ii) shall include in all out-licenses it enters into after the date hereof provisions permitting the Seller Parties to audit such licensee and shall use commercially reasonable efforts to include terms and conditions consistent in all material respects with the Purchasers’ rights to audit the Seller Parties set forth in Section 7.04.

Section 7.07 Disclosures.

(a) Notwithstanding anything to the contrary in this Agreement, each of the Seller Parties, on the one hand, and the Purchasers, on the other hand, acknowledges and agrees that the other parties may submit this Agreement to, or file this Agreement with, the securities regulators or to other Persons as may be required by applicable law; provided that if the Seller Parties or any of the Purchasers believe in good faith and based on reasonable advice of counsel that disclosure of this Agreement is required by applicable law or any rules of any stock exchange on which such party or its Affiliates (or, in the case of the Seller Parties, BridgeBio) is listed or trades securities and proposes to file this Agreement with the Securities and Exchange Commission or the securities regulators of any state or other jurisdiction (including the NASDAQ and the New York Stock Exchange), then such party will advise the other parties before making such disclosure or filing and provide such other party a reasonable opportunity to review and comment on (and request) any proposed redactions to such disclosure or filing.

(b) Subject to clause (a) above, except for a press release previously approved in form and substance by the Lead Seller and the Purchasers or any other public announcement using substantially the same text as such press release or include any information regarding the terms of this Agreement that was already disclosed in such press release or a public disclosure that has been made pursuant to clause (a) above, neither the Purchasers nor the Seller Parties shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement or the subject matter hereof without the prior written consent of the other parties.

(c) Notwithstanding the foregoing, the Collateral Agent and each Purchaser may, at its own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos) and may disclose the terms of this Agreement (and the transaction contemplated hereby) in their financial statements; provided that in no event shall any advertisement, announcement or disclosure include any Confidential Information of the Seller Parties without the prior written consent of the Seller Parties.

Section 7.08 Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of the Seller Parties and the Purchasers will use, and will cause its respective Affiliates to use, its and their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable law to consummate the transactions contemplated by this Agreement.

Section 7.09 Further Assurances. The Seller Parties and the Purchasers agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to and carry on the transactions contemplated by this Agreement.

Section 7.10 Use of Proceeds. The Seller Parties shall use the proceeds of the Investment Amount solely for (i) fees, costs and expenses incurred in connection with the execution and delivery of this Agreement and the other documents entered into in connection herewith and the transactions contemplated hereby and thereby and (ii) any other costs and expenses related to the Product and any Product Asset (including, without limitation, routine intercompany, general and administrative, research and development and commercialization costs and expenses to the extent allocable to the Exploitation of the Product).

Section 7.11 Protective Covenants.

(a) The Seller Parties shall not, and shall not permit any Subsidiary to, without the prior written consent of Purchasers:

(i) create, incur, assume or suffer to exist any Lien on the Purchased Royalty Interest, the Royalty Interest Payments, the Product Assets or any “proceeds” (as defined in the UCC) of the foregoing, or any other Collateral, except for, as applicable, any Permitted Lien;

(ii) forgive, release or compromise any amount owed to the Seller Parties or its Subsidiaries or its Affiliates that would constitute the Royalty Interest Payments, other than in the ordinary course of business;

(iii) enter into or permit to exist any license of the Product IP, except Permitted Licenses;

(iv) sell, transfer or dispose of any Product Asset except: (x) among the Seller Parties (other than to BridgeBio Swiss), (y) to a BridgeBio Subsidiary that is not a Seller Party but that becomes a Seller Party (and satisfies the New Seller Party Requirements (as defined below)) concurrently with such sale, transfer or other disposition of such Product Asset, so long as the obligations of such new Seller Party under the Transaction Documents and the Liens in favor of the Collateral Agent granted by such new Seller Party will not be subject to any Corporate Benefit Limitations, or (z) to the extent permitted pursuant to clause (i), (ii) or (iii) of this Section 7.11(a); provided that this clause (iv) shall not restrict (A) the use or other disposition of cash and cash equivalents, (B) the disposition of inventory and obsolete, worn-out or surplus equipment, in each case in the ordinary course of business, (C) the dispositions or discounts of accounts in connection with the compromise, settlement or collection thereof or (D) a Change of Control pursuant to which the Seller Parties concurrently make the Buy-Out Payment to the Purchasers (by direct payment to each Purchaser of its Pro Rata Share thereof);

(v) (x) enter into any Royalty Monetization Transaction with respect to the Product, other than a Permitted Royalty Monetization Transaction and (y) solely in the case of Eidos, BridgeBio Swiss and any Specified Seller Affiliate to which the Stanford License is assigned or that has an exclusive sublicense to the Product IP under the Stanford License, enter into any Royalty Monetization Transaction, other than a Permitted Royalty Monetization Transaction;

(vi) Transfer any assets to BridgeBio Swiss, other than (i) Product Assets in which the Collateral Agent (or the Intercreditor Agent (Swiss), as applicable) will continue to have a perfected Lien after giving effect to such transfer, and (ii) cash;

(vii) Transfer, terminate or amend the Swiss Intercompany License (other than amendments that would not reasonably be expected to adversely affect the rights and remedies of the Collateral Agent (or the Intercreditor Agent (Swiss), as applicable) or the Purchasers hereunder and that are not adverse in any respect to BridgeBio Swiss); ~~or~~

(viii) create, incur, assume or suffer to exist any Indebtedness, except for Permitted Indebtedness~~.~~;

(ix) use the proceeds of the European Royalty Monetization Agreement (including, for the avoidance of doubt, the Purchase Price (as defined in the European Royalty Monetization Agreement)) for any purpose other than (A) the payment of fees, costs and expenses incurred in connection with the execution and delivery of the European Royalty Monetization Agreement or (B) Commercialization of the Product in the United States; or

(x) waive, amend, restate, supplement or otherwise modify any term of, or fail to perform any of its obligations or enforce any of its rights under, the European Royalty Monetization Agreement or any other Transaction Document (as defined in the European Royalty Monetization Agreement) without the prior written consent of the Purchasers (to be given or withheld in their sole discretion).

(b) Following the occurrence of the Funding Trigger Date, the Seller Parties and their Affiliates shall promptly take, or cause to be taken, all actions and shall promptly do, or cause to be done, all things necessary to satisfy the conditions set forth in Section 3.02 of this Agreement, including delivery of the notice required by Section 7.02(g).

(c) The Seller Parties shall, and shall cause each Affiliate to, comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Entity, except where the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) The Seller Parties shall at all times, (i) preserve and keep in full force and effect its existence; provided that any Seller Party may be merged with or into any Seller Party, or be liquidated, wound up or dissolved into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any Seller Party, so long as the obligations of such surviving Seller Party under the Transaction Documents and the Liens in favor of the Collateral Agent granted by such surviving Seller Party will not be subject to any Corporate Benefit Limitations (or, with respect to BridgeBio Swiss, subject to a greater degree of Corporate Benefit Limitations to the extent such Corporate Benefit Limitations were in existence prior to such transaction or series of related transactions) and (ii) maintain all rights and qualifications, franchises, licenses and permits necessary to conduct its business in each jurisdiction in which its business is conducted, except, in each case pursuant to this clause (ii), to the extent that failure to do so could not be reasonably be expected to have a Material Adverse Effect.

(e) The Seller Parties shall, and shall cause each Subsidiary to, comply with Anti-Terrorism Laws and Sanctions. Neither the Seller Parties nor their Subsidiaries shall (i) engage in any transactions or dealings, directly or indirectly, with any Blocked Person (including the making or receiving of any contribution of funds, goods, or services to or for the benefit of any Blocked Person) or involving any property or interests in property of any Blocked Person, or (ii) engage in any or conspire to engage in any transaction that violates any Anti-Terrorism Law or Sanctions.

(f) The Seller Parties shall, and shall cause each Subsidiary to, comply with the FCPA and any other applicable anti-corruption laws and not use any portion of the Investment Amount for the purpose of a direct or indirect offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value to any Person in violation of the FCPA and any other applicable anti-corruption laws.

(g) Notwithstanding anything herein to the contrary, the Seller Parties shall not take any actions, fail to take any actions, permit any actions, fail to permit any actions, enter into any contracts or arrangements, or amend, restate, supplement, waive any rights under or otherwise modify any contracts or arrangements (a) in a manner that would, individually or in the aggregate, reasonably be expected to adversely affect in any material respect the Purchased Royalty Interest or the Royalty Interest Payments, or (b) otherwise with the intent to circumvent the provisions of, or obligations under, this Agreement or any other Transaction Document.

(h) The Seller Parties will furnish to the Collateral Agent and each Purchaser prior written notice of any change in (i) any Seller Party’s legal name or jurisdiction of organization, (ii) any Seller Party’s identity or corporate structure, or (iii) any Seller Party’s U.S. federal or other taxpayer identification number (if any) or chief executive office.

(i) At any time there is any Affiliate of a Seller Party that becomes a Specified Seller Affiliate (or that any Seller Party anticipates will become a Specified Seller Affiliate), the Seller Parties shall (A) promptly notify the Purchasers thereof and (B) no later than the applicable Joinder Deadline, cause each such Affiliate to (w) enter into a joinder agreement to this Agreement and the other Transaction Documents in form and substance reasonably satisfactory to the Required Purchasers in their sole discretion, (x) grant to the Collateral Agent, on behalf of and for the benefit of the Purchasers, Liens on the Collateral pursuant to Security Documents (including Security Documents governed by the law of the jurisdiction in which such Affiliate is organized), which Liens shall be perfected as required by such Security Documents, all to the reasonable satisfaction of the Collateral Agent and the Required Purchasers in their sole discretion, (y) deliver to the Collateral Agent and the Purchasers legal opinions from New York counsel and from local counsel in the jurisdiction in which such Affiliate is organized, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers in their sole discretion, and (z) deliver to the Collateral Agent and the Purchasers such other documentation as shall be reasonably requested by the Collateral Agent or the Required Purchasers (clauses (w), (x), (y) and (z), collectively, the “New Seller Party Requirements”). Notwithstanding anything herein to the contrary, with respect to any Affiliate of the Seller Parties whose agreement to be bound by the obligations under the Transaction Documents, or whose grant or perfection of Liens to the Collateral Agent would be subject to any Corporate Benefit Limitations, the Seller Parties shall not allow any such Affiliate to become (and shall take actions to prevent any such Affiliate from becoming) a Specified Seller Affiliate.

(j) Each Swiss Seller Party shall ensure that it is at all times in compliance with the Non-Bank Rules, provided that a Swiss Seller Party shall not be in breach of this undertaking if its number of creditors in respect of either the 10 Non-Bank-Rule or the 20 Non-Bank Rule is exceeded solely by reason of a failure by one or more Purchasers to comply with their obligations under Section 12.03. For the purpose of its compliance with the 20 Non-Bank Rule under this Section 7.11(j), the number of Purchasers under this Agreement which are not Qualifying Banks shall be deemed to be ten (irrespective of whether or not there are, at any time, any such Purchasers).

Section 7.12 Buy Out Right. On and after the Funding Date, the Lead Seller may, in its sole discretion, terminate this Agreement and repurchase the Purchased Royalty Interest by delivering an irrevocable written notice (a “Buy-Out Notice”) to each Purchaser of its election to make the Buy-Out Payment. The Lead Seller shall, by no later than [***] following delivery of the Buy-Out Notice to the Purchasers, pay to (i) each Purchaser its Pro Rata Share of the Buy-Out Payment and (ii) the Collateral Agent and each Purchaser, any outstanding Reimbursable

Expenses. Notwithstanding the foregoing, any Buy-Out Notice delivered by the Lead Seller may state that such Buy-Out Notice is conditioned upon the effectiveness of a financing or another transaction specified therein, in which case such notice may be revoked by the Lead Seller (by notice to the Purchasers on or prior to the specified effective date) if such condition is not satisfied (provided that the failure of such condition to be satisfied shall not relieve the Seller Parties from their obligations in respect thereof under Article VIII).

Section 7.13 Put Option Event.

(a) In the event that a Put Option Event shall have occurred and be continuing at any time from and after the Funding Date, one or more Purchasers constituting the Specified Purchasers shall have the right, but not the obligation (the “Put Option”), exercisable at any time after the occurrence and during the continuance of such Put Option Event, to require the Seller Parties to repurchase from all of the Purchasers all of their right to receive the Royalty Interest Payments at a repurchase price equal to the Buy-Out Payment; provided that during the occurrence and continuation of an Insolvency Event (an “Automatic Put Option Trigger”), each of the Purchasers shall be deemed to have automatically and simultaneously elected to exercise its Put Option and the Buy-Out Payment shall be immediately due and payable without any further action or notice by any Person. In the event that Purchaser(s) constituting Specified Purchasers elect to exercise the Put Option (other than pursuant to an Automatic Put Option Trigger), such Specified Purchasers shall deliver written notice to any Seller Party (a “Put Option Notice”) with a copy to the other Purchasers, and the Lead Seller (and the other Seller Parties jointly and severally with the Lead Seller) shall, immediately following receipt of the Put Option Notice, repurchase from all of the Purchasers the Purchased Royalty Interest at the Buy-Out Payment in cash, the payment of which shall be made by payment of each Purchaser’s Pro Rata Share of the Buy-Out Payment by wire transfer of immediately available funds to each Purchaser. For the avoidance of doubt, (i) any Purchaser’s election not to exercise the Put Option with respect to any given Put Option Event will not preclude any Purchaser(s) constituting Specified Purchasers from exercising the Put Option during the continuance of such Put Option Event or upon the occurrence and during the continuance of a subsequent Put Option Event, and (ii) a Put Option Event shall be deemed to exist at all times during the period commencing on the date that such Put Option Event occurs until the date on which such Put Option Event is waived in writing by each of the Purchasers pursuant to this Agreement.

(b) Without derogating from the tax treatment specified in Section 12.12, the parties hereto intend for the Purchased Royalty Interest to constitute, a debt obligation of the Seller Parties arising out of a loan made by the Purchasers pursuant to this Agreement in the amount of the Investment Amount and, in consideration for such loan, the Buy-Out Payment shall be due and payable at any time the Put Option is exercised or the Obligations are otherwise accelerated hereunder for any reason, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including where bankruptcy filings or the exercise of any bankruptcy right or power, whether in any plan of reorganization or otherwise, results or would result in a payment, discharge, modification or other treatment of the Purchased Royalty Interests that would otherwise evade, avoid, or otherwise disappoint the expectations of the Purchasers in receiving the full benefit of the bargained-for Buy-Out Payment). Further for the avoidance of doubt, the Buy-Out Payment shall automatically be due and payable upon the occurrence of an

Automatic Put Option Trigger, as if such payment (an “Automatic Put Payment”) were voluntarily elected to be prepaid and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement, by operation of law or otherwise (including, without limitation, on account of any Insolvency Event), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such acceleration, and by mutual agreement of the parties hereto as to a reasonable estimation and calculation of the lost profits or damages of the Purchasers as a result thereof. Any Buy-Out Payment and any Automatic Put Payment under Section 7.13(a) above shall be presumed to be the liquidated damages sustained by each Purchaser as a result of the early termination, acceleration or prepayment and each Seller Party agrees that such Buy-Out Payment and such Automatic Put Payment is reasonable under the circumstances currently existing. In the event a Buy-Out Payment or an Automatic Put Payment is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of any Bankruptcy Law, despite a Put Option Event or an Automatic Put Option Trigger having occurred, such Buy-Out Payment and such Automatic Put Payment shall nonetheless constitute obligations under this Agreement for all purposes hereunder. EACH SELLER PARTY EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING BUY-OUT PAYMENT OR AUTOMATIC PUT PAYMENT IN CONNECTION WITH ANY PUT OPTION EVENT OR AUTOMATIC PUT OPTION TRIGGER, AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED ON PUBLIC POLICY, AMBIGUITY, OR OTHERWISE, INCLUDING IN CONNECTION WITH ANY VOLUNTARY OR INVOLUNTARY ACCELERATION OF THE OBLIGATIONS PURSUANT TO ANY INSOLVENCY PROCEEDING OR OTHER PROCEEDING PURSUANT TO ANY BANKRUPTCY LAWS OR PURSUANT TO A PLAN OF REORGANIZATION. The Seller Parties and the Purchasers acknowledge and agree that any Buy-Out Payment and any Automatic Put Payment due and payable in accordance with this Agreement shall not constitute unmatured interest, whether under Section 502(b)(3) of the Bankruptcy Code or otherwise. Each Seller Party further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. Each Seller Party expressly agrees that (i) each of the Buy-Out Payment and the Automatic Put Payment is reasonable and is the product of an arm’s-length transaction between sophisticated business Persons, ably represented by counsel, (ii) any Buy-Out Payment and any Automatic Put Payment shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Purchasers and the Seller Parties giving specific consideration in this transaction for such agreement to pay the Buy-Out Payment or the Automatic Put Payment, (iv) such Seller Party shall be estopped hereafter from claiming differently than as agreed to in this Section 7.13, (v) such Seller Party’s agreement to pay any Buy-Out Payment or any Automatic Put Payment is a material inducement to the Purchasers to fund the Investment Amount, and (vi) each of the Buy-Out Payment and the Automatic Put Payment represents a good faith, reasonable estimate and calculation of the liquidated damages sustained by the Purchasers and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of such event.

(c) Upon the occurrence and during the continuance of a Put Option Event, the Collateral Agent may, and shall at the request of the Specified Purchasers, exercise on behalf of itself and the Purchasers all rights and remedies available to it and the Purchasers under the

Transaction Documents or applicable law or in equity or under any other instruments, document or agreement now existing or hereafter arising. Subject to the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement, the Collateral Agent shall apply the net proceeds of any collection, recovery, receipt, appropriation, realization or sale of the Collateral or enforcement of the Obligations as follows:

(i) First, to payment of that portion of the Obligations constituting Reimbursable Expenses and indemnities and other amounts payable to the Collateral Agent in its capacity as such;

(ii) Second, to payment of that portion of the Obligations constituting Reimbursable Expenses, indemnities and other amounts (other than the Buy-Out Payment) payable to the Purchasers under the Transaction Documents, among the Purchasers based on their Pro Rata Share; and

(iii) Thereafter, to remaining Obligations (including the Buy-Out Payment) ratably among the Purchasers based on their Pro Rata Share.

Section 7.14 Collateral Agent Fee Letter. The Seller Parties shall pay to the Collateral Agent such fees as shall have been separately agreed upon in the Collateral Agent Fee Letter, in each case at the times and in the manner set forth in the Collateral Agent Fee Letter.

Section 7.15 First Amendment Fee Letter. The Seller Parties shall pay to the Purchasers such fees as shall have been separately agreed upon in the First Amendment Fee Letter, in each case at the times and in the manner set forth in the First Amendment Fee Letter.

Section 7.16 First Amendment Conditions Subsequent.

(a) The Seller Parties shall, within [***], deliver to the Purchasers and the Collateral Agent a duly executed copy of a Swiss law-governed amendment and transfer agreement, which shall be in form and substance satisfactory to the Collateral Agent and the Purchasers in their reasonable discretion (and which shall include, without limitation, provisions reflecting that the pledge of the equity in BridgeBio Swiss as security for the Obligations pursuant to the Collateral Documents (Swiss) (as amended by such amendment and transfer agreement) shall remain in effect) (the “Swiss Amendment and Transfer Agreement”).

(b) Failure by the Seller Parties to so perform the condition subsequent set forth in Section 7.16(a) as and when required by the terms set forth in Section 7.16(a), shall (i) constitute a default hereunder and (ii) result in a default fee in the amount of [***] (the “Default Fee”), which such Default Fee shall be immediately earned, due and payable to the Purchasers in accordance with their Pro Rata Share.

(c) The Default Fee (i) shall be non-refundable when paid, (ii) shall be in addition to any other fees, costs and expenses payable pursuant to this Agreement or any other Transaction Document (subject to the immediately succeeding subclause (iii)) and (iii) shall, solely for purposes of determining the Cap Amount, be deemed to constitute a Royalty Interest Payment under this Agreement. A late fee of [***] will accrue on the Default Fee from the date such obligation became due and payable until such fee is paid in full. The failure to pay the Default

Fee when the same becomes due and payable shall constitute an immediate Put Option Event. The imposition and payment of any late fee shall not constitute a waiver of any Purchaser’s rights with respect to any payment-related Put Option Event.

(d) Following the failure by the Seller Parties to so perform the condition subsequent set forth in Section 7.16(a) as and when required by the terms set forth in Section 7.16(a), the Seller Parties shall continue to work in good faith to promptly deliver the Swiss Amendment and Transfer Agreement to the Purchasers and the Collateral Agent. For the avoidance of doubt, failure to comply with Section 7.16(a) or this Section 7.16(d) shall not result in a Put Option Event.

Article VIII.
INDEMNIFICATION

Section 8.01 General Indemnity. In addition to the payment of expenses pursuant to Section 12.02, from and after the Effective Date, each Seller Party, jointly and severally, hereby agrees to defend, indemnify, pay and hold harmless each of the Collateral Agent and its Affiliates and its and their respective partners, directors, managers, trustees, officers, agents, sub-agents and employees (the “Agent Indemnified Parties”) and the Purchasers and each of their Affiliates and its and their respective partners, directors, managers, trustees, officers, agents and employees (the “Purchaser Indemnified Parties”; and together with the Agent Indemnified Parties, the “Indemnified Parties”) from, against and in respect of all Indemnified Liabilities in all cases, whether based on contract, tort or any other theory, whether brought by a third party or by any Seller Party, and regardless of whether any Indemnified Party is a party thereto and whether or not caused by or arising, in whole or in part, out of the comparative contributory or sole negligence of such Indemnified Party; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party to the extent such Indemnified Liabilities (x) are determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from the gross negligence, willful misconduct, or fraud of such Purchaser Indemnified Party or (y) result from a claim brought by the Seller Parties against such Purchaser Indemnified Party for a material breach of such Purchaser Indemnified Party’s funding obligations hereunder or (z) arise from a dispute solely among the Purchaser Indemnified Parties; provided further, however, that the foregoing shall exclude any indemnification to any Agent Indemnified Party to the extent such Indemnified Liabilities (x) are determined by a court of competent jurisdiction by final and non-appealable judgement to have resulted from the gross negligence or willful misconduct of such Agent Indemnified Party or (y) arise from a dispute solely among the Indemnified Parties (other than against the Collateral Agent in its capacity as such). This Section 8.01 (a) shall not apply with respect to Taxes other than any Taxes that represent Losses arising from any non-Tax claim and (b) shall survive the termination of this Agreement. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 8.01 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Seller Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties or any of them.

Section 8.02 Limitations on Liability. No party hereto shall be liable (and no claim for indemnification hereunder shall be asserted) for any indirect, consequential, punitive, special or incidental damages, including loss of profits, under this Agreement as a result of any breach or violation of any covenant or agreement of such party (including under this Article VIII) in or pursuant to this Agreement. Notwithstanding the foregoing, (i) the Purchasers shall be entitled to make claims for Indemnified Liabilities and Losses that include any portion of the Royalty Interest Payments that the Purchasers were entitled to receive but did not receive timely or at all due to any breach by any Seller Party (or any of its Subsidiaries) of any Transaction Document or any indemnifiable events under this Agreement, and such portion of the Royalty Interest Payments shall not be deemed indirect, consequential, punitive, special or incidental damages, including loss of profits, for any purpose of this Agreement, and (ii) nothing contained in this Section 8.02 shall limit the Seller Parties’ indemnification obligations hereunder to the extent such special, indirect, consequential, punitive or incidental damages are included in any third party claim in connection with which such Indemnified Party is entitled to indemnification under Section 8.01.

Section 8.03 Tax Treatment for Indemnification Payments. Any indemnification payments made pursuant to this ARTICLE VIII will be treated as an adjustment to the purchase price of the Purchased Royalty Interests for U.S. federal income tax purposes to the fullest extent permitted by applicable law, except as otherwise agreed in writing by the parties or to the extent otherwise required pursuant to a “determination,” within the meaning of Section 1313(a) of the U.S. Code; provided that, for the avoidance of doubt, such adjustment, if any, shall not affect the Cap Amount.

Article IX.
CONFIDENTIALITY

Section 9.01 Confidentiality. Except as provided in Section 7.07, this Article IX (including Section 9.02) or otherwise agreed in writing by the parties, the parties agree that, during the term of this Agreement and for [***] thereafter, each party (the “Receiving Party”) shall (a) keep confidential and shall not publish or otherwise disclose any information furnished to it by or on behalf of any other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), and (b) shall not use the Confidential Information of the Disclosing Party for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), except in each case ((a) and (b)) for that portion of such information that the Receiving Party can demonstrate by competent proof:

(a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is independently developed by the Receiving Party or any of its Affiliates without the use of the Confidential Information of the Disclosing Party; or

(e) is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who did not receive such Confidential Information from the Disclosing Party and without obligations of confidentiality with respect thereto.

Section 9.02 Authorized Disclosure.

(a) Any party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations:

(i) for purposes of establishing a “due diligence” defense or enforcing such party’s rights and remedies hereunder and under the other Transaction Documents;

(ii) complying with applicable laws and regulations, including regulations promulgated by securities exchanges;

(iii) complying with a valid order of a court or administrative body of competent jurisdiction or other Governmental Entity;

(iv) disclosure to its Affiliates and its and its Affiliates’ Representatives; provided that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure;

(v) disclosure to its actual or potential assignees, participants, investors, lenders, other financing sources, or acquirers, and their respective accountants, financial advisors and other professional representatives; provided that such disclosure shall be made only to the extent customarily required to consummate such assignment, participation, investment, financing transaction or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or

(vi) upon the prior written consent of the Disclosing Party.

(b) In addition, the Seller Parties may disclose this Agreement and the contents hereof (i) to one or more counterparties to a Material License to the extent required pursuant to the terms thereof, (ii) to the Credit Facility Agent and the lenders under the Senior Credit Facility to the extent required pursuant to the terms thereof, (iii) to any other actual or potential investors, lenders or other financing sources of the Seller Parties or any of their Affiliates to the extent customarily required to consummate such investment or financing transaction (provided that, in each case of the immediately preceding clauses (i), (ii) and (iii), each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure), and (iv) with the prior consent of the Purchasers (such consent not be unreasonably withheld, conditioned or delayed).

(c) Notwithstanding clause (a) above, and subject to Section 7.07, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 9.02(a)(ii) or (iii), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. Without limiting the foregoing, a party may disclose the other party’s Confidential Information, without the other party’s prior written permission, to the extent it is required to do so by law, regulation, or a court or administrative order or an order of another Governmental Entity; however, prior to such disclosure, the compelled party shall notify the other party (which notice shall include a copy of the relevant portion of any applicable subpoena or order) as promptly as possible after it learns of such requirement to disclose, except to the extent such notification would be impractical or legally impermissible (in which event notification shall be made as soon as reasonably practicable and permissible), provide the other party with reasonable opportunity to pursue legal action to prevent or limit the required disclosure, and, if requested, provide reasonable assistance at the other party’s expense in undertaking reasonable legal action to prevent or limit the required disclosure. In the event of any such required disclosure, the party required to disclose the other party’s Confidential Information shall disclose only that portion of the other party’s Confidential Information that it is legally required to disclose based on the advice of its counsel. The Receiving Party shall continue to hold in confidence hereunder any such disclosed Confidential Information of the Disclosing Party unless and until such information is no longer required to be held in confidence under the terms of this Agreement. Notwithstanding anything herein to the contrary, Confidential Information of the Disclosing Party may be disclosed, and notice to the Disclosing Party shall not be required, where disclosure is made by the Receiving Party (x) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party or its Representatives, as the case may be, or (y) in connection with a routine examination or audit by a regulatory or self-regulatory examiner or auditor, where, in each case of the immediately preceding clauses (x) and (y), such request, examination or audit does not expressly reference the Disclosing Party.

(d) Each Purchaser severally (and not jointly or jointly and several) agrees that such Purchaser shall not seek, because of, or based upon, any Confidential Information of the Seller Parties, Patent or any other form of intellectual property protection with respect to, or related to, any such Confidential Information or use the Confidential Information of the Seller Parties to obtain, or seek to obtain, a commercial advantage over the Seller Parties. Without limiting the foregoing, each Purchaser severally (and not jointly or jointly and several) agrees that such Purchaser shall not file any Patent application based upon, disclosing or using any of the Confidential Information of the Seller Parties provided hereunder.

Article X.
TERMINATION

Section 10.01 Term and Expiration; Surviving Payments. Unless earlier terminated as provided in Section 10.02, this Agreement shall be effective as of the Effective Date and shall continue in full force and effect until [***] after the end of the Royalty Interest Payment Term, at which time this Agreement shall automatically terminate, except in each case with respect to any rights or obligations that accrued or arose prior to such termination.

Section 10.02 Termination.

(a) This Agreement shall terminate upon the occurrence of the events set forth below:

(i) In the event that a Change of Control occurs at any time on or after the Effective Date and prior to the Funding Trigger Date, then either the Lead Seller, on behalf of the Seller Parties, or the Specified Purchasers may terminate this Agreement. In connection with any such termination, the Seller Parties shall pay a one-time charge of Twenty Five Million Dollars ($25,000,000) in the aggregate to the Purchasers, the payment of which shall be made by payment of each Purchaser’s Pro Rata Share thereof by wire transfer of immediately available funds to each Purchaser.

(ii) In the event the Funding Trigger Date does not occur on or prior to May 15, 2025, then either the Lead Seller, on behalf of the Seller Parties, or the Specified Purchasers, on behalf of all Purchasers, may terminate this Agreement, at no charge and without premium or penalty.

(iii) If the Seller Parties shall have satisfied each of the conditions set forth in Section 3.02 of this Agreement and the Purchasers fail to pay the Investment Amount within [***] of notice from any Seller Party as to the occurrence of the Funding Trigger Date, the Lead Seller, on behalf of the Seller Parties, may terminate this Agreement at no charge and without premium or penalty.

(iv) If the conditions precedents set forth in Section 3.02 have not been satisfied (or waived by the Purchasers in their sole discretion) within [***] of the occurrence of the Funding Trigger Date, then the Specified Purchasers, on behalf of all Purchasers, may terminate this Agreement, at no charge and without premium or penalty.

(v) If the conditions precedent set forth in Section 3.02(a)(iii), (v) or (vi) have not been satisfied (or waived by the Purchasers in their sole discretion) within [***] of the occurrence of the Funding Trigger Date, but the other conditions precedent in Section 3.02 have been met (other than in the case of the occurrence of a Material Adverse Effect, Section 3.02(a)(ii) solely to the extent such condition cannot be met as a result of such Material Adverse Effect), then the Lead Seller, on behalf of the Seller Parties, may terminate this Agreement, at no charge and without premium or penalty.

(vi) (x) The Lead Seller, on behalf of the Seller Parties, may terminate this Agreement with the consent of each Purchaser; (y) the Purchasers may terminate this Agreement (with respect to all Purchasers) with the consent of the Lead Seller; and (z)

prior to the Funding Trigger Date, the Required Purchasers may terminate this Agreement (with respect to all Purchasers) with the consent of the Lead Seller.

(vii) Payment in full of the Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been made), including the Buy-Out Payment and all Reimbursable Expenses, following the occurrence of a Put Option Event or the exercise of the buy-out right pursuant to Section 7.12.

(b) Upon the first date on which (x) the Royalty Interest Payment Term has ended and (y) all Obligations (other than contingent indemnity or reimbursement obligations for which no claim has been made) have been paid in full, all security interests and Liens granted hereunder and under the Security Agreement shall automatically and immediately terminate, and all rights of the Collateral Agent and the Purchasers to the Purchased Royalty Interest and the Collateral shall automatically and immediately revert to the Seller Parties. Upon any disposition of any Collateral permitted pursuant to clauses (A) through (C) of the proviso set forth in Section 7.11(a)(iv), the security interest in such Collateral shall automatically and immediately terminate. In connection with any such termination and release of security interest, the Collateral Agent shall promptly upon the request of the Lead Seller, at the sole reasonable cost and expense of the Seller Parties, assign, transfer and deliver to the applicable Seller Party, against receipt and without recourse to or warranty by the Collateral Agent such of the Collateral to be released (in the case of a release) as may be in the possession or control of the Collateral Agent, and, with respect to any other Collateral, with such endorsements or proper documents and instruments (including UCC-3 termination statements or releases) reasonably requested by the Lead Seller, acknowledging the termination hereof or the release of such Collateral, as the case may be.

Section 10.03 Survival. Notwithstanding anything to the contrary in this Article X, the following provisions shall survive termination of this Agreement: ARTICLE I; Section 7.04 (Inspections and Audits of the Seller Parties); Article VIII (Indemnification); Article IX (Confidentiality); Section 10.01 (Term and Expiration; Surviving Payments); Section 10.03 (Survival); Article XI (Collateral Agent) and Article XII (Miscellaneous). Termination of this Agreement shall not relieve any party of liability in respect of breaches under this Agreement by any party on or prior to termination.

Article XI.
COLLATERAL AGENT

Section 11.01 Appointment of the Collateral Agent.

(a) ALTER DOMUS (US) LLC is hereby appointed as Collateral Agent hereunder and under the other Transaction Documents and each Purchaser hereby severally (and not jointly or jointly and severally) authorizes ALTER DOMUS (US) LLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Transaction Documents to perform, exercise and enforce any and all other rights and remedies of the Purchasers with respect to the Seller Parties, the Royalty Interest Payments, the Purchased Royalty Interest, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by the Collateral Agent of the rights and remedies specifically authorized to be exercised by the Collateral Agent by the terms of this Agreement or any other Transaction Document.

(b) The Collateral Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Article XI are solely for the benefit of the Collateral Agent and Purchasers and neither the Seller Parties nor any of their Subsidiaries shall have any rights as a third party beneficiary of any of the provisions this Article XI. In performing its functions and duties hereunder, the Collateral Agent shall act solely as an independent, non-fiduciary agent of the Purchasers and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Seller Parties or any of their Subsidiaries. For the avoidance of doubt, it is understood and agreed that the use of the term “agent” herein or in any other Transaction Document (or any other similar term) with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 11.02 Powers and Duties. Each Purchaser irrevocably and severally (and not jointly or jointly and severally) authorizes the Collateral Agent to take such action on such Purchaser’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to the Collateral Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Collateral Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents. The Collateral Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, sub-agents or employees. The Collateral Agent shall not have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Purchaser; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Collateral Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

Section 11.03 General Immunity.

(a) No Responsibility for Certain Matters. The Collateral Agent shall not be responsible to any Purchaser or any other Person for: (i) the creation, perfection or priority of any Lien purported to be created by the Transaction Documents or the value or the sufficiency of any Collateral; or (ii) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Collateral Agent to the Purchasers or by or on behalf of the Seller Parties or any of their Subsidiaries to the Collateral Agent or any Purchaser in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Seller Parties or any of their Subsidiaries or any other Person liable for the payment of any Royalty Interest Payments or other Obligations, nor shall the Collateral Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Investment Amount or as to the existence or possible existence of any Put Option Event or other breach of this Agreement or the other Transaction Documents or to make any disclosures with respect to the foregoing, except as expressly provided in any Transaction Document (including the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement). Anything contained herein to the contrary notwithstanding, the Collateral Agent shall not have any liability arising from confirmations of the amount of outstanding Royalty Interest Payments or the component amounts thereof.

(b) Exculpatory Provisions. The Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Transaction Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, neither the Collateral Agent nor any of its officers, partners, directors, employees or agents:

(i) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Transaction Documents that the Collateral Agent is required to exercise as directed in writing by the Required Purchasers or Specified Purchasers, as applicable (or such other number or percentage of the Purchasers as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances); provided that the Collateral Agent shall not shall not be required to take any action (A) that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Transaction Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law; or (B) unless, upon demand, of the Collateral Agent, the Collateral Agent receives an indemnification satisfactory to it from the Purchasers against all liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Collateral Agent;

(ii) shall be liable to Purchasers or any other Person for any action taken or omitted by the Collateral Agent under or in connection with any of the Transaction Documents: (i) with the consent or at the request of the Required Purchasers or Specified Purchasers, as applicable (or such other number or percentage of the Purchasers as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances), or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order; provided, that, no action taken or not taken with the consent or at the request of the Required Purchasers or Specified Purchasers, as applicable (or such other number or percentage of the Purchasers as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances) shall be considered gross negligence or willful misconduct of the Collateral Agent. Except as otherwise provided in Section 11.03(c), the Collateral Agent shall refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Collateral Agent shall have received a written instruction in respect thereof from the Required Purchasers or Specified Purchasers, as applicable (or such other number or percentage of the Purchasers as shall be necessary, or as the Collateral Agent shall believe in good faith shall be necessary, under the circumstances) and, upon receipt of such instruction, the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for BridgeBio and BridgeBio Subsidiaries), accountants, experts and other professional advisors selected by it; and

(iii) no Purchaser shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with any written instructions of the Required Purchasers, Specified Purchasers or Purchasers; and

(iv) shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Persons. Without limiting the generality of the foregoing, the Collateral Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Purchasers or prospective purchaser is a Disqualified Person or (ii) have any liability with respect to or arising out of any assignment or participation, or disclosure of confidential information, to any Disqualified Person.

(c) Notice of Put Option Event. The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Put Option Event or other breach of this Agreement or the other Transaction Documents unless the Collateral Agent shall have received written notice from a Purchaser or a Seller Party referring to this Agreement, describing such Put Option Event, breach or default, as applicable and stating that such notice is a “notice of Put Option Event” or “notice of breach or default”. The Collateral Agent will notify the Purchasers of its receipt of any such notice. The Collateral Agent shall take such action with respect to any such Put Option Event or breach or default as may be directed by the Specified Purchasers in accordance with this Agreement; provided, however, that unless and until the Collateral Agent has received any such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Put Option Event, breach or default as it shall deem advisable or in the best interest of the Purchasers.

Section 11.04 [Reserved].

Section 11.05 Purchasers’ Representations, Warranties and Acknowledgment.

(a) Each Purchaser severally (and not jointly or jointly and severally) represents and warrants to the Collateral Agent that it has made its own independent investigation of the financial condition and affairs of the Seller Parties and their Subsidiaries in connection with the entry into this Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder and that it has made and shall continue to make its own appraisal of the condition (financial and otherwise) of the Seller Parties and their Subsidiaries. The Collateral Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Purchasers and the Collateral Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Purchasers.

(b) Each Purchaser, by delivering its signature page to this Agreement and funding its Pro Rata Share of the Investment Amount on the Funding Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by the Collateral Agent or Purchasers, as applicable, on the Effective Date and Funding Date, as applicable.

(c) Right to Indemnity. EACH PURCHASER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY, AND NOT JOINTLY, AGREES TO INDEMNIFY AND HOLD HARMLESS THE AGENT INDEMNIFIED PARTIES, TO THE EXTENT THAT SUCH AGENT INDEMNIFIED PARTY SHALL NOT HAVE BEEN TIMELY INDEMNIFIED BY OR REIMBURSED BY ANY SELLER PARTY OR A SUBSIDIARY OF ANY SELLER PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING REASONABLE COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH AGENT INDEMNIFIED PARTY IN ANY WAY RELATING TO, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR ANY OTHER DOCUMENT OR AGREEMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY ANY AGENT INDEMNIFIED PARTY (INCLUDING, WITHOUT LIMITATION, ANY AGENT INDEMNIFIED PARTY’S EXERCISING OF ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES) HEREUNDER OR UNDER THE OTHER TRANSACTION DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH AGENT INDEMNIFIED PARTY, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT INDEMNIFIED PARTY; PROVIDED NO PURCHASER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH AGENT INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. WITHOUT LIMITING THE FOREGOING, EACH PURCHASER SHALL SEVERALLY AND NOT JOINTLY PROMPTLY FOLLOWING WRITTEN DEMAND THEREFOR, PAY OR REIMBURSE THE COLLATERAL AGENT BASED ON AND TO THE EXTENT OF SUCH PURCHASER’S PRO RATA SHARE OF ALL REASONABLE AND DOCUMENTED OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH THE ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ALL SUCH OUT-OF-POCKET COSTS AND EXPENSES INCURRED DURING ANY LEGAL PROCEEDING, INCLUDING ANY PROCEEDING UNDER ANY DEBTOR RELIEF LAW, AND INCLUDING ALL RESPECTIVE FEES, CHARGES AND

DISBURSEMENTS OF COUNSEL FOR THE AGENT INDEMNIFIED PARTIES, TO THE EXTENT THAT THE AGENT INDEMNIFIED PARTIES ARE NOT TIMELY REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF ANY SELLER PARTY). FOR PURPOSES OF THIS SECTION 11.05(c), A PURCHASER’S “PRO RATA SHARE” SHALL BE DETERMINED BASED UPON ITS PRO RATA SHARE AT THE TIME SUCH INDEMNITY OR REIMBURSEMENT IS SOUGHT. EACH PURCHASER HEREBY AUTHORIZES THE COLLATERAL AGENT TO SET OFF AND APPLY ANY AND ALL AMOUNTS AT ANY TIME OWING TO SUCH PURCHASER UNDER ANY TRANSACTION DOCUMENT OR OTHERWISE PAYABLE BY THE COLLATERAL AGENT TO THE PURCHASER FROM ANY SOURCE AGAINST ANY AMOUNT DUE TO THE COLLATERAL AGENT UNDER THIS SECTION. THE Collateral Agent agrees promptly to notify such Purchaser after any such setoff and application IS made by Collateral Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application. IF ANY INDEMNITY FURNISHED TO ANY AGENT INDEMNIFIED PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH AGENT INDEMNIFIED PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH AGENT INDEMNIFIED PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY PURCHASER TO INDEMNIFY ANY AGENT INDEMNIFIED PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH PURCHASER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY PURCHASER TO INDEMNIFY ANY AGENT INDEMNIFIED PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE FIRST SENTENCE OF THIS SECTION 11.05(c).

Section 11.06 Successor Collateral Agent.

(a) The Collateral Agent may resign at any time by giving thirty (30) days’ (or such shorter period as shall be agreed by the Purchasers) prior written notice thereof to the Purchasers and any Seller Party. Upon any such notice of resignation, the Required Purchasers shall have the right, upon five (5) Business Days’ notice to any Seller Party, to appoint a successor Collateral Agent. If no successor shall have been so appointed by the Required Purchasers and shall have accepted such appointment within thirty (30) days after the retiring Collateral Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent as long as such successor Collateral Agent (x) is not a Purchaser nor an Affiliate of any Purchaser, (y) is an entity organized under the laws of the United States or any state thereof, and (z) has a net worth of at least [***]. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date except that in the case of any collateral security held by the Collateral Agent on behalf of the Purchasers under any of the Transaction Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as the Collateral

Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent, at the sole cost and expense of Seller Parties, shall promptly (i) transfer to such successor Collateral Agent all sums, securities or capital stock and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Transaction Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent, to the extent not already discharged above, shall be discharged from its duties and obligations hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of Article VIII, Section 12.02 and this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Collateral Agent hereunder.

(b) Notwithstanding anything herein to the contrary, the Collateral Agent may assign its rights and duties as the Collateral Agent, as applicable, hereunder to an Affiliate thereof without the prior written consent of, or prior written notice to, the Seller Parties or the Purchasers; provided that the Seller Parties and the Purchasers may deem and treat such assigning Collateral Agent as the Collateral Agent for all purposes hereof, unless and until such assigning Collateral Agent provides written notice to any Seller Party and the Purchasers of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as the Collateral Agent hereunder and under the other Transaction Documents.

(c) The Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Transaction Document by or through any one or more sub-agents appointed by the Collateral Agent. The Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 11.03, Section 11.05 and of this Section 11.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Seller Parties, their Subsidiaries or Affiliates and the Purchasers, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent (but only if the Collateral Agent shall have notified the Lead Seller and the Purchasers of the Collateral Agent’s appointment of such sub-agent), and (iii) such sub-agent shall only have obligations to the Collateral Agent and not to any of the Seller Parties, and of their Subsidiaries or Affiliates, any Purchaser or any other Person and no such Persons shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The Collateral Agent shall not be responsible for the negligence or misconduct of any such sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.07 Security Documents.

(a) Collateral Agent under Security Documents. Subject to Section 11.07(b) below, each Purchaser hereby severally (and not jointly or jointly and severally) further authorizes the Collateral Agent, on behalf of and for the benefit of the Purchasers, to be the agent for and representative of the Purchasers with respect to the Collateral, the Security Documents, the Intercreditor Agreement, the European Royalty Monetization Intercreditor Agreement and any guaranty of the Obligations and to hold the Collateral and Liens thereon in the Collateral Agent’s name for the benefit of itself and as agent for the benefit of the Purchasers. Without further written consent or authorization from Purchasers, the Collateral Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other transfer of assets to which the Purchasers have unanimously consented in writing. Upon request by the Collateral Agent at any time, the Required Purchasers, Specified Purchasers or Purchasers, as applicable, will confirm in writing the Collateral Agent’s authority to take or not take an action under this Agreement or any other Transaction Document, and the Collateral Agent shall be entitled to refrain from taking any such action until it receives such written confirmation from the Required Purchasers, Specified Purchasers or Purchasers, as applicable.

(b) Parallel Liability. In this Section 11.07(b), “Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of a Seller Party under or in connection with this Agreement and the other Transaction Documents, but excluding its Parallel Liability. “Parallel Liability” means a Seller Party’s undertaking pursuant to this Section 11.07(b).

(i) Each Seller Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time).

(ii) The parties hereto agree that:

A. a Seller Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities;

B. a Seller Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged;

C. a Seller Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Seller Party to the Collateral Agent (even though that Seller Party may owe more than one Corresponding

Liability to the Purchasers under the Transaction Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and

D. for purposes of this Section 11.07(b), the Collateral Agent acts in its own name and not as agent, representative or trustee of the Purchasers and accordingly holds neither its claim resulting from a Parallel Liability nor any Lien securing a Parallel Liability on trust.

This Section 11.07(b) has been included solely for Dutch law purposes and shall be governed by, and construed in accordance with, the laws of Netherlands.

(c) Right to Realize on Collateral. Anything contained in any of the Transaction Documents to the contrary notwithstanding, the Seller Parties, the Collateral Agent and each Purchaser hereby agree that (i) except as otherwise provided in the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement, no Purchaser shall have any right individually to realize upon any of the Collateral, it being understood and agreed that, except as otherwise provided in the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement, all powers, rights and remedies hereunder may be exercised solely by the Collateral Agent, on behalf of Purchasers in accordance with the terms hereof and all powers, rights and remedies under the Security Documents ~~and the~~, the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement may be exercised (except as otherwise provided in the Intercreditor Agreement and the European Royalty Monetization Intercreditor Agreement) solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code or applicable Bankruptcy Laws, the Collateral Agent or any Purchaser may be the purchaser of any or all of such Collateral at any such sale, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Purchaser or Purchasers in its or their respective individual capacities unless the Required Purchasers shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any such Collateral payable by the Collateral Agent at such sale.

Section 11.08 Agency for Perfection. The Collateral Agent and each Purchaser hereby appoints each other Purchaser as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets which, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Collateral Agent and each Purchaser hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Purchasers as secured parties. Should any Purchaser obtain possession or control of any such Collateral, such Purchaser shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.

In addition, the Collateral Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Transaction Documents. Each Seller Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 11.09 Erroneous Payments.

(a) Each Purchaser hereby agrees that (i) if the Collateral Agent notifies such Purchaser that the Collateral Agent has determined in its sole discretion that any funds received by such Purchaser from the Collateral Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Purchaser (whether or not known to such Purchaser) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Purchaser shall promptly, but in no event later than [***] thereafter, return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Collateral Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Purchaser shall not assert any right or claim to the Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar theory or doctrine. A notice of the Collateral Agent to any Purchaser under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser hereby further agrees that if it receives a payment from the Collateral Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Collateral Agent, (y) that was not preceded or accompanied by notice of payment, or (z) that such Purchaser otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each case, if an error has been made each such Purchaser is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment, and to the extent permitted by applicable law, such Purchaser shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Collateral Agent for the return of any Erroneous Payments received, including without limitation waiver of any defense based on “discharge for value” or any similar theory or doctrine. Each Purchaser agrees that, in each such case, it shall promptly (and, in all events, within [***] of its knowledge (or deemed knowledge) of such error) notify the Collateral Agent of such occurrence and, upon demand from the Collateral Agent, it shall promptly, but in all events no later than [***] thereafter, return to the Collateral Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Purchaser to the date such amount is repaid to the Collateral Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Collateral Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(c) The Seller Parties each hereby agree that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Purchaser that has received such Erroneous Payment (or portion thereof) for any reason (and without limiting the Collateral Agent’s rights and remedies under this Section 11.09), the Collateral Agent shall be subrogated to all the rights of such Purchaser with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Seller Parties, except, in each case and solely with respect to subsection (y) of this clause (c), to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Collateral Agent from the Seller Parties for the purpose of prepaying, repaying, discharging or otherwise satisfying any Obligations owed by the Seller Parties.

(d) In addition to any rights and remedies of the Collateral Agent provided by law, Collateral Agent shall have the right, without prior notice to any Purchaser, any such notice being expressly waived by such Purchaser to the extent permitted by applicable law, with respect to any Erroneous Payment for which a demand has been made in accordance with this Section 11.09 and which has not been returned to the Collateral Agent, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Collateral Agent or any of its Affiliate, branch or agency thereof to or for the credit or the account of such Purchaser. Collateral Agent agrees promptly to notify the Purchaser after any such setoff and application is made by Collateral Agent; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

(e) Each party’s obligations under this Section 11.09 shall survive the resignation or replacement of the Collateral Agent, the termination of the Transaction Documents, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Transaction Document.

Article XII.
MISCELLANEOUS

Section 12.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be by email with PDF attachment, courier service or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a party hereto in accordance with this Section 12.01:

If to the Seller Parties or the Lead Seller:

c/o Eidos Therapeutics, Inc.,

1800 Owens St. Suite C-1200

San Francisco, CA 94158

Attention: Chief Legal Officer

Email: [***]

If to the Collateral Agent:

Alter Domus (US) LLC

225 West Washington Street, 9th Floor

Chicago, Illinois 60606

Attention: [***]

Email: [***]

With a copy to (which shall not constitute notice):

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, Illinois 60606

Attention: Joshua M. Spencer

Email: Joshua.Spencer@hklaw.com and AlterDomus@hklaw.com

If to the Purchasers:

HEDGEWIG FUNDING I LP

c/o Hedgewig Funding I GP Ltd

c/o Walkers Corporate Limited

190 Elgin Avenue,

George Town

Grand Cayman KY1-9008

Cayman Islands

Attention: The Directors

Email: [***]

With a copy to:

Blue Owl Credit Advisors LLC

399 Park Avenue, 37th Floor

New York, NY 10022

Attn: Blue Owl Credit

Email: [***]

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004-2400

Attention: Michael R. Tollini; Gian-Michele a Marca

Email: mtollini@cooley.com; gmamarca@cooley.com

CPPIB Credit Europe S.à r.l.

10-12 Boulevard Roosevelt

L-2450 Luxembourg

Grand Duchy of Luxembourg

Attention: [***]

Email: [***]

CPPIB Credit Investments Inc

One Queen Street East, Suite 2500

Toronto, Ontario

Canada M5C 2W5

Attention: [***]

Telephone: [***]

Email: [***]

All notices and communications under this Agreement shall be deemed to have been duly given (i) when delivered by hand, if personally delivered, (ii) when received by a recipient, if sent by email, with an acknowledgement of receipt being produced by the recipient’s email account, or (iii) [***] following sending within the United States by overnight delivery via commercial one-day overnight courier service.

Section 12.02 Expenses. Except as otherwise provided herein, the Seller Parties agree to promptly reimburse the Purchasers and/or the Collateral Agent from time to time for all Reimbursable Expenses.

Section 12.03 Assignment; Transfer Restrictions.

(a) No Seller Party shall assign or transfer, including by asset sale, merger, change of control, operation of law, or otherwise, its rights and obligations under this Agreement or any of the other Transaction Documents without the Purchasers’ prior written consent, other than a Change of Control pursuant to which the Seller Parties concurrently make the Buy-Out Payment to the Purchasers (by direct payment to each Purchaser of its Pro Rata Share thereof).

(b) Any Purchaser may assign, grant a participation in and/or transfer its rights and obligations hereunder to any Person (other than, so long as no Put Option Event has occurred and is continuing, to a Disqualified Person) with prior notice to the Seller Parties, it being understood and agreed that such notice requirement shall not be deemed to require any Seller Party’s consent for any such assignment, participation or transfer; provided that [***]. The parties shall provide the Collateral Agent with written notice of any such assignment and, in connection therewith to the extent such assignee is not a Purchaser, shall deliver to the Collateral Agent a properly completed and duly executed IRS Form W-9 (or other applicable tax form) for such assignee Purchaser and any other documentation or other information requested by the

Collateral Agent in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act. Upon request of the Collateral Agent, the Lead Seller and the Purchasers shall confirm in writing to the Collateral Agent the names and pro rata shares of all Purchasers party to this Agreement.

(c) Subject to Section 12.03(b) above and except for assignments, participations and/or transfer that comply with the provisions of Section 12.03(b) relating to assignments, participations and/or transfers to a Person that is not a Qualifying Bank, no Purchaser shall enter into any arrangement with another person that is not a Qualifying Bank under which such Purchaser substantially transfers its exposure under this Agreement to that other person, unless under such arrangement throughout the life of such arrangement:

(i) the relationship between the Purchaser and that other person is that of a debtor and creditor (including in the bankruptcy or similar event of the Purchaser);

(ii) the other person will have no proprietary interest in the benefit of this Agreement or in any monies received by the Purchaser under or in relation to this Agreement; and

(iii) the other person will under no circumstances (other than permitted transfers and assignments under Section 12.03(b) above) (x) be subrogated to, or substituted in respect of, the Purchaser’s claims under this Agreement and (y) have otherwise any contractual relationship with, or rights against, the Seller Party under or in relation to this Agreement.

(d) Any purported sale, assignment or transfer in violation of this Section 12.03 shall be null and void.

This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective permitted successors and assigns. Section 12.03(c) has been included solely for Swiss law purposes and shall be governed by, and construed in accordance with, the laws of Switzerland.

Section 12.04 Amendment and Waiver.

(a) This Agreement may be amended, restated, waived, modified or supplemented only in a writing signed by each of the Seller Parties, the Required Purchasers and the Collateral Agent (provided, that, no such amendment, restatement, waiver, modification or supplement shall be effective as to the Collateral Agent unless and until the Collateral Agent receives a copy thereof); provided that any amendment, restatement, waiver, modification or supplement of the following provisions shall require consent of each Purchaser affected by such amendment, restatement, waiver, modification or supplement: (i) definitions of “2025 Milestone,” “2026 Milestone,” “Accelerated Payment Amount”, “Accelerated Payment Trigger Date”, “Affiliate”, “Annual Net Sales,” “Applicable Percentage,” “Buy-Out Payment,” “Cap Amount,” “[***],” “Net Sales,” “Pro Rata Share,” “Purchased Royalty Interest,” “Put Option Event,” “Royalty Interest Payment,” “Royalty Interest Payment Term,” “Required Purchasers,” and “Specified Purchasers”,

(ii) Section 2.01, (iii) Article III, (iv) Section 7.03, (v) Section 7.12, (vi) Section 7.13, (vii) Article VIII, (viii) Article X, (ix) this Section 12.04(a) and (x) any amendment, restatement, waiver, modification or supplement of any other provision of this Agreement that would result in any distribution being made to the Purchasers other than in proportion to each Purchaser’s Pro Rata Share.

(b) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No course of dealing between the parties hereto shall be effective to amend, modify, supplement or waive any provision of this Agreement.

Section 12.05 Entire Agreement. This Agreement, the Exhibits annexed hereto and the Disclosure Schedule constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede all other understandings and negotiations with respect thereto, including without limitation, (a) that certain Confidentiality Agreement, dated as of [***], by and between [***], (b) that certain Confidentiality Agreement, dated as of [***], by and between [***], (c) the Term Sheet and (d) [***].

Section 12.06 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Seller Parties and the Purchasers and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to confer on or on behalf of any Person any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof, except with respect to any indemnitees expressly provided for under Article VIII.

Section 12.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 12.08 Jurisdiction; Venue.

(a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS RESPECTIVE PROPERTY AND ASSETS, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY APPELLATE COURT THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, AND THE PURCHASERS AND THE SELLER Parties EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREE THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE PURCHASERS AND THE SELLER Parties EACH HEREBY AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW. EACH OF THE PURCHASERS AND THE SELLER Parties HEREBY SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION AND VENUE OF

SUCH NEW YORK STATE AND FEDERAL COURTS. NOTHING IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT SHALL AFFECT ANY RIGHT THAT THE PURCHASERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT AGAINST THE SELLER Parties OR THEIR AFFILIATES OR THEIR OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE PURCHASERS AND THE SELLER Parties EACH AGREE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT PROCESS MAY BE SERVED ON THE PURCHASERS OR THE SELLER Parties IN THE SAME MANNER THAT NOTICES MAY BE GIVEN PURSUANT TO Section 12.01 HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PURCHASERS AND THE SELLER Parties HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) Each party hereto irrevocably and unconditionally waives any right to trial by jury with respect to any proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby.

Section 12.09 Severability. In the event that any provision of this Agreement is deemed to be invalid, illegal or unenforceable by reason of the operation of any law or by reason of the interpretation placed thereon by any court or governmental authority, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected provision shall be modified to the minimum extent permitted by law so as to most fully achieve the intention of this Agreement.

Section 12.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties may be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly each of the parties agrees that, without posting bond or other undertaking, the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including (a) the obligations of the Purchasers to pay to the Lead Seller their Pro Rata Share of the Investment Amount and (b) the obligations of the Seller Parties to make payments in respect of the Purchased Royalty Interest and to pay the Buy-Out Payment) in any action, suit or other proceeding instituted in any court permitted by (and in compliance with) Section 12.08 in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it shall not assert that the defense that a remedy at law would be adequate.

Section 12.11 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy, facsimile or other similar means of electronic transmission, including “PDF,” shall be considered original executed counterparts, provided receipt of such counterparts is confirmed. For the purposes of this Section 12.11, “electronic signature” shall be construed so as to include the electronic signature of each witness, if any, of an electronic signature used to execute this Agreement. The words “execution”, “execute”, “signed”, “signature” and words of like import in this Agreement or in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Required Purchasers, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.12 Relationship of the Parties; U.S. Tax Treatment; Cooperation.

(a) No party hereto has any fiduciary or other special relationship with any other party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein shall be deemed to constitute the Purchasers, the Seller Parties, or any of their Affiliates as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Purchasers and the Seller Parties acknowledge and agree that the Purchasers’ interests hereunder (including the Purchased Royalty Interest) are not equity interests and that the Purchasers shall have the rights of a secured party (as defined in the UCC) with respect to the Purchased Royalty Interest.

(b) For U.S. federal, state and local income tax purposes, the Seller Parties and the Purchasers agree that (i) the transactions contemplated by this Agreement shall not be treated as an indebtedness, (ii) any income to the Purchasers pursuant to this Agreement shall be treated as income from sources without the United States, and (iii) if, notwithstanding clause (ii), a “determination” (within the meaning of Section 1313(a) of the US Code) is made, or the parties determine, that, due to a change in law or circumstances, any income to the Purchasers pursuant to this Agreement constitutes income from sources within the United States, such income shall be treated as other financial income that is not dividend, interest or royalties for U.S. federal, state or local income tax or applicable U.S. income tax treaty purposes. The Purchasers and the Seller Parties agree that they shall not take any position that is inconsistent with this Section 12.12(b) with respect to withholding on any payment and in any filing with any Governmental Entity or any audit or other tax-related administrative or judicial proceeding unless the other parties hereto have consented in writing to such actions or to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the US Code, or a comparable provision of non-U.S. law. Each of the Purchasers and the Seller Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns and any audit, litigation or other proceeding with respect to taxes relating to the Purchased Royalty Interest. If there is an inquiry by any Governmental Entity of the Purchasers or the Seller Parties related to the tax treatment described in this Section 12.12(b), the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 12.12(b).

Section 12.13 Intercreditor Agreement. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict between the express terms and provisions of this Agreement relating to any Liens granted in the Collateral, on the one hand, and of the Intercreditor Agreement ~~or~~, the European Royalty Monetization Intercreditor Agreement or other intercreditor agreement (if applicable), on the other hand, the terms and provisions of the Intercreditor Agreement, the European Royalty Monetization Intercreditor Agreement or such other intercreditor agreement, as applicable, shall prevail.

Section 12.14 Joint and Several Liability.

(a) Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, with respect to each Seller Party (other than the Guarantors), (i) the representations, warranties, covenants, agreements and obligations of such Seller Party or of the Seller Parties under this Agreement and the other Transaction Documents shall be joint and several, (ii) such Seller Parties shall be jointly and severally liable for any and all obligations and liabilities of a Seller Party or of the Seller Parties under this Agreement and the other Transaction Documents (including in respect of any Indemnified Liabilities and Losses) and (iii) without limiting the foregoing, such Seller Party shall be jointly and severally liable with the Lead Seller for the payment when due of each Royalty Interest Payment and Buy-Out Payment.

(b) Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, each Seller Party (other than the Guarantors) shall be jointly and severally obligated to pay and perform all obligations under the Transaction Documents, including, but not limited to, the obligation to make payments in respect of the Purchased Royalty Interest and all other Obligations, regardless of which Seller Party received the Investment Amount, Net Sales or the proceeds of any of the foregoing, as if each Seller Party directly received such Investment Amount, such Net Sales and such proceeds.

(c) Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, each Seller Party acknowledges and agrees that the Seller Parties prepare consolidated financial statements and each such Seller Party will obtain benefits from the incurrence of obligations under, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents, and accordingly each Seller Party desires to execute this Agreement and the other Transaction Documents and agree to the joint and several liability referred to in this Section to induce Purchasers to enter into, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents.

(d) Each Seller Party waives (a) any right to require any Beneficiary, as a condition of payment or performance by such Seller Party, to (i) proceed against any other Seller Party or any other Person, (ii) proceed against or exhaust any security held from any other Seller Party or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account (as defined under the UCC) or credit on the books of any Beneficiary in favor of any other Seller Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Seller Party including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Seller Party from any cause other than payment in full in cash of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Seller Party’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Seller Party’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to the Seller Parties and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. The Collateral Agent and the Purchasers may exercise or not exercise any right or remedy they have against any Seller Party or any security (including the right to foreclose by judicial or non-judicial sale) without affecting any other Seller Party’s liability or any Lien against any other Seller Party’s assets. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, until the indefeasible payment in cash in full of the Obligations (other than inchoate indemnity obligations for which no claim has yet been made) and termination of this Agreement, each Seller Party irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating a Seller Party to the rights of the Collateral Agent and the Purchasers under the Transaction Documents) to seek contribution, indemnification or any other form of reimbursement from any other Seller Party, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by any Seller Party with respect to the Obligations in connection with the Transaction Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by a Seller Party with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void. If any payment is made to a Seller Party in contravention of this Section, such Seller Party shall hold such payment in trust for the Collateral Agent and the Purchasers and such payment shall be promptly delivered to Collateral Agent for application to the Obligations, whether matured or unmatured.

Section 12.15 Representation of Dutch Parties. If any party to this Agreement incorporated under the laws of the Netherlands is represented by an attorney in connection with the signing and/or execution of this Agreement, it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of that attorney’s authority and effects of that attorney’s exercise, or purported exercise, of his or her authority shall be governed by the laws of the Netherlands.

Section 12.16 Patriot Act. Collateral Agent (for itself and behalf of no other Person) hereby notifies the parties hereto that, pursuant to the requirements of the USA PATRIOT Act, it may be required to obtain, verify and record information that identifies certain Persons party hereto, which information includes the name and address of such Persons and such other information that will allow Collateral Agent (for itself and behalf of no other Person) to identify such Persons in accordance with the USA PATRIOT Act.

Section 12.17 Lead Seller. Subject in all respects to Section 12.14, each Seller Party hereby designates the Lead Seller to receive the Investment Amount for the Lead Seller’s own account and to make all payments under this Agreement for the Lead Seller’s own account. In addition, each Seller Party hereby designates the Lead Seller as its representative and agent for purposes of receiving or providing any notices or communications under this Agreement. The Collateral Agent and the Purchasers may regard any notice or other communication pursuant to any Transaction Document from the Lead Seller as a notice or communication from each Seller Party.

Article XIII

GUARANTY AND SWISS LIMITATIONS

Section 13.1 Guaranty of the Obligations. Subject to the provisions of Section 13.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty for the ratable benefit of the Beneficiaries the due and punctual payment in full and performance of all Obligations when the same shall become due or required, whether at stated maturity, by required prepayment, declaration, acceleration, upon exercise of Put Option Event, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 13.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Guarantor shall be entitled to a contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to any Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to any Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Guarantor for purposes of this Section 13.2, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. “Aggregate Payments” means, with respect to any Guarantor as of any date of determination, an amount equal to (A) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 13.2), minus (B) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 13.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Guarantor. The allocation among Guarantors of their obligations as set forth in this Section 13.2 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 13.2.

Section 13.3 Payment by Guarantors. Subject to Section 13.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Seller Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to the Purchasers for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid amount of all Guaranteed Obligations then due as aforesaid, any accrued and unpaid interest or Late Fee on such Guaranteed Obligations (including interest or Late Fee which, but for any Seller Party becoming the subject of a case under the Bankruptcy Code or any other Bankruptcy Law, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Seller Party for such interest or Late Fee in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 13.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Collateral Agent and Specified Purchasers may enforce this Guaranty upon the occurrence of a Put Option Event notwithstanding the existence of any dispute between the Seller Parties and any Beneficiary with respect to the existence of such Put Option Event;

(c) the obligations of each Guarantor hereunder are independent of the obligations of other Seller Parties and the obligations of any other guarantor (including any other Guarantor) of the obligations of Seller Parties, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Seller Parties or any of such other guarantors and whether or not any Seller Party is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Collateral Agent or any Purchaser is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any Seller Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness or obligations other than the Guaranteed Obligations) to the payment of indebtedness or obligations other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Seller Party or any of their Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which any Seller Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 13.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any other Seller Party, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any other Seller Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account (as defined under the UCC) or credit on the books of any Beneficiary in favor of any other Seller Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Seller Party or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Seller Party or any other Guarantor from any cause other than payment in full in cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Seller Parties and notices of any of the matters referred to in Section 13.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 13.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in cash in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any other Seller Party (including any other Guarantor) or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Seller Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Seller Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 13.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any other Seller Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any other Seller Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for the Collateral Agent and the Purchasers on behalf of Beneficiaries and shall forthwith be paid over to the Collateral Agent and the Purchasers for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 13.7 Subordination of Other Obligations. Any Indebtedness or other obligations of the Seller Parties (including any Guarantor) now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness or other obligations collected or received by such Guarantor after a Put Option Event has occurred and is continuing shall be held in trust for the Collateral Agent and the Purchasers on behalf of Beneficiaries and shall forthwith be paid over to the Collateral Agent and the Purchasers for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision hereof.

Section 13.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 13.9 Authority of Guarantors or Seller Parties. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or any other Seller Party or the officers, directors or agents acting or purporting to act on behalf of any of them.

Section 13.10 Financial Condition of Seller Parties. Any extension of credit may be made to any Seller Party or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of such Seller Party at the time of any such grant or continuation is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of a Seller Party. Each Guarantor has adequate means to obtain information from any other Seller Party on a continuing basis concerning the financial condition of such Seller Party and its ability to perform its obligations under the Transaction Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Seller Parties and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Seller Party now known or hereafter known by any Beneficiary.

Section 13.11 Bankruptcy, Etc.(a)

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Required Purchasers, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Seller Party (including any other Guarantor). The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, administration, reorganization, liquidation, examinership or arrangement of any Seller Party (including any other Guarantor) or by any defense which such Seller Party or such other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest or Late Fee on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest or Late Fee on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest or Late Fee as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Seller Party of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, examiner, administrator, debtor in possession, assignee for the benefit of creditors or similar person to pay the Collateral Agent and the Purchasers, or allow the claim of the Collateral Agent and the Purchasers in respect of, any such interest or Late Fee accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Seller Parties, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 13.12 [Reserved].

Section 13.13 Swiss Limitations. Notwithstanding anything to the contrary in this Agreement and any other Transaction Document to which BridgeBio Swiss is or will be a party, the obligations of, and any Lien granted by, BridgeBio Swiss (and the respective rights of the Collateral Agent and the Purchasers) under this Agreement and any such other Transaction Document are subject to the following limitations and procedures:

(a) If and to the extent:

(i) BridgeBio Swiss becomes directly or indirectly liable (in particular, by a joint and several liability pursuant to Section 12.14 or otherwise), guarantee (or indemnity) and/or grants a Lien under any Transaction Document for, and/or to secure, obligations of any of its (direct or indirect) parent companies (upstream liability/Lien) or sister companies (cross-stream liability/Lien) (the “Restricted Obligations”); and

(ii) BridgeBio Swiss’s payment under such liability and/or the application of any proceeds from enforcing such Lien to discharge the Restricted Obligations would constitute a repayment of capital (Einlagerückgewähr/Kapitalrückzahlung), a violation of the legally protected reserves (gesetzlich geschützte Reserven) or the payment of a (constructive) dividend (Gewinnausschüttung) under Swiss corporate law or would otherwise not be permitted under applicable law,

BridgeBio Swiss’s payment obligation under such liability and/or the application of any proceeds from enforcing such Lien to be used to discharge the Restricted Obligations shall be limited to the maximum amount permitted under applicable law and practice at the time of payment and/or enforcement (the “Maximum Amount”); provided that:

(A) the Maximum Amount shall not be less than the profits and reserves of BridgeBio Swiss available for distribution as dividends determined in accordance with Swiss law and applicable Swiss accounting principles at the time of payment and/or enforcement;

(B) such limitation is required under the applicable law at that time; and

(C) such limitation shall not free BridgeBio Swiss from its respective payment obligations (and/or affect the respective Lien granted by BridgeBio Swiss) in excess of the Maximum Amount, but merely postpone the performance date of such payment obligations and/or the time of using proceeds from enforcing such Lien towards discharging the Restricted Obligations until such time or times as performance and/or using enforcement proceeds is again permitted under then applicable law.

(b) In case BridgeBio Swiss’s payments made and/or the proceeds from enforcing a Lien granted by BridgeBio Swiss and used to discharge the Restricted Obligations are by law subject to Swiss Withholding Tax:

(i) if and to the extent legally possible, BridgeBio Swiss shall use reasonable efforts to procure that such payment can be made and/or enforcement proceeds can be used without a Swiss Withholding Tax deduction, by way of discharging BridgeBio Swiss’s obligations in respect of Swiss Withholding Tax by notification pursuant to applicable law (including tax treaties), rather than by way of payment of Swiss Withholding Tax;

(ii) if and to the extent the notification procedure pursuant to sub-paragraph (b)(i) of this Section 13.13. is not legally available:

(A) in the event of BridgeBio Swiss’s payments: BridgeBio Swiss shall deduct Swiss Withholding Tax at such rate (currently [***]% at the date of this Agreement, subject to applicable tax treaties) as is in force from time to time from any such payment and promptly pay the amount of such Swiss Withholding Tax to the Tax Swiss Federal Tax Administration and provide evidence of such payment to the Collateral Agent and the Purchasers; and/or

(B) in the event of application of proceeds from enforcing Liens: The Collateral Agent (as directed by the Required Purchasers) shall deduct Swiss Withholding Tax at such rate (currently [***]% at the date of this Agreement, subject to applicable tax treaties) as is in force from time to time from any such enforcement proceeds and pay (in the name and for account of BridgeBio Swiss) the amount of such Swiss Withholding Tax to the Tax Swiss Federal Tax Administration within [***] after presentation by BridgeBio Swiss to the Collateral Agent and the Purchasers of the relevant form of the Swiss Federal Tax Administration, it being agreed that BridgeBio Swiss shall promptly complete the relevant form of the Swiss Federal Tax Administration and submit it to the Collateral Agent and the Purchasers for approval (in case of the Collateral Agent, as directed by the Required Purchasers), such approval not to be unreasonably withheld;

(iii) BridgeBio Swiss shall promptly notify the Collateral Agent and the Purchasers upon, as applicable, making the notification pursuant to sub-paragraph (b)(i) of this Section 13.13 and/or the Swiss Withholding Tax payment pursuant to sub-paragraph

(b)(ii)(A) of this Section 13.13, in each case accompanied with appropriate documentary evidence; and

(iv) in case of a deduction of Swiss Withholding Tax, BridgeBio Swiss shall use reasonable efforts to ensure that any person (other than the Collateral Agent and the Purchasers and/or Secured Parties, respectively) who is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment or enforcement proceeds will, as soon as possible after such deduction:

(A) request a refund of Swiss Withholding Tax under applicable law (including tax treaties); and

(B) pay to the Collateral Agent and/or the Purchasers, as applicable, upon receipt any amount so refunded,

and, if the Collateral Agent or a Purchaser and/or a Secured Party, respectively, is entitled to a full or partial refund of Swiss Withholding Tax deducted from such payment or enforcement proceeds, BridgeBio Swiss shall promptly upon request provide the Collateral Agent or the relevant Purchaser and/or Secured Party, respectively, with the documents required by law (including tax treaties) to be provided by the payer of Swiss Withholding Tax in order to enable the Collateral Agent (as directed by the Required Purchasers) or the relevant Purchaser and/or Secured Party, respectively, to prepare a claim for refund of Swiss Withholding Tax.

(c) If Swiss Withholding Tax is to be deducted in accordance with paragraph (b) of this Section 13.13, the Collateral Agent (as directed and calculated by the Required Purchasers) shall be entitled to request, until the Maximum Amount is reached, further payments from BridgeBio Swiss and/or apply further proceeds from the enforcement of a Lien to discharge Restricted Obligations up to an amount which is equal to that amount which would have been obtained if no deduction of Swiss Withholding Tax were required.

(d) Upon written request by the Required Purchasers at the time when BridgeBio Swiss’s payment is required and/or a Lien granted by BridgeBio Swiss is enforced to discharge the Restricted Obligations, BridgeBio Swiss shall promptly take and/or cause to be taken the following:

(i) preparation of an up-to-date (interim) audited balance sheet of BridgeBio Swiss;

(ii) confirmation of the auditors of BridgeBio Swiss that the relevant amount represents the Maximum Amount (to the extent required by applicable Swiss law);

(iii) passing of quotaholders’ resolutions to approve the (resulting) distribution;

(iv) conversion of restricted reserves into profits and reserves freely available for the distribution as dividends (to the extent permitted by mandatory Swiss law);

(v) revaluation of BridgeBio Swiss’s hidden reserves (to the extent permitted by mandatory Swiss law);

(vi) write-up or realization any of BridgeBio Swiss’s assets that are shown in its balance sheet with a book value that is significantly lower than the market value of the assets, in case of realization, however, only if such assets are not necessary for BridgeBio Swiss’s business (nicht betriebsnotwendig) (in each case, to the extent permitted by applicable law and Swiss accounting standards); and

(vii) all other measures that are necessary or useful to allow BridgeBio Swiss’s payments and/or the application of enforcement proceeds with a minimum of limitations.

(e) The limitations and procedures of this Section 13.13 shall also apply to any other obligation of BridgeBio Swiss under any Transaction Document to grant economic benefits to of any of its (direct or indirect) parent companies (upstream) or sister companies (cross-stream), including, for the avoidance of doubt, any waiver of set-off or subrogation rights or any subordination or waiver of intra-group claims.

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